     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1995

                                                        REGISTRATION NO. 33-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             PP&L RESOURCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      COMMONWEALTH OF                4911                    23-2758192
       PENNSYLVANIA            (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

             TWO NORTH NINTH STREET, ALLENTOWN, PENNSYLVANIA 18101
                                (610) 774-5151
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                    JOHN R. BIGGAR, VICE PRESIDENT-FINANCE
                      PENNSYLVANIA POWER & LIGHT COMPANY
                            TWO NORTH NINTH STREET
                         ALLENTOWN, PENNSYLVANIA 18101
                                (610) 774-5151
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                             VINCENT PAGANO, ESQ.
                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 455-3125

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

                               ----------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                          PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
       REGISTERED        REGISTERED(1)  PER UNIT(2)    OFFERING PRICE      FEE(3)
- ------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................   159,980,922     $20.5625    $3,289,607,708.63 $533,798.41

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes (a) 156,392,018 shares to be issued in exchange for shares of Common Stock of Pennsylvania Power & Light Company ("PP&L") upon the effectiveness of the proposed Restructuring referred to herein and (b) 3,588,904 shares in connection with the Dividend Reinvestment Plan of the PP&L, which is to be assumed by the Registrant upon the effectiveness of the restructuring.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), based on the average of the high and low sales prices for shares of Common Stock of Pennsylvania Power & Light Company on the New York Stock Exchange consolidated tape on February 27, 1995.
(3) Pursuant to Rule 457(b), the total required fee of $1,134,347.49 has been reduced by the $600,549.08 filing fee previously paid at the time of filing of preliminary proxy materials in connection with this transaction on January 10, 1995.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              PP&L RESOURCES, INC.

  CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K SHOWING THE LOCATION IN THE PROXY STATEMENT AND PROSPECTUS OF THE INFORMATION
               REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH
                               PART 1 OF FORM S-4

               FORM S-4 ITEM NUMBER                  LOCATION OR HEADING IN THE
                    AND CAPTION                    PROXY STATEMENT AND PROSPECTUS
               --------------------                ------------------------------
  1. Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.  Facing page; Outside Front Cover Page of Proxy Statement and Prospectus
  2. Inside Front and Outside Back Cover
      Pages of Prospectus....................  "Available Information";
                                                "Incorporation of Certain Documents
                                                by Reference"; "Table of Contents"
  3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..........  Outside Front Cover Page of Proxy
                                                Statement and Prospectus; "Summary"
  4. Terms of the Transaction................  "Summary"; "Proposal No. 1; Holding
                                                Company Restructuring"
  5. Pro Forma Financial Information.........                    *
  6. Material Contacts With the Company Being
      Acquired...............................  "Proposal No. 1: Holding Company
                                                Restructuring"
  7. Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters..............                    *
  8. Interests of Named Experts and Counsel..                    *
  9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................                    *
 10. Information with Respect to S-3
      Registrants............................  "Available Information";
                                                "Incorporation of Certain Documents
                                                by Reference"
 11. Incorporation of Certain Information by
      Reference..............................  "Available Information";
                                                "Incorporation of Certain Documents
                                                by Reference"
 12. Information with Respect to S-2 or S-3
      Registrants............................                    *
 13. Incorporation of Certain Information by
      Reference..............................                    *
 14. Information with Respect to Registrants
      other Than S-3 or S-2 Registrants......                    *
 15. Information with Respect to S-3
      Companies..............................  "Available Information";
                                                "Incorporation of Certain Documents
                                                by Reference"
 16. Information with Respect to S-2 or S-3
      Companies..............................                    *
 17. Information with Respect to Companies
      Other Than S-3 or S-2 Companies........                    *

               FORM S-4 ITEM NUMBER                   LOCATION OR HEADING IN THE
                    AND CAPTION                     PROXY STATEMENT AND PROSPECTUS
               --------------------                 ------------------------------
 18. Information if Proxies, Consents or
      Authorizations are to be Solicited.....  "Summary"; "Information About the Annual
                                                Meeting"; "Outstanding Stock and Voting
                                                Rights"; "Proposal No. 1: Holding
                                                Company Restructuring--Rights of
                                                Dissenting Shareowners";
                                                "Miscellaneous"; "Method and Expense of
                                                Solicitation of Proxies"; "Annual
                                                Report"
 19. Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer................                      *

- -------
*  Item is omitted because the answer is negative or the item is inapplicable.

              [LOGO OF PENNSYLVANIA POWER AND LIGHT APPEARS HERE]

Dear Shareowner:

  It is a pleasure to invite you to attend the 1995 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Wednesday, April 26, 1995, at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, Pennsylvania.

  We especially look forward to your attendance this year because, in addition to observing PP&L's 75th anniversary, we will be asking for your approval of the proposal to form a holding company. As more fully explained in Proposal 1 of the accompanying Proxy Statement and Prospectus, our industry is becoming increasingly subject to the forces of market-driven competition. To maintain continued growth and financial strength in this competitive environment, we must position the Company to take advantage of new business opportunities as they arise. These opportunities include those in the unregulated power business, which we are already pursuing through Power Markets Development Company -- a new subsidiary created for this purpose.

  The formation of a holding company will provide a structure more conducive to the pursuit of these and other potential business opportunities. We are taking these actions to ultimately maximize the value of your investment in the Company, as we position ourselves to be winners in the new electric energy marketplace. FOR THESE REASONS, THE BOARD OF DIRECTORS CONSIDERS THIS PROPOSED STRUCTURE TO BE IN THE BEST INTERESTS OF PP&L AND ITS SHAREOWNERS, AND STRONGLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO FORM A HOLDING COMPANY STRUCTURE.

  Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and combined Proxy Statement and Prospectus. We will conclude the formal portion of the meeting with a discussion of PP&L's operations, and a question and answer period will follow.

  We hope that you will be able to attend in person. If you plan to attend, please complete and return the enclosed reservation card to facilitate making arrangements for the meeting. If you are unable to attend the meeting but have any questions or comments on PP&L's operations, we would like to hear from you.

  YOUR VOTE IS EXTREMELY IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE SO THAT YOU WILL BE REPRESENTED AT THE MEETING IN ACCORDANCE WITH YOUR WISHES.

                                                    Sincerely yours,

                                                  /s/ William F. Hecht

                                                    William F. Hecht
                                                   Chairman, President
                                               and Chief Executive Officer

                          [LOGO OF PP&L APPEARS HERE]

                      PENNSYLVANIA POWER & LIGHT COMPANY


                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                                APRIL 26, 1995

  The Annual Meeting of Shareowners of Pennsylvania Power & Light Company ("PP&L") will be held at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, Pennsylvania, on Wednesday, April 26, 1995, at 1:30 p.m., for the purposes stated below and more fully described in the accompanying Proxy Statement and Prospectus, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

   1. The approval of a restructuring pursuant to an Agreement and Plan of Exchange whereby PP&L Resources, Inc., a Pennsylvania corporation formed by PP&L ("Resources"), will become the parent company of PP&L.

   2. The election of five directors of PP&L for a term of three years.

   3. The approval of the Amended and Restated Directors Deferred
      Compensation Plan.

   4. The approval of the Amended and Restated Incentive Compensation Plan for officers and other key employees.

   5. The ratification of the appointment of Price Waterhouse LLP as independent auditors for PP&L and Resources for the year ending December 31, 1995.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of the Board of Directors that the persons named in the Proxy will vote in accordance with their best judgment.

  IN ACCORDANCE WITH PENNSYLVANIA LAW, SHAREOWNERS DO NOT HAVE DISSENTERS APPRAISAL RIGHTS IN CONNECTION WITH THE RESTRUCTURING DESCRIBED ABOVE.

  If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

  AFTER READING THE PROXY STATEMENT AND PROSPECTUS, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE, TO ASSURE YOUR REPRESENTATION AT THIS IMPORTANT MEETING.

  Only shareowners of record at the close of business on Tuesday, February 28, 1995, will be entitled to vote at the Annual Meeting or any adjournments thereof.

                                      By Order of the Board of Directors.

                                                /s/ Diane M. Koch
                                                    Diane M. Koch
                                                 Assistant Secretary
March 9, 1995

                                PROXY STATEMENT

                                      FOR

                       PENNSYLVANIA POWER & LIGHT COMPANY

                                   PROSPECTUS

                                      FOR

                              PP&L RESOURCES, INC.

                                  COMMON STOCK

  This Proxy Statement and Prospectus contains both a Proxy Statement for the Annual Meeting of Shareowners of Pennsylvania Power & Light Company, a Pennsylvania corporation ("PP&L"), to be held on April 26, 1995 (the "Annual Meeting") and a Prospectus of PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), relating to the issuance of up to 159,980,922 shares of common stock of Resources (the "Resources Common Shares"), upon the consummation of and subsequent to the proposed formation of a holding company structure for PP&L described herein.

  PP&L proposes to form a holding company structure pursuant to an Agreement and Plan of Exchange, a copy of which is attached hereto as Exhibit A (the "Plan of Exchange"). Under the terms of the Plan of Exchange, all of the outstanding Resources Common Shares, which will then be owned by PP&L, will be cancelled and all of the outstanding common stock of PP&L (the "PP&L Common Shares") will be exchanged on a share-for-share basis for Resources Common Shares (the "Share Exchange"). Upon consummation of the Share Exchange, each person that owned PP&L Common Shares immediately prior to the Share Exchange will own a corresponding number of the outstanding Resources Common Shares, and Resources will own all of the outstanding PP&L Common Shares. See "Proposal 1:
Holding Company Restructuring -- Terms of the Restructuring."


    If the Share Exchange is implemented, it will not be necessary for holders of PP&L Common Shares to surrender their existing stock certificates for stock certificates of Resources. See "Proposal 1:
    Holding Company Restructuring -- Exchange of Stock Certificates."

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  The principal executive offices of PP&L and Resources are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and Prospectus and the accompanying Proxy, solicited on behalf of the Board of Directors of PP&L, were first released to Shareowners on or about March 9, 1995.

       The date of this Proxy Statement and Prospectus is March 9, 1995.

                             AVAILABLE INFORMATION

  PP&L is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1306, New York, New York 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of PP&L are listed on the New York Stock Exchange (the "NYSE") and the Philadelphia Stock Exchange (the "PhSE"). Reports, proxy statements and other information concerning PP&L can be inspected and copied at the respective offices of those exchanges at 20 Broad Street, New York, New York 10005, and at 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PP&L can be inspected at the offices of PP&L, Two North Ninth Street, Allentown, Pennsylvania 18101. Following completion of the Share Exchange, both PP&L and Resources will file such reports and other information under the Exchange Act.

  Resources has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 registering the Resources Common Shares that will be issued in exchange for PP&L Common Shares pursuant to the Share Exchange described herein, as well as Resources Common Shares that will be issued in lieu of PP&L Common Shares under certain PP&L common stock plans. See "Proposal 1: Holding Company Restructuring." As permitted by the rules and regulations of the SEC, this Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement.

  Upon completion of the Share Exchange, the Resources Common Shares will be listed on the NYSE and the PhSE. At the time of such listing, the PP&L Common Shares will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC by PP&L (File No. 1-905) are incorporated herein by reference and made a part hereof:

  1. PP&L's Annual Report on Form 10-K for the year ended December 31, 1994.

  2. PP&L's Current Reports on Form 8-K filed since December 31, 1994.

  All documents filed by PP&L pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement and Prospectus and prior to the termination of the offering made by this Proxy Statement and Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

  THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT AND PROSPECTUS IS DELIVERED. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO PENNSYLVANIA POWER & LIGHT COMPANY, TWO NORTH NINTH STREET, ALLENTOWN, PENNSYLVANIA 18101,
ATTENTION: INVESTOR SERVICES DEPARTMENT (800-345-3085). IN ORDER TO ENSURE TIMELY DELIVERY OF THE INCORPORATED DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 19, 1995.

                                ---------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PP&L since the date of this Proxy Statement and Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
SUMMARY....................................................................   5
INFORMATION ABOUT THE ANNUAL MEETING.......................................  10
OUTSTANDING STOCK AND VOTING RIGHTS........................................  10
PROPOSAL 1: HOLDING COMPANY RESTRUCTURING..................................  11
  Terms of the Restructuring...............................................  11
  Special Considerations Applicable to the Restructuring...................  11
  Recommendation of the Board of Directors.................................  12
  Present Businesses.......................................................  13
  Reasons for Restructuring................................................  15
  Plan of Exchange.........................................................  16
  Amendment of PP&L Articles...............................................  17
  Termination or Amendment of Plan of Exchange.............................  17
  Conditions to Restructuring..............................................  18
  Rights of Dissenting Shareowners.........................................  18
  Exchange of Stock Certificates...........................................  18
  Common Stock Plans.......................................................  18
  Listing of Resources Common Shares.......................................  18
  Transfer Agents and Registrars...........................................  18
  Market Value of PP&L Common Shares.......................................  19
  Regulatory Matters.......................................................  19
  Dividend Policy..........................................................  19
  Directors and Executive Officers.........................................  20
  Description of PP&L Capital Stock........................................  20
  Description of Resources Capital Stock...................................  21
  Comparison of PP&L Common Shares and Resources Common Shares.............  23
  Treatment of PP&L Preferred Stock........................................  25
  Treatment of PP&L Indebtedness...........................................  26
  Certain Income Tax Consequences..........................................  26
  Pennsylvania Personal Property Taxes.....................................  27
  Legal Opinions...........................................................  27
  Experts..................................................................  27
PROPOSAL 2: ELECTION OF DIRECTORS..........................................  28
  Nominees for Directors...................................................  28

                                                                       PAGE
                                                                       ----

  Directors Continuing in Office......................................  29
  Retiring Director...................................................  32
  General Information Regarding Directors and Executive Officers......  32
  Summary Compensation Table..........................................  36
  Report of the Management Development and Compensation Committee
   Regarding Executive Compensation...................................  36
  Stock Performance Graph.............................................  40
PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED DIRECTORS DEFERRED
 COMPENSATION PLAN....................................................  40
PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED INCENTIVE COMPENSATION
 PLAN FOR OFFICERS AND OTHER KEY EMPLOYEES............................  41
  Current Provisions..................................................  42
  Amended and Restated ICP............................................  43
  Federal Income Tax Consequences.....................................  43
  Amendment and Termination...........................................  44
PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS...  44
GLOSSARY..............................................................  45
MISCELLANEOUS.........................................................  46
METHOD AND EXPENSE OF SOLICITATION OF PROXIES.........................  46
PROPOSALS FOR 1996 ANNUAL MEETING.....................................  46
ANNUAL REPORT.........................................................  46
AGREEMENT AND PLAN OF EXCHANGE
 (including the Amended and Restated
 Articles of Pennsylvania Power & Light Company)...................... A-1
AMENDED AND RESTATED ARTICLES OF
 PP&L RESOURCES, INC.................................................. B-1
AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN............. C-1
AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN FOR OFFICERS
 AND OTHER KEY EMPLOYEES.............................................. D-1

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere, or incorporated by reference, in this Proxy Statement and Prospectus and the Exhibits attached hereto. Reference is made to the "Glossary" in this Proxy Statement and Prospectus for the location of defined terms used herein.


DATE, TIME AND PLACE
 OF MEETING............  The Annual Meeting of Shareowners of PP&L will be held at 1:30 p.m. on April 26, 1995 at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, Pennsylvania.


RECORD DATE AND
 ELIGIBLE VOTERS.......  Holders of (i) PP&L Common Shares, (ii) 4 1/2%
                         Preferred Stock, par value $100 per share, of PP&L (the "4 1/2% Preferred Stock"), and (iii) Series Preferred Stock, par value $100 per share, of PP&L (the "Series Preferred Stock"), at the close of business on February 28, 1995 are entitled to vote at the Annual Meeting. Such holders are referred to herein as the "Shareowners."

PP&L...................  PP&L is a regulated public utility incorporated under the laws of the Commonwealth of Pennsylvania. PP&L supplies electric light, heat and power service to the public in twenty-nine counties in central eastern Pennsylvania. See "Proposal 1: Holding Company Restructuring -- Present Businesses."

RESOURCES..............  Resources was incorporated in Pennsylvania on March
                         15, 1994 for the purpose of carrying out the Restructuring described herein. See "Proposal 1:
                         Holding Company Restructuring." Currently, Resources is a direct wholly owned subsidiary of PP&L. Following the approval of the SEC and the fulfillment of the other conditions described under "Proposal 1:
                         Holding Company Restructuring -- Conditions to Restructuring," at the Effective Time of the Share Exchange, Resources will become the parent of PP&L. See "Proposal 1: Holding Company Restructuring --
                          Present Businesses."


PROPOSALS AT THE
 ANNUAL MEETING........  The following proposals are to be presented to the
                         Shareowners for approval at the Annual Meeting: (i) the Holding Company Restructuring; (ii) the election of directors of PP&L; (iii) the approval of the Amended and Restated Directors Deferred Compensation Plan; (iv) the approval of the Amended and Restated Incentive Compensation Plan for officers and other key employees and (v) the ratification of the appointment of independent auditors.

THE HOLDING COMPANY
 RESTRUCTURING

 General...............  The Board of Directors of PP&L has approved a restructuring pursuant to the Plan of Exchange whereby Resources will serve as the parent company of PP&L. Although the Restructuring will result in a change in the organizational structure of PP&L and its subsidiaries, the new holding company system will continue to conduct its public utility business through PP&L.

                         As part of the Restructuring, all common stock of PP&L, without par value, will be exchanged for common stock of Resources, par value $.01 per share, on a share-for-share basis. It will not be necessary for holders of PP&L

                         Common Shares to turn in their certificates for stock certificates of Resources. Such certificates of PP&L will automatically represent Resources Common Shares. As an additional aspect of the Restructuring, PP&L intends to transfer to Resources all of the capital stock of Power Markets Development Company ("Power Markets"), a current subsidiary of PP&L. Power Markets was formed in March 1994 to conduct unregulated business activities. See "Proposal 1:
                         Holding Company Restructuring."

                         The 4 1/2% Preferred Stock and the Series Preferred Stock (collectively, the "PP&L Preferred Stock") and the first mortgage bonds and other indebtedness of PP&L will remain securities and obligations of PP&L after the restructuring. The decision to have the PP&L Preferred Stock and the indebtedness of PP&L continue as securities and obligations of PP&L is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income securities and obligations, namely a direct investment in a regulated utility. See "Proposal 1: Holding Company Restructuring --
                          Treatment of PP&L Preferred Stock" and "Proposal 1:
                         Holding Company Restructuring -- Treatment of PP&L Indebtedness."

 Reasons for the
   Restructuring.......  The purpose of the Restructuring is to establish a more appropriate corporate structure for the conduct of unregulated business activities. Resources and PP&L believe that the Restructuring will better enable PP&L to establish a broad base of income generation which will enhance the overall financial strength of the enterprise. See "Proposal 1: Holding Company Restructuring -- Reasons for Restructuring."

 Vote Required.........  Approval of the Restructuring will require the affirmative vote, in person or by proxy, of a majority of the votes cast by the Shareowners, voting as a single class. Pursuant to the terms of the PP&L Articles and the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), each Shareowner (including each holder of PP&L Preferred Stock) is entitled to one vote per share on the Restructuring. The holders of PP&L Preferred Stock are not entitled to vote as a separate class in connection with the Restructuring. A total of 161,055,763 shares was outstanding on the Record Date, consisting of 156,392,018 PP&L Common Shares (representing 97.1% of the total votes which may be cast at the Annual Meeting) and 4,663,745 shares of PP&L Preferred Stock (representing 2.9% of the total votes which may be cast at the Annual Meeting). In determining whether a quorum is present, all duly executed proxies (including those marked "abstain") will be counted. See "Outstanding Stock and Voting Rights."

 Dividends on
   Resources Common
   Shares..............  The Board of Directors of Resources has no current intention to change the present PP&L dividend policy. It is expected that quarterly dividends on the Resources Common Shares will be declared and paid on the same schedule of dates currently followed by PP&L. There can be no guarantee, however, of the amount of the initial quarterly dividend or of the payment of future dividends, as the declaration of such dividends will primarily be dependent upon the receipt of dividends from subsidiaries of Resources which, in turn, will be dependent upon the future earnings and financial condition of these subsidiaries. As is the case with the currently outstanding PP&L Preferred Stock, any preferred stock that may be issued by PP&L in the future will have preference over the PP&L Common Shares as to the payment of dividends and, therefore, will reduce the amount of funds available to PP&L for the payment of common stock dividends to Resources. See "Proposal 1: Holding Company Restructuring -- Dividend Policy."

 Effective Time........  It is expected that the Share Exchange will be effective promptly after the requisite shareowner and other approvals are obtained. See "Proposal 1:
                         Holding Company Restructuring -- Terms of the Restructuring" and "Proposal 1: Holding Company Restructuring -- Conditions to Restructuring."

 Certain Income Tax
   Consequences........  No gain or loss will be recognized for federal or
                         Pennsylvania income tax purposes by holders of PP&L Common Shares whose shares are exchanged for Resources Common Shares as a result of the Restructuring. In addition, the Restructuring will not give rise to the recognition of gain or loss for federal or Pennsylvania income tax purposes by any holders of the PP&L Preferred Stock. See "Proposal 1:
                         Holding Company Restructuring --Certain Income Tax Consequences."

 Dissenters Appraisal
   Rights..............  Under applicable Pennsylvania law, the Shareowners will not have dissenters appraisal rights in connection with the Restructuring. See "Proposal 1:
                         Holding Company Restructuring -- Rights of Dissenting Shareowners."

 Regulatory Matters....  PP&L, which will continue to operate an electric utility business, will remain subject to regulation by the Public Utility Commission (the "PUC") and the Federal Energy Regulatory Commission (the "FERC"). Resources will not be subject to regulation by the PUC or the FERC. Both Resources and PP&L will be reporting companies under the Exchange Act. The proposed Restructuring has already been approved by the PUC, subject to certain conditions described herein, the FERC and the Nuclear Regulatory Commission ("NRC"). After the SEC Order is obtained and the Restructuring is completed, Resources will be exempt from registration as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"). See "Proposal 1:
                         Holding Company Restructuring -- Regulatory Matters" and "Proposal 1: Holding Company Restructuring --
                          Conditions to Restructuring."

  Comparison of PP&L
   Common Shares and
   Resources Common
   Shares..............  Pursuant to the Share Exchange, holders of PP&L
                         Common Shares will become holders of Resources Common Shares. The principal difference between the rights of the holders of Resources Common Shares and the rights of the holders of PP&L Common Shares is that holders of Resources Common Shares will not be entitled to cumulate their votes in the election of directors. In addition, (i) Resources will be authorized to issue significantly more shares of common stock than PP&L, (ii) in general, Resources shareowners must provide prior written notice of the business to be brought before annual meetings of shareowners and will not be entitled to bring any business before special meetings of shareowners and
                         (iii) certain statutory "anti-takeover" provisions which are currently applicable to PP&L will not apply to Resources. With the exception of these differences, the Board of Directors believes that the rights of the holders of Resources Common Shares will not be materially different from the rights of the holders of PP&L Common Shares. For a further discussion of the differences between the rights of the holders of Resources Common Shares and the rights of the holders of PP&L Common Shares, see
                         "Proposal 1: Holding Company Restructuring --
                          Description of Resources Capital Stock" and
                         "Proposal 1: Holding Company Restructuring --
                          Comparison of PP&L Common Shares and Resources
                         Common Shares."

                         The Company is currently considering the issuance of up to $100 million of common stock during 1995, the proceeds of which will be used for general corporate purposes. If the Restructuring is approved by Shareowners and the Share Exchange is effected, such common stock will consist of Resources Common Shares. Whether such common stock consists of Resources Common Shares or, if the Share Exchange is not effected, PP&L Common Shares, shareowner approval will not be required. See "Proposal 1: Holding Company Restructuring -- Description of Resources Capital Stock" below.

 Stock Exchange
   Listing.............  PP&L Common Shares are currently traded on the NYSE and the PhSE under the stock symbol "PPL." The Resources Common Shares are expected to be approved for listing on the NYSE and the PhSE and, after the Effective Time, expected to trade under the stock symbol "PPL." See "Proposal 1: Holding Company Restructuring -- Listing of Resources Common Shares."


 Amendments to PP&L's
   Articles............  Shareowner approval of the Plan of Exchange will also constitute Shareowner approval of certain amendments to the Restated Articles of Incorporation of PP&L (the "PP&L Articles"). See "Proposal 1: Holding Company Restructuring -- Amendment of PP&L Articles."

ELECTION OF PP&L
DIRECTORS..............  PP&L has a classified Board of Directors, currently consisting of sixteen directors divided into three classes. These directors consist of five directors whose terms will expire at the 1995 Annual Meeting, six directors whose terms will expire at the 1996 Annual Meeting and five directors whose terms will expire at the 1997 Annual Meeting.

                         The nominees this year are Derek C. Hathaway, Stuart Heydt, Clifford L. Jones, Robert Y. Kaufman and Ruth Leventhal. All of the nominees other than Mr. Hathaway are currently serving as directors. See "Proposal 2: Election of Directors."

                         At the Effective Time, the Board of Directors of Resources shall consist of the same members, with the same terms, as the Board of Directors of PP&L.

APPROVAL OF THE
 AMENDED AND RESTATED
 DIRECTORS DEFERRED
 COMPENSATION PLAN.....  The PP&L Board of Directors has adopted, subject to approval by the Shareowners, the Amended and Restated Directors Deferred Compensation Plan (the "Directors Plan") which permits non-employee directors to elect to defer any portion, up to 100%, of their cash directors' compensation fee into either an interest-bearing deferred cash account or into a deferred stock account. If approved by the Shareowners, the Directors Plan will also provide that, effective July 1, 1995, any increases in a director's yearly compensation over 1994 levels will automatically be received as deferred stock. See "Proposal 3: Approval of the Amended and Restated Directors Deferred Compensation Plan."

APPROVAL OF THE
 AMENDED AND RESTATED
 INCENTIVE
 COMPENSATION PLAN.....  The PP&L Board of Directors has adopted, subject to approval by the Shareowners, the Amended and Restated Incentive Compensation Plan for officers and other key employees. The following amendments to the Incentive Compensation Plan for officers and other key employees (the "ICP") are contained in the Amended and Restated ICP: (i) incentive stock option awards may be made during the ten years following adoption of the Amended and Restated ICP (as compared to the January 1, 1997 expiration date under the current ICP), (ii) restricted stock and nonqualified stock option awards may be made for an indefinite period of time (as compared to the January 1, 1997 expiration date under the current ICP), (iii) the aggregate number of shares of common stock subject to awards may not exceed 100,000 annually (as compared to the current limitation of 400,000 shares over the life of the ICP), and (iv) the term "retirement" has been expanded to include any retirement within the meaning of PP&L's Supplemental Executive Retirement Plan (the "SERP").

RATIFICATION OF THE
 APPOINTMENT OF
 INDEPENDENT AUDITORS..  The Board of Directors of PP&L and the Board of
                         Directors of Resources have respectively appointed Price Waterhouse LLP independent auditors of PP&L and Resources for the year ending December 31, 1995. If the Shareowners do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Boards of Directors. See "Proposal 5: Ratification of the Appointment of Independent Auditors."

INFORMATION ABOUT THE ANNUAL MEETING
  This Proxy Statement and Prospectus has been prepared under the direction of the Board of Directors of PP&L as a basis for soliciting your proxy for use at the Annual Meeting at 1:30 p.m. on April 26, 1995 at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, Pennsylvania.

OUTSTANDING STOCK AND VOTING RIGHTS


  The Board of Directors of PP&L has established Tuesday, February 28, 1995, as the record date for shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of PP&L will not be closed.

  The PP&L Articles divide PP&L's voting stock into four classes: PP&L Common Shares, 4 1/2% Preferred Stock, Series Preferred Stock and PP&L Preference Stock. There were no shares of PP&L Preference Stock outstanding on the Record Date.

  Each outstanding share of each class of stock of PP&L entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 161,055,763 shares was outstanding on the Record Date, consisting of 156,392,018 PP&L Common Shares, 530,189 shares of 4 1/2% Preferred Stock and 4,133,556 shares of Series Preferred Stock.

  As of February 15, 1995, the following are the only entities known by PP&L to own more than five percent of any class or series of stock entitled to vote at the Annual Meeting:

                          NAME AND                    NUMBER OF
                         ADDRESS OF                     SHARES         PERCENT OF
  TITLE               BENEFICIAL OWNER            BENEFICIALLY OWNED CLASS OR SERIES
  -----               ----------------            ------------------ ---------------
6.15%                                                   57,500              23%
 Series    Government Employees Insurance Company
 Preferred GEICO Plaza
 Stock     Washington, D.C. 20076
6.33%      Chancellor Capital Management, Inc.          85,000(a)          8.5%
 Series    and Chancellor Trust Company
 Preferred 1166 Avenue of the Americas
 Stock     New York, New York 10036
6.75%                                                   85,000(b)           10%
 Series    Wellington Management Company
 Preferred 75 State Street
 Stock     Boston, MA 02109

- -------
(a) Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment advisers for various fiduciary accounts, have sole power to vote or to direct the vote, and sole power to dispose of or to direct the disposal of, all of the indicated shares.
(b) Number of shares beneficially owned includes shares for which Wellington exercises investment and/or voting power, but which are held by one of its wholly owned subsidiaries and/or investment advisory clients.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary of PP&L. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the Holding Company Restructuring, FOR the election of directors, FOR the approval of the Amended and Restated Directors Deferred Compensation Plan, FOR the approval of the Amended and Restated Incentive Compensation Plan for officers and other key employees, and FOR the Ratification of the Appointment of Independent Auditors. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by PP&L for each participant in the Dividend Reinvestment Plan will be voted by PP&L, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy.

  To preserve voter confidentiality, PP&L voluntarily limits access to Shareowner voting records to a few designated employees. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PP&L or to any other person (except the person in whose name the shares are registered), unless otherwise required by law.

  In order to be approved, each of Proposal 1 (the Holding Company Restructuring), Proposal 3 (the approval of the Amended and Restated Directors Deferred Compensation Plan), Proposal 4 (the approval of the Amended and Restated Incentive Compensation Plan for officers and other key employees), and Proposal 5 (the Ratification of the Appointment of Independent Auditors) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class. With respect to Proposal 2 (the election of directors), Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing that person's name on the line below the list of nominees on the accompanying Proxy. Shares will be voted cumulatively for the remaining nominees on a pro rata basis.

PROPOSAL 1: HOLDING COMPANY RESTRUCTURING

TERMS OF THE RESTRUCTURING

  PP&L proposes to reorganize its operations pursuant to an Agreement and Plan of Exchange, a copy of which is attached hereto as Exhibit A. Under the terms of the Plan of Exchange, all of the outstanding Resources Common Shares, which will then be owned by PP&L, will be cancelled and all of the outstanding PP&L Common Shares will be exchanged by Resources on a share-for-share basis for Resources Common Shares. Upon consummation of the Share Exchange, each owner of PP&L Common Shares immediately prior to the Share Exchange will own a corresponding number and percentage of the outstanding Resources Common Shares, and Resources will own all of the outstanding PP&L Common Shares.

  If the Share Exchange is implemented, it will not be necessary for holders of PP&L Common Shares to surrender their existing stock certificates for stock certificates of Resources. See "Exchange of Stock Certificates."

  The Boards of Directors of PP&L and of Resources believe that the Restructuring is in the best interests of the Shareowners, as further detailed below under "Reasons for Restructuring." The Plan of Exchange has been approved by the Board of Directors of PP&L and by the Board of Directors of Resources, and has been executed by authorized officers of each company. If the Shareowners approve the Plan of Exchange and the other conditions described below under "Conditions to Restructuring" are satisfied, the Share Exchange will become effective upon the filing of Articles of Exchange in the Department of State of the Commonwealth of Pennsylvania (the "Effective Time"). Shareowner approval of Proposal 1 will constitute approval of the Plan of Exchange as well as certain amendments to the PP&L Articles. See "Proposal 1: Holding Company Restructuring -- Amendment of PP&L Articles."

  Shareowner approval of Proposal 1 will also constitute approval of certain amendments to the Common Stock Plans providing for the future use of Resources Common Shares in lieu of PP&L Common Shares under the Common Stock Plans. See "Common Stock Plans" below.

  After the Effective Time of the Share Exchange, the holders of Resources Common Shares will have the right to vote on corporate actions concerning Resources in accordance with the BCL, the Amended and Restated Articles of Incorporation of Resources (the "Resources Articles") and the Bylaws of Resources (the "Resources Bylaws") then and thereafter in effect. The Resources Articles are attached hereto as Exhibit B.

  The Share Exchange will not result in any change in the outstanding PP&L Preferred Stock, which will continue to be securities of PP&L after the Restructuring. Debt securities and other indebtedness of PP&L will continue to be obligations of PP&L and, in the case of PP&L's first mortgage bonds, will continue to be secured by a first mortgage lien on all properties of PP&L that are currently subject to such a lien. See "Treatment of PP&L Preferred Stock," "Treatment of PP&L Indebtedness" and "Dividend Policy."

SPECIAL CONSIDERATIONS APPLICABLE TO THE RESTRUCTURING

  FUTURE PERFORMANCE OF RESOURCES COMMON SHARES CANNOT BE GUARANTEED. The purpose of the Restructuring is to establish a corporate structure that will enhance the Company's ability to take advantage of business opportunities outside of PP&L's present markets. The Board of Directors believes that the Restructuring is in the best interests of Shareowners. Nevertheless, the future performance of Resources Common Shares cannot be guaranteed.

  UNREGULATED BUSINESS ACTIVITIES MAY INVOLVE MORE RISK. Following consummation of the Restructuring, the Company will be able to pursue business opportunities through unregulated operating subsidiaries without obtaining the prior approval of the PUC. The Restructuring therefore will enable the Company to pursue certain business opportunities that might involve more risk than would be permitted to be pursued by PP&L as a regulated electric utility. Pursuit of business opportunities with greater risk could, in turn, have either a positive or an adverse effect on the value of a Shareowners' investment, depending upon the return realized from such opportunities. As the Company engages in more such business activities, the market price of the Company's stock will be affected to a lesser extent by the performance of PP&L.

  DIVIDENDS ON RESOURCES COMMON SHARES WILL BE DEPENDENT ON COMMON STOCK DIVIDENDS PAID BY PP&L. For a period of time following the Restructuring, the funds required by Resources to enable it to pay dividends on Resources Common Shares are expected to be derived predominantly from the dividends paid by PP&L. Accordingly, the ability of Resources to pay such dividends, as a practical matter, will be governed by the ability of PP&L to pay common stock dividends. The ability of PP&L to pay dividends on its common stock will continue to be subject to the preferential dividend rights of the holders of the PP&L Preferred Stock and to the common stock dividend restrictions currently contained in the PP&L Articles in favor of the PP&L Preferred Stock. In addition, although it has no present intention to do so, it is expected that PP&L may need to issue additional preferred stock in the future to meet its capital requirements. Such additional preferred stock will also have preferential dividend rights. The Board of Directors of Resources has no current intention to change the current PP&L dividend policy.

  UNREGULATED BUSINESS ACTIVITIES WILL NOT BE AVAILABLE AS SOURCES FOR DIVIDENDS ON PP&L PREFERRED STOCK. Following consummation of the Restructuring, the Company expects to engage in business activities through unregulated subsidiaries of Resources. Such activities, and the assets employed in connection therewith, will not be available to the holders of PP&L Preferred Stock as a source of cash for the payment of dividends or other amounts. The PP&L Preferred Stock will continue to have priority over the PP&L Common Shares and PP&L Preference Stock, if any, as to the payment of dividends and upon any liquidation, and will be on a parity with any additional Series Preferred Stock that may be issued by PP&L.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of PP&L recommends that Shareowners vote FOR Proposal
1. In making its decision to recommend the Restructuring to the Shareowners, the Board of Directors considered many factors, including the factors set forth below.

  With the passage of the Public Utility Regulatory Policies Act of 1978 ("PURPA") and the Energy Policy Act of 1992 ("Energy Act'), the electric utility industry in general, including PP&L, has experienced a significant increase in the level of competition in the market for the generation and sale of electricity. PP&L has already been required under PURPA to purchase substantial amounts of energy from non-utility generators. Further, the Energy Act reduces barriers to market entry for companies that wish to build, own and operate electric generating facilities, and it also promotes competition by authorizing the FERC to require wheeling for wholesale power transactions. The clear intent of the Energy Act is to permit wholesale buyers of electricity to reach multiple sellers. The increased competition facing the electric utility industry has been well documented and is undoubtedly the most significant issue facing the industry today.

  To respond effectively to this increased competition, the Board of Directors of PP&L determined that in addition to responding to competition in its existing markets, PP&L must also position itself to explore and take advantage of potential business opportunities outside its present markets in central eastern Pennsylvania. Pursuit of these opportunities will play an important role in maintaining the long-term financial viability necessary for PP&L to continue to provide reliable service to its customers.

  In the opinion of the Board of Directors of PP&L, it is desirable in the long run to pursue these business opportunities through a holding company structure. As discussed below under "Reasons for Restructuring --Benefits of a Holding Company Structure," the Restructuring will enable the Company to separate its regulated business from its unregulated businesses, thereby increasing the Company's flexibility in operating its unregulated businesses, enhancing the Company's ability to take advantage of new business opportunities in a timely manner and broadening the Company's range of financing techniques. Furthermore, the separation of the Company's regulated and unregulated businesses will provide a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business.

  The Board of Directors considered the financial cost to the Company of implementing the Restructuring, including the expenses associated with obtaining required approvals, the costs of this proxy solicitation and the other expenses incurred in connection with registering the Resources Common Shares with the Commission. In addition, after the Restructuring both Resources and PP&L will be required to provide reports to public investors and file periodic reports and make certain other filings with the Commission, thereby increasing the expense to the Company on an ongoing basis. In the Board's view, these expenses, although in some cases significant, are acceptable in light of the benefits to the Company of the Restructuring.

  The Board of Directors also considered the effects on the holders of the PP&L Common Shares and the holders of PP&L Preferred Stock in determining that the Share Exchange should only involve the PP&L Common Shares. The Board's decision to exchange PP&L Common Shares for Resources Common Shares was primarily based on the Board's desire to confer the expected benefits of the Restructuring on those investors who are best placed to enjoy such benefits, namely the holders of PP&L Common Shares. Conversely, if the PP&L Preferred Stock were to be exchanged for preferred stock of Resources, investors in such preferred stock would continue to receive fixed dividend payments in respect of their investment. The expected benefits of the Restructuring include those discussed above, such as increased flexibility in operating the Company's unregulated businesses and enhanced ability to take advantage of new business opportunities in a timely manner. The Board's decision not to exchange PP&L Preferred Stock in the Share Exchange was primarily based on the Board's desire not to alter, or potentially alter, the nature of the investment decision represented by the PP&L Preferred Stock (namely, a direct investment in a regulated utility) and the priority position of the holders of the PP&L Preferred Stock with respect to dividends and assets on liquidation. As to holders of PP&L Preferred Stock, the benefits of continuing as investors in PP&L's regulated utility business outweigh any loss of access to the return on future investments made by the unregulated businesses of Resources. In that regard, investors in priority position securities, such as the holders of PP&L Preferred Stock, benefit to the extent that such securities have been issued by the corporate entity that holds directly and/or has unrestricted access to the principal assets of the enterprise. As discussed above under the caption "Sources for Dividends on Resources Common Shares," the funds required to pay dividends on Resources Common Shares for a period of time following the Restructuring are expected to be derived predominantly from dividends paid by PP&L. If the PP&L Preferred Stock also were to be exchanged pursuant to the Share Exchange and become preferred stock of Resources, the funds required to pay dividends on that preferred stock would also be derived predominantly from dividends paid by PP&L. Although it has no present intention to do so, it is expected that PP&L may need to issue preferred stock in the future to meet its capital requirements. The preferred stock that would be issued by PP&L would have preference over the PP&L Common Shares as to the payment of dividends and, therefore, would reduce the amount of funds available to PP&L for the payment of dividends to Resources. As a result, the conversion of the PP&L Preferred Stock to Resources preferred stock would result in the dividend payments and distributions upon liquidation with respect to those shares being subordinated to the dividend and distribution rights of the newly created preferred stock of PP&L.

                                ---------------

  On balance, the Board of Directors of PP&L concluded that the benefits to the Company and the Shareowners of a holding company structure far outweighed the time and expense of implementing the Restructuring.

                         THE BOARD OF DIRECTORS OF PP&L
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 1

PRESENT BUSINESSES

PP&L

  PP&L is an operating electric utility, incorporated under the laws of the Commonwealth of Pennsylvania in 1920.

  PP&L supplies electric light, heat and power service to approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania, with a population of approximately 2.6 million persons. This service area has 128 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport.

  PP&L owns a 90% undivided interest in each of two nuclear-fueled generating units at its Susquehanna station, and Allegheny Electric Cooperative, Inc. owns a 10% undivided interest in each of those units. PP&L operates its generation and transmission facilities as part of the Pennsylvania-New Jersey-Maryland Interconnection Association (the "PJM"). The PJM, one of the world's largest power pools, includes 11 companies serving 21 million people in a 50,000 square mile territory covering all or part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and Washington, D.C.

  During the twelve months ended December 31, 1994, 56.9% of the energy generated by PP&L's plants came from coal-fired stations, 36.4% from the Susquehanna nuclear station, 4.7% from oil-fired stations and 2.0% from hydroelectric stations.

  PP&L's current corporate structure is as follows:

CURRENT CORPORATE STRUCTURE


                             [CHART APPEARS HERE]


  Wholly owned direct and indirect subsidiary companies of PP&L principally are engaged in holding coal reserves, coal mining-related activities, oil pipeline operations, and passive investments. In particular, Interstate Energy Company operates oil pipeline facilities that supply fuel to a PP&L electric generation station. Pennsylvania Coal Resources Corporation and its subsidiaries are completing PP&L's phase-out of its coal operations which had been supplying fuel to PP&L's electric generation stations. Realty Company of Pennsylvania and BDW Corporation own real estate and other interests related to the operation of PP&L's electric generation stations. Greene Hill Coal Company and Green Manor Coal Company own undeveloped bituminous coal reserves and Lady Jane Collieries, Inc. purchases and cleans bituminous coal from non-affiliated suppliers. CEP Group, Inc. ("CEP") holds passive investments. Finally, PP&L also owns one-third of the outstanding capital stock (which represents one-half of the outstanding voting stock) of Safe Harbor Water Power Corporation, a Pennsylvania corporation and an electric utility company ("Safe Harbor"), which operates a hydroelectric plant used to generate electricity for sale to PP&L and the other owner, Baltimore Gas and Electric Company.

  Power Markets, which is currently a wholly owned subsidiary of CEP, was formed to conduct unregulated business activities either directly or through subsidiaries. Power Markets is currently exploring potential business opportunities, but at this time has not engaged in any business. Power Markets is expected to engage in unregulated business activities, including the construction and/or operation of power plants in North America and elsewhere. See "Reasons for Restructuring" below.

RESOURCES

  Resources was incorporated in Pennsylvania on March 15, 1994 for the purpose of carrying out the Restructuring. Resources is a direct wholly owned subsidiary of PP&L. At the Effective Time of the Share Exchange, Resources will become the parent of PP&L. PP&L and Resources are collectively referred to herein as the "Company."

  Currently, Resources has only nominal assets and has not engaged in any business operations. All the business operations conducted by PP&L and its subsidiaries immediately before the Effective Time will continue to be conducted by PP&L and its subsidiaries immediately after the Effective Time as subsidiaries of Resources, and the consolidated assets and liabilities of PP&L and its subsidiaries immediately before the Effective Time will be the same as the consolidated assets and liabilities of Resources and its subsidiaries immediately after the Effective Time. It is currently anticipated that Resources will not be an operating company at the parent company level.

  Subsequent to the Effective Time, CEP will transfer the common stock of Power Markets to Resources. It is expected that this transfer will be made in the form of a series of stock dividends. The reorganization pursuant to the Plan of Exchange and the subsequent transfer of Power Markets to Resources are herein referred to as the "Restructuring." After consummation of the Restructuring, Resources will engage in unregulated business activities through Power Markets and other subsidiaries. Such unregulated activities are expected to include the construction and/or operation of power plants in North America and elsewhere.

  The reorganized corporate structure of the Company immediately after the Restructuring is expected to be as follows:

HOLDING COMPANY STRUCTURE

                             [CHART APPEARS HERE]

REASONS FOR RESTRUCTURING

GENERAL

  The purpose of the restructuring is to establish a more appropriate corporate structure to take advantage of business opportunities outside of PP&L's present markets. As is more fully described below, Resources and PP&L believe that the establishment of a broad base of income generation will enhance the overall financial strength of the enterprise.

THE REGULATORY FRAMEWORK

  With the passage of PURPA and the Energy Act, the electric utility industry in general, including PP&L, has experienced a significant increase in the level of competition in the market for the generation and sale of electricity. PP&L has already been required under PURPA to purchase substantial amounts of output from qualifying non-utility generators. Further, the Energy Act reduces barriers to market entry for companies that wish to build, own and operate electric generating facilities, and it also promotes competition by authorizing the FERC to require wheeling for wholesale power transactions. The clear intent of the Energy Act is to permit wholesale buyers of electricity to reach multiple sellers. The increased competition facing the electric utility industry has been well documented and is undoubtedly the most significant issue facing the industry today.

  In order to respond effectively to this increased competition, PP&L has determined that it must position itself to explore and take advantage of new and emerging business opportunities. Pursuit of these new opportunities will play an important role in maintaining the long-term financial viability necessary for PP&L to continue to provide reliable service to its customers.

  PP&L and its subsidiaries are currently investigating a variety of business opportunities, both in domestic and international markets. PP&L has not made any specific investments, but is currently focusing on those opportunities which relate to its present core business, namely the generation, transmission, distribution and use of electric energy. PP&L's focus on geographic rather than product diversification will enable it to take full advantage of its extensive experience in owning and operating electric utility facilities.

  Initially, these unregulated business activities will be conducted through Power Markets, which was formed to take advantage of current business opportunities. PP&L provided an initial capital contribution of $50 million to Power Markets.

BENEFITS OF A HOLDING COMPANY STRUCTURE

  PP&L could continue to pursue unregulated business opportunities through Power Markets and other unregulated subsidiaries of PP&L. It is, however, more desirable in the long run to conduct these unregulated activities through a holding company structure.

  The holding company structure is a well-established form of organization for companies conducting multiple lines of business. It is a common form of organization for unregulated companies and for those regulated companies, such as telephone utilities and water utilities, which are not subject to the Holding Company Act. In addition, it is utilized by many electric companies which are involved in unregulated activities. In recognition of the increased competition in the electric utility industry, the Energy Act permits electric utilities to conduct certain business activities which were previously limited by the Holding Company Act. PP&L wishes to take advantage of this opportunity, and desires to do so by utilizing the most efficient and effective corporate structure.

  There are many benefits of a holding company structure. The holding company structure will enable Resources to engage in unregulated businesses without obtaining the prior approval of the PUC, thereby enabling Resources to pursue unregulated business opportunities in a timely manner. The new corporate structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of unregulated operations without affecting the capital structure or creditworthiness of PP&L, and will increase financial flexibility by allowing the design and implementation of capitalization ratios appropriate for the capital and business requirements of each subsidiary.

  The holding company structure separates the operations of regulated and unregulated businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. A holding company structure also is preferred by the investment community because it is easier to analyze and value individual lines of business. Moreover, the use of a holding company structure provides legal protection against the imposition of liability on regulated utilities for the results of unregulated business activities. In short, the holding company structure is a highly desirable form of conducting regulated and unregulated businesses within the same corporate group.

PLAN OF EXCHANGE

  The Plan of Exchange has been approved by the Board of Directors of PP&L and by the Board of Directors of Resources, and has been executed by authorized officers of each company. A copy of the Plan of Exchange is attached to this Proxy Statement and Prospectus as Exhibit A.

  The Plan of Exchange provides that (i) each Resources Common Share outstanding immediately prior to the Effective Time shall be cancelled and thereupon shall constitute an authorized but unissued Resources Common Share and (ii) each PP&L Common Share outstanding at the Effective Time shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, at such time be converted and exchanged into one Resources Common Share and Resources shall thereupon have acquired and be the holder of each outstanding PP&L Common Share. The Plan of Exchange further provides that, without any further action on the part of PP&L or Resources, each outstanding certificate which, immediately before the Effective Time, represented PP&L Common Shares, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of Resources Common Shares as though a surrender or transfer and exchange had taken place.

AMENDMENT OF PP&L ARTICLES

  Approval of the Plan of Exchange by the Shareowners will also constitute approval and adoption of amendments to the PP&L Articles which will render inapplicable to PP&L Section 2538 of the BCL, which relates to transactions with "interested shareholders," and Subchapter 25E of the BCL, which relates to "control transactions." PP&L has decided to render the provisions of Section 2538 inapplicable to PP&L because PP&L believes that such provisions have been rendered largely superfluous in light of the subsequent enactment of the more modern, detailed and comprehensive business combination provisions contained in Subchapter 25F of the BCL (which is applicable to PP&L) and that the applicability of Section 2538 is more likely to result in confusion and uncertainty as to its potential effect rather than to provide additional benefits for shareowners. PP&L has decided to render the provisions of Subchapter 25E inapplicable to PP&L so that the consummation of the Share Exchange will not result in a technical violation of such provisions. See "Comparison of PP&L Common Shares and Resources Common Shares -- Statutory Regulation" below.

  In addition, pursuant to the Plan of Exchange, the PP&L Articles also will be amended and restated to effect the following changes: (i) to delete the provisions of Article IX of the PP&L Articles (relating to "business combinations"); (ii) to delete the provisions of the PP&L Articles that are no longer applicable as a result of the passage of time and/or the occurrence of subsequent events (such as the redemption of certain series of Series Preferred Stock); and (iii) to grant the Board of Directors of PP&L the full authority permitted by the BCL to determine the terms of any class or series of any class of PP&L Preference Stock (no shares of Preference Stock are issued and outstanding as of this time).

  PP&L has decided to delete Article IX of the PP&L Articles because, after the Share Exchange, the PP&L Common Shares will no longer be publicly traded and a substantially similar provision will be included in Article VIII of the Resources Articles to protect the holders of Resources Common Shares. In general, Article IX of the PP&L Articles provides that transactions with shareowners beneficially owning more than 10% of PP&L's voting securities who seek to effect certain business combinations with PP&L (such as a merger, consolidation, transfer of substantial assets or recapitalization) (1) be approved by a two-thirds vote of the outstanding voting shares, (2) be approved by a majority of disinterested directors or (3) satisfy certain "fair price" criteria with respect to the remaining shareowners. Such "business combinations" provisions will no longer be appropriate for PP&L once it becomes a subsidiary of Resources following the Share Exchange.

  PP&L has decided to grant its Board of Directors the full authority permitted by the BCL to determine the terms of PP&L Preference Stock in order to increase PP&L's flexibility to access equity markets without having to incur the delay and expense of obtaining specific prior shareowner approval of such terms. Although the Board of Directors currently has a substantial amount of flexibility and authority to establish the terms of series Preference Stock without shareowner approval, this amendment provides the full flexibility of the more modern "blank check" preference stock now permissible under the BCL, which will enable the Board to fix dividend rates, dividend payment dates, redemption provisions and other terms of each series Preference Stock at the time of issuance to the maximum extent permitted by BCL. No shares of PP&L Preference Stock are outstanding. The outstanding PP&L Preferred Stock has preference over the PP&L Common Shares, and would have preference over any shares of outstanding Preference Stock, as to dividends and assets on liquidation. If any shares of PP&L Preference Stock were issued and outstanding, such shares would have preference over the PP&L Common Shares as to dividends and assets on liquidation. The Board of Directors currently has no intention of designating or issuing any series of PP&L Preference Stock.

  See "Conditions to Restructuring" and "Description of Resources Capital Stock
- -- Possible Anti-Takeover Effects of Certain Provisions of the Articles and Bylaws of Resources -- Business Combinations" below.

TERMINATION OR AMENDMENT OF PLAN OF EXCHANGE

  Notwithstanding Shareowner approval of the Restructuring, the Plan of Exchange may be terminated at any time prior to the Effective Time either by Resources by written notice to PP&L prior to the Effective Time or by PP&L at any time prior to the Effective Time by resolution approved by its Board of Directors. If the Plan of Exchange is so terminated, the Share Exchange and the other transactions that comprise the Restructuring will be abandoned.

  By mutual consent of their respective boards of directors, PP&L and Resources may amend the Plan of Exchange at any time prior to the Effective Time. However, following adoption of the Plan of Exchange by the Shareowners, no such amendments may be made which either change the amount or kind of shares to be received pursuant to the Share Exchange or adversely affect the rights of the shareowners of PP&L.

CONDITIONS TO RESTRUCTURING

  In addition to the required approval of the Shareowners at the Annual Meeting, consummation of the Restructuring is subject to receipt of satisfactory approvals from the SEC, as discussed below.

  Pursuant to Sections 9(a)(2) and 10 of the Holding Company Act, Resources has applied to the SEC for an order (the "SEC Order") approving (i) the acquisition by Resources of the PP&L Common Shares pursuant to the Share Exchange and (ii) the indirect acquisition (through its ownership of PP&L) of one-third of the outstanding capital stock (which represents one-half of the outstanding voting stock) of Safe Harbor. Also, pursuant to Section 3(a)(1) of the Holding Company Act, Resources has applied to the SEC for an order exempting Resources, and each of its subsidiary companies as such, from all provisions of the Holding Company Act (other than certain provisions which are applicable to all persons whether or not they are public utility holding companies).

RIGHTS OF DISSENTING SHAREOWNERS

  Pursuant to the BCL, neither the owners of PP&L Common Shares nor the owners of PP&L Preferred Stock will have "dissenters appraisal rights" in connection with the Restructuring. Pursuant to Section 1571 of the BCL, the owners of PP&L Common Shares will not have dissenters appraisal rights because, among other reasons, such shares are listed on a national securities exchange. Pursuant to the provisions of Section 1931 of the BCL, the owners of PP&L Preferred Stock will not have dissenters appraisal rights because such stock will not be exchanged pursuant to the Plan of Exchange.

EXCHANGE OF STOCK CERTIFICATES

  If the Plan of Exchange is approved and the Share Exchange is carried out, it will not be necessary for holders of PP&L Common Shares to surrender their existing stock certificates for stock certificates of Resources. The holders of PP&L Common Shares will automatically become holders of Resources Common Shares and the present stock certificates representing PP&L Common Shares will automatically represent Resources Common Shares on a share-for-share basis. After the Effective Time, when presently outstanding certificates representing PP&L Common Shares are presented for transfer, new certificates bearing the name of Resources will be issued.

COMMON STOCK PLANS

  PP&L currently maintains two stock-related employee plans, the ICP and the Employee Stock Ownership Plan (the "ESOP"), and, assuming the approval of Shareowners at the Annual Meeting, will maintain the Directors Plan. In addition, PP&L currently maintains a dividend reinvestment plan (the "Dividend Reinvestment Plan"). The ICP, ESOP, Directors Plan and Dividend Reinvestment Plan are referred to herein as the "Common Stock Plans."

  From and after the Effective Time, Resources Common Shares will be used in lieu of PP&L Common Shares whenever stock is required in connection with the Common Stock Plans. Amendments to the Common Stock Plans to provide for the foregoing will take effect at the Effective Time.

  Shareowner approval of the Plan of Exchange also will constitute Shareowner approval of amendments to the Common Stock Plans providing for the future use of Resources Common Shares in lieu of PP&L Common Shares thereunder.

LISTING OF RESOURCES COMMON SHARES

  The Resources Common Shares are expected to be approved for listing on the NYSE and the PhSE and, after the Effective Time, expected to trade under the stock symbol "PPL." At the time of the listing of Resources Common Shares, the PP&L Common Shares will be delisted.

TRANSFER AGENTS AND REGISTRARS

  The transfer agents and registrars for Resources Common Shares will be PP&L and Norwest Bank Minnesota, N.A. At the Effective Time, the addresses for the transfer agents and registrars will be:

    Pennsylvania Power & Light CompanyNorwest Bank Minnesota, N.A.
    Investor Services Department      Shareowner Services
    Two North Ninth Street            161 North Concord Exchange
    Allentown, Pennsylvania 18101     South St. Paul, MN 55075
    (800) 345-3085                    (800) 468-9716

MARKET VALUE OF PP&L COMMON SHARES

  PP&L Common Shares are listed on the NYSE and PhSE Exchanges. The high and low sales prices of the PP&L Common Shares on February 28, 1994 were $24.125 and $23.875, respectively.

REGULATORY MATTERS

  In connection with the proposed Restructuring, PP&L has already received required regulatory approvals from the PUC, the FERC and the NRC. On February 9, 1995 the PUC approved the Restructuring subject to certain conditions. The conditions commit PP&L: (1) to limit the ability of its affiliates to participate in any future competitive procurement of generating capacity resources conducted by PP&L; (2) to provide broad access to affiliate company records and personnel; (3) to provide the PUC with regular affiliate company financial statements; (4) to limit the amount of investments in diversified businesses other than the energy business and ancillary activities; (5) to calculate its cost of capital in Pennsylvania base rate cases on a stand-alone division basis; and (6) to establish reasonable accounting and pricing protocols for transactions with affiliates. None of these conditions is expected to materially restrict Resources' entry into unregulated business activities.

  Also, on December 30, 1994, the FERC approved the Restructuring under Section 203 of the Federal Power Act; and, on December 29, 1994, the NRC consented to the Restructuring.

  Upon completion of the Restructuring, PP&L will continue to operate an electric utility business and will remain subject to regulation by the PUC and the FERC. Resources will not be subject to regulation by the PUC or the FERC.

  PP&L is currently, and after the Restructuring will continue to be, a public utility holding company under the Holding Company Act. Nevertheless, pursuant to an order of the SEC granted pursuant to Section 3(a)(2) of the Holding Company Act in 1976, PP&L is exempt from all provisions of the Holding Company Act other than certain provisions which are applicable to all persons whether or not they are public utility holding companies.

  After the Restructuring is completed, Resources will be a public utility holding company under the Holding Company Act. Nevertheless, pursuant to the SEC Order described under "Conditions to Restructuring" above, Resources, and each of its subsidiary companies as such, will be exempt from all provisions of the Holding Company Act other than certain provisions which are applicable to all persons whether or not they are public utility holding companies.

  Also, following the Restructuring, both Resources and PP&L will be subject to the reporting requirements of the Exchange Act by virtue of having classes of securities registered under that act.

DIVIDEND POLICY

  The Board of Directors of Resources has no current intention to change the current PP&L dividend policy. It is expected that quarterly dividends on the Resources Common Shares will be declared and paid on the same schedule of dates currently followed by PP&L with respect to dividends. The most recent quarterly dividend declared by the Board of Directors of PP&L on the PP&L Common Shares was $.4175 per share payable on April 1, 1995 to holders of record on March 10, 1995 of PP&L Common Shares.

  There can be no guarantee of the amount of the initial quarterly dividend or of the payment of future dividends because the rate and timing of dividends of Resources will depend upon the future earnings and financial condition of Resources and its subsidiaries, including PP&L, and upon other relevant factors affecting the Company's dividend policy which are not presently determinable. As a practical matter, the ability of Resources to pay dividends will be governed by the ability of Resources' operating subsidiaries to pay such dividends to Resources. For a period of time following the Restructuring, the funds required by Resources to enable it to pay dividends on Resources Common Shares are expected to be derived predominantly from the dividends paid by PP&L. In the future, dividends from subsidiaries other than PP&L may also be a source of funds for dividend payments by Resources.

  PP&L intends to pay dividends to Resources, if available, in amounts which, to the extent not otherwise provided by dividends and other funds from subsidiaries of Resources, will be sufficient for Resources to pay cash dividends on its Common Stock. The amount of dividends to be paid by PP&L will also be used to pay the operating expenses of Resources and for such other corporate purposes as the Board of Directors of Resources may determine.

  PP&L's ability to make regular cash payments to Resources in the form of dividends on outstanding PP&L Common Shares will be subject to the availability of earnings and the needs of its utility business. Because PP&L will remain subject to regulation by the PUC, the amount of its earnings and dividends thereof will be affected by the manner in which the PUC regulates PP&L. In addition, PP&L is subject to restrictions on the payment of dividends contained in the PP&L Articles and in its first mortgage bond indenture. Neither the PP&L Articles nor the first mortgage bond indenture would limit the amount of regular quarterly dividends that PP&L pays on its common stock.

  Dividends on the PP&L Preferred Stock will continue to be paid at the times, at the rates and pursuant to the terms provided for in the various series of such stock, depending upon the earnings, financial condition and other relevant factors affecting PP&L.

DIRECTORS AND EXECUTIVE OFFICERS

  At the Effective Time, the Board of Directors of Resources shall consist of the same members, with the same terms, as the Board of Directors of PP&L.

  Following the Share Exchange, it is expected that the following persons, each of whom is currently an executive officer of PP&L, will hold, in addition, the offices of Resources indicated below.

   NAME                                       OFFICE
   ----                                       ------
   William F. Hecht  Chairman, President and Chief Executive Officer
   Frank A. Long     Executive Vice President
   Ronald E. Hill    Senior Vice President-Financial, Treasurer and Secretary

  Resources and PP&L each may have directors or executive officers who are not directors or executive officers of the other.

  For information with respect to the directors and executive officers of PP&L, executive compensation and certain relationships and related transactions, see "Proposal 2: Election of Directors" in this Proxy Statement and Prospectus and "Executive Officers" in part 5 of PP&L's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein.

  Initially, Resources will not have full-time officers and employees of its own, but will share services of officers and employees of PP&L. Resources and PP&L each expect, from time to time, to render to the other certain services and to make available the use of certain facilities and equipment. Such services are expected to include, but are not expected to be limited to, executive management, administration, accounting, finance, legal, communications, purchasing, billing, information systems, corporate secretarial, human resources, insurance and other similar types of services. The agreements and arrangements between Resources and PP&L for the provision of such services and the use of such facilities are subject to approval by the PUC.

DESCRIPTION OF PP&L CAPITAL STOCK

  PP&L has an authorized capitalization consisting of: (i) 170,000,000 PP&L Common Shares, without par value, of which 155,481,962 shares were issued and outstanding as of December 31, 1994; (ii) 629,936 shares of 4 1/2% Preferred Stock, par value $100 per share, of which 530,189 shares were issued and outstanding as of December 31, 1994; (iii) 10,000,000 shares of Series Preferred Stock, par value $100 per share, of which 4,133,556 shares were issued and outstanding as of December 31, 1994; and (iv) 5,000,000 shares of Preference Stock, without par value ("PP&L Preference Stock"), none of which shares are issued and outstanding. The outstanding PP&L Preferred Stock has preference over the PP&L Common Shares, and would have preference over shares of PP&L Preference Stock if any such shares were outstanding, as to dividends and assets on liquidation. If shares of PP&L Preference Stock were issued and outstanding, such shares would have preference over the PP&L Common Shares as to dividends and assets on liquidation.

  The holders of PP&L Common Shares and PP&L Preferred Stock will each have one vote per share, and will vote together as a single class, at the Annual Meeting. See "Outstanding Stock and Voting Rights."

DESCRIPTION OF RESOURCES CAPITAL STOCK

GENERAL

  The Resources Articles, as amended and restated as of the Effective Time, a copy of which is attached hereto as Exhibit B, provide for an authorized capitalization consisting of (i) 390,000,000 Resources Common Shares, par value $.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Resources Preferred Stock").

  The principal difference between the rights of the holders of Resources Common Shares and the rights of the holders of PP&L Common Shares is that holders of Resources Common Shares will not be entitled to cumulate their votes in the election of directors. In addition, (i) Resources will be authorized to issue significantly more shares of common stock than PP&L; (ii) in general, Resources shareowners must provide prior written notice of the business to be brought before annual meetings of shareowners and will not be entitled to bring any business before special meetings of shareowners; and (iii) certain statutory "anti-takeover" provisions which are currently applicable to PP&L will not apply to Resources. With the exception of these differences, the Board of Directors believes that the rights of the holders of Resources Common Shares will not be materially different from the rights of the holders of PP&L Common Shares. See "Comparison of PP&L Common Shares and Resources Common Shares" below.

  The Board of Directors of Resources has the authority to divide the Resources Preferred Stock into one or more classes or series and has the full authority permitted by the BCL to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or series of any class of the Resources Preferred Stock.

  As of the Record Date, 100 Resources Common Shares were outstanding and held by PP&L, and no other shares of Resources capital stock were issued or outstanding.

DIVIDENDS

  Dividends on Resources Common Shares will be paid if, when and as determined by the Board of Directors of Resources from time to time out of funds legally available for this purpose. See "Dividend Policy" above for a description of the Company's current dividend policy.

VOTING RIGHTS

  Holders of Resources Common Shares are entitled to one vote for each share held by them on all matters submitted to the shareowners of Resources. Pursuant to Article VI of the Resources Articles, holders of Resources Common Shares will not have cumulative voting rights in the election of directors. Pursuant to Article IX of the Resources Articles, the affirmative vote of shareowners entitled to cast at least two-thirds of the votes which all shareowners are entitled to cast are required to amend, alter or repeal, or to adopt any provision inconsistent with, Article VI of the Resources Articles.

LIQUIDATION

  In the event of any liquidation, dissolution or winding up of Resources, the holders of Resources Common Shares would be entitled to receive the assets and funds of Resources available for distribution to its shareowners, after the payment to the holders of shares of all series of the Resources Preferred Stock of the full distributive amounts to which they are respectively entitled. Such assets and funds would be divided among and paid to the holders of Resources Common Shares according to their respective shares.

PREEMPTIVE AND OTHER RIGHTS

  The holders of Resources Common Shares have no preemptive rights or conversion rights. The Resources Common Shares are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS OF RESOURCES

  Certain provisions of the Resources Articles and the Resources Bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of Resources. These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for Resources on terms which some shareowners might favor. Although the Company does not believe these provisions will depress the stock price of Resources Common Shares as compared to PP&L Common Shares, by discouraging potential takeover bids, these provisions might diminish the opportunity for the Company's shareowners to sell their shares at a premium over then prevailing market prices.

  Set forth below is a discussion of the possible anti-takeover effects of the provisions of the Resources Articles and the Resources Bylaws that are substantially different from the current provisions of the PP&L Articles and the PP&L Bylaws. Reference is hereby made to the Resources Articles, attached hereto as Exhibit B, and to the Resources Bylaws, which are filed as an exhibit to the Registration Statement of which this Proxy Statement and Prospectus is a part.

  NO CUMULATIVE VOTING. As expressly permitted under the BCL, the Resources Articles (Article VI) do not provide for cumulative voting in the election of directors. The procedure known as cumulative voting permits shareowners to multiply the number of votes to which they may be entitled by the total number of directors to be elected in the same election by the holders of the class or classes of shares of which their shares are a part and to cast their whole number of votes for one candidate or to distribute them among any two or more candidates.

  Under cumulative voting it is possible for representation on the Board of Directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock. Such a shareowner or group may have interests and goals which are not consistent with, and indeed might be in conflict with, those of a majority of the shareowners. The Board of Directors believes that each director should represent all shareowners, rather than the interests of any special constituency, and that the presence on the Board of one or more directors representing such a constituency could disrupt and impair the efficient management of Resources. The lack of cumulative voting could discourage the accumulation of blocks of Resources' Common Shares and therefore could tend to make temporary increases in the market price of the Resources Common Shares, which could result therefrom, less likely to occur. Shareowners may, therefore, in these limited instances, not be able to sell their Resources Common Shares at a market price temporarily influenced by this type of activity.

  ADVANCE NOTICE OF BUSINESS TO BE BROUGHT BEFORE SHAREOWNER MEETINGS. Except as otherwise provided with respect to the nomination of directors, Section 3.17 of the Resources Bylaws restricts the business that shareowners may properly bring before a shareowner meeting. The Bylaws of PP&L (the "PP&L Bylaws") do not contain a provision comparable to Section 3.17 of the Resources Bylaws. In general, shareowners are not entitled to bring any business before a special meeting of shareowners and, with respect to annual meetings of shareowners, shareowners must provide prior written notice of the business to be brought before the annual meeting. With certain exceptions, Section 3.17 of the Resources Bylaws requires such written notice to be received by the secretary of Resources no later than 75 days prior to such annual meeting; provided that if Resources gives less than 85 days' notice or prior public disclosure of the date of the annual meeting, such shareowner notice must be received not later than the tenth day following the date that Resources gives such notice or makes such prior public disclosure.

  The shareowner notice would be required to contain or be accompanied by the following information: (1) the name and address of the shareowner proposing such business; (2) a brief description of such business; (3) the class, series and number of shares of Resources' capital stock owned by such shareowner; (4) a description of all arrangements or understandings between such shareowner and any other person or persons in connection with such business; (5) all other information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had proxies been solicited with respect to such business by such shareowner; and (6) a representation that the shareowner intends to appear in person or by proxy at the meeting to bring such business before the meeting.

  The provisions in the Resources Bylaws prohibiting shareowners from bringing business before special shareowner meetings may delay the ability of individuals to bring matters before shareowner meetings other than matters which Resources deems desirable. The provisions in the Resources Bylaws requiring advance notification of business to be brought before annual meetings may provide sufficient time for Resources to institute litigation or take other appropriate steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable for any reason.

  ADVANCE NOTICE OF NOMINEES FOR THE BOARD OF DIRECTORS. Each of the Resources Bylaws and the PP&L Bylaws prohibits shareowners from nominating individuals for election as directors unless advance notice of such nomination is received by the corporation's secretary. The provisions contained in the Resources Bylaws are essentially the same as the provisions contained in the PP&L Bylaws with the exception that a shorter notice period is required under the Resources Bylaws.

  These Bylaw provisions may tend to inhibit shareowners who do not have any intention of controlling the Company or the Board of Directors from participating in the nomination process. In addition, such provisions may also provide sufficient time for the Company to institute litigation or take other appropriate steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable for any reason.

  "BLANK-CHECK" PREFERRED STOCK. The Resources Articles authorize the issuance of 10,000,000 shares of Resources Preferred Stock. The Board of Directors of Resources has the full authority permitted by the BCL to determine the terms of any class or series of any class of the Resources Preferred Stock. Although the Board of Directors of Resources currently has no intention of doing so, shares of Resources Preferred Stock could be issued in a manner (e.g., with disproportionate or class voting rights) which could have the effect of discouraging takeover attempts.

  FAIR PRICE PROVISIONS. The Resources Articles contain "fair price" provisions which are essentially the same as the "fair price" provisions contained in the PP&L Articles, with some minor editorial revisions which the Company made for the purpose of clarifying such provisions. See the proposed Resources Articles attached hereto as Exhibit B.

COMPARISON OF PP&L COMMON SHARES AND RESOURCES COMMON SHARES

  Holders of Resources Common Shares will have certain rights which differ from the rights of holders of PP&L Common Shares. The primary difference in the holders' rights are that holders of Resources Common Shares may not cumulate their votes in the election of directors. In addition, Resources has more shares of Common Stock available for issuance than PP&L.

  As Pennsylvania corporations, both PP&L and Resources are governed primarily by the BCL. As discussed below, however, certain BCL provisions currently applicable to PP&L will not apply to Resources. Holders of PP&L Common Shares, whose rights as shareowners are currently governed by the PP&L Bylaws and the PP&L Articles, will become as a result of the Share Exchange holders of Resources Common Shares, whose rights as shareowners will be governed by the Resources Articles and the Resources Bylaws. Certain differences arise due to this change in governing articles and bylaws. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareowners, but summarizes material differences between the BCL provisions applicable to PP&L and Resources and between the articles and bylaws of PP&L and Resources. This discussion is qualified in its entirety by reference to applicable Pennsylvania corporate law and to the full texts of the Resources Articles, Resources Bylaws, PP&L Articles and PP&L Bylaws. The Resources Articles, substantially in the form to be in effect at the Effective Time, are attached hereto as Exhibit B, and the Resources Bylaws, substantially in the form to be in effect at the Effective Time, are included as an exhibit to the Registration Statement. The PP&L Articles and the PP&L Bylaws in effect on the date hereof are included as exhibits to PP&L's annual report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference.

AUTHORIZED SHARES

  Resources is authorized to issue significantly more shares of common stock than PP&L. After the Effective Time, Resources will have authorized and unissued approximately 235,000,000 Resources Common Shares and 10,000,000 shares of Resources Preferred Stock. The Board of Directors of Resources has the full authority permitted by the BCL to determine the terms of any class or series of any class of the Resources Preferred Stock. For a discussion of the authorized Resources capital stock, see "Description of Resources Capital Stock --General."

  At the Effective Time, each outstanding PP&L Common Share will be exchanged into one Resources Common Share. Shareowners of Resources have no preemptive rights to receive or purchase any of the unissued Resources Common Shares. After the Effective Time, the Board of Directors of Resources will have the authority to determine the terms of the Resources Preferred Stock and to issue the unissued Resources Common Shares and Resources Preferred Stock, or any part thereof, without further action by the shareowners except as required by law or applicable stock exchange requirements. For example, the NYSE, on which the Resources Common Shares will be listed, currently specifies shareowner approval as a prerequisite for listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares outstanding by 20% or more.

  The Company is currently considering the issuance of up to $100 million of common stock during 1995, the proceeds of which will be used for general corporate purposes. If the Restructuring is approved by Shareowners and the Share Exchange is effected, such common stock will consist of Resources Common Shares. Whether such common stock consists of Resources Common Shares or, if the Share Exchange is not effected, PP&L Common Shares, shareowner approval will not be required. Although Resources has no other plans for the issuance of any of the Resources Common Shares or Resources Preferred Stock (other than in connection with the Share Exchange and pursuant to the Common Stock Plans), such shares could be useful in connection with acquisitions of stock or assets of other companies, to provide funds for construction of capital equipment and facilities and for other corporate purposes. Dividend requirements and any redemption, sinking fund or conversion provision pertaining to shares of the Resources Preferred Stock, if authorized and issued, may have an adverse effect on the availability of earnings for distribution to holders of Resources Common Shares and for use with respect to other corporate purposes. While there is no present intention to issue such shares except as set forth above, the number of authorized Resources Common Shares and shares of Resources Preferred Stock will insure that shares will be available, if needed, for issuance in connection with raising additional capital, acquisitions, joint ventures and other corporate purposes and, in the case of Resources Common Shares, to support the issuance of Resources Preferred Stock or other securities convertible into or exercisable for Resources Common Shares.

VOTING RIGHTS

  PP&L GENERALLY. Holders of PP&L Common Shares, 4 1/2% Preferred Stock and Series Preferred Stock have one vote per share on all matters voted upon by Shareowners. Shareowners are entitled to cumulate their votes in the election of directors. For a discussion of the Shareowners' right to cumulative voting, see "Outstanding Stock and Voting Rights."

  RESOURCES GENERALLY. All voting rights of shareowners of Resources will, at the Effective Time, be vested in the holders of Resources Common Shares, each share being entitled to one vote on all matters. Holders of Resources Common Shares are not entitled to cumulative voting. See "Description of Resources Capital Stock -- Possible Anti-Takeover Effects of Certain Provisions of the Articles and Bylaws of Resources -- No Cumulative Voting."

SUPERMAJORITY APPROVAL REQUIRED FOR CERTAIN AMENDMENTS TO BYLAWS AND ARTICLES

  In general, the bylaws of Resources and PP&L may be amended by a majority vote of the Board of Directors or by a majority of the votes cast at a meeting of shareowners, and amendments to the Resources Articles or PP&L Articles may be approved by a majority of the votes cast at a meeting of shareowners. Each of the PP&L Articles and the Resources Articles requires a supermajority approval for amendments of certain specified and substantially similar provisions of the respective bylaws and articles. Such bylaw amendments require a two-thirds approval by the board of directors or by the outstanding shares; and such articles amendments require a two-thirds approval by the outstanding shares.

  In addition, the Resources Articles provide that, except as otherwise provided in the express terms of any series of Resources Preferred Stock, this supermajority approval by directors or shareowners is required to amend, alter or repeal, or adopt any provision inconsistent with, two additional provisions of the Resources Bylaws: Section 3.05(b), which provides that action by written consent of shareowners without a meeting must be unanimous, and Section 3.17, which relates to restrictions on the shareowners' ability to present business at shareowner meetings (and which is described under "Description of Resources Capital Stock -- Possible Anti-Takeover Effects of Certain Provisions of the Articles and Bylaws of Resources -- Advance Notice of Business to be Brought Before Shareowner Meetings" above). The Resources Articles also provide that a two-thirds vote of the outstanding shares is required to amend, alter or repeal, or adopt any provision inconsistent with, two additional provisions of the Resources Articles: Article VI, which provides that shareowners of Resources shall not have the right to cumulate their votes for the election of directors, and Article VII, which provides that, as described under "Statutory Regulation" below, Section 2538 of the BCL (relating to approval of transactions with interested shareholders) and BCL Subchapter 25G (relating to control-share acquisitions) shall not be applicable to Resources.

STATUTORY REGULATION

  The BCL contains a number of statutory "anti-takeover" provisions, including Subchapters 25E, F, G and H, which may be applicable to a publicly traded Pennsylvania corporation. All such statutory provisions currently apply to PP&L. As described below, pursuant to Article VII of the Resources Articles, certain of these provisions do not apply to Resources; and certain of these provisions will not apply to PP&L following the Share Exchange.

  Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareowners may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25E applies to Resources but will not apply to PP&L following the Share Exchange.

  Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares. Subchapter 25F applies to Resources and will continue to apply to PP&L following the Share Exchange.

  Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareowners approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. If shareowner approval is obtained, the corporation is also subject to Subchapters 25I and J of the BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration. The provisions of Subchapter 25G (and the related provisions of Subchapters 25I and J) do not apply to Resources but will continue to apply to PP&L following the Share Exchange.

  Subchapter 25H (relating to disgorgement) applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation or (2) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months. Subchapter 25H applies to Resources and will continue to apply to PP&L following the Share Exchange.

  Subchapters 25E, F, G and H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. The foregoing descriptions are qualified in their entirety by reference to such provisions of the BCL.

  Section 2538 of the BCL establishes certain shareowner approval requirements with respect to specified transactions with "interested shareholders." The Company believes that Section 2538 has been rendered largely superfluous in light of the subsequent enactment of the more modern, detailed and comprehensive business combination provisions contained in Subchapter 25F of the BCL (which is applicable to both PP&L and Resources) and that the applicability of Section 2538 is more likely to result in confusion and uncertainty as to its potential effect rather than to provide additional benefits for shareowners. Section 2538 is not applicable to Resources and will not apply to PP&L following the Share Exchange.

TREATMENT OF PP&L PREFERRED STOCK

  The Share Exchange will not result in any change in the outstanding PP&L Preferred Stock, several series of which are listed on the NYSE and/or the PhSE. The shares of PP&L Preferred Stock issued and outstanding immediately prior to the Share Exchange will not be converted or otherwise affected by the Share Exchange and will continue as equity securities of PP&L with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications, as were applicable to such securities prior to the Share Exchange. The decision to have the PP&L Preferred Stock continue as securities of PP&L is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income securities, namely a direct investment in a regulated utility. It is anticipated that the current listings of PP&L's Preferred Stock on the NYSE and/or the PhSE will continue after the Share Exchange. If such listings do continue, it is currently anticipated that PP&L will continue to file reports pursuant to the Exchange Act.

  Due to the start-up nature and comparatively small initial capitalization of Power Markets, the consolidated assets and liabilities of PP&L immediately before the Restructuring will be substantially the same as the consolidated assets and liabilities of PP&L immediately after the Restructuring.

TREATMENT OF PP&L INDEBTEDNESS

  All of PP&L's indebtedness outstanding immediately prior to the Share Exchange, which is expected to consist of first mortgage bonds and commercial paper, will continue to be outstanding indebtedness of PP&L after the Share Exchange and, in the case of PP&L's first mortgage bonds, will continue to be secured by first mortgage liens on all of the properties of PP&L that are currently subject to such liens. Such indebtedness will be neither assumed nor guaranteed by Resources in connection with the Share Exchange. The decision to have the indebtedness of PP&L continue as obligations of PP&L is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income obligations, namely a direct investment in a regulated utility.

CERTAIN INCOME TAX CONSEQUENCES

GENERAL

  The following general discussion summarizes certain income tax considerations relating to the restructuring of PP&L. These summaries are included for general information only. They do not discuss all aspects of income taxation that may be relevant to a particular Shareowner in light of the personal tax circumstances of the Shareowner or to certain types of Shareowners subject to special treatment under the income tax laws.

  Except as otherwise indicated, statements of legal conclusion regarding federal tax treatments, effects or consequences reflect the opinion of Reid & Priest LLP, special federal income tax counsel for the Company; and statements of legal conclusion regarding Pennsylvania tax treatments, effects or consequences (other than those pertaining to personal property taxes) reflect the opinion of Ballard Spahr Andrews & Ingersoll, special Pennsylvania income tax counsel for the Company. No rulings have been requested from the Internal Revenue Service ("IRS") or the Pennsylvania Department of Revenue. Accordingly, each Shareowner should consult such Shareowner's own tax advisor as to the specific tax consequences to such Shareowner, including the application and effect of state or local income and other tax laws.

  The following discussion is based on existing statutory provisions, existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities either prospectively or retroactively.

  The Share Exchange will be treated as a transfer of all of the outstanding PP&L Common Shares by the PP&L shareowners to Resources solely in exchange for all of the outstanding Resources Common Shares, in an exchange qualifying for nonrecognition under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and under Section 303(a)(3) of the Pennsylvania Tax Reform Code of 1971, as amended.

TAX IMPLICATIONS TO THE HOLDERS

  For federal and Pennsylvania income tax purposes, no gain or loss will be recognized by the holders of PP&L Common Shares from the Share Exchange. The tax basis of the Resources Common Shares received by each Shareowner will be the same as the Shareowner's basis in the PP&L Common Shares surrendered in the Share Exchange. The holding period of the Resources Common Shares held by each Shareowner for determining long-term capital gains for federal income tax purposes will include the period during which such Shareowner held the PP&L Common Shares, provided that the PP&L Common Shares were held as a capital asset on the date of the exchange. In addition, the restructuring will not give rise to the recognition of gain or loss for federal or Pennsylvania income tax purposes by any holders of the PP&L Preferred Stock.

TAX IMPLICATIONS TO RESOURCES

  No gain or loss will be recognized by Resources for federal or Pennsylvania income tax purposes upon receipt of the PP&L Common Shares. For federal income tax purposes, the basis of the PP&L Common Shares received by Resources will be the same as PP&L's net asset basis immediately after the Share Exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups; and Resources' holding period in the PP&L Common Shares received in the Share Exchange includes the period during which such stock was held by the Shareowners. For Pennsylvania income tax purposes, the basis of the PP&L Common Shares received by Resources will be the same as the Shareowners' basis for such PP&L Common Shares immediately prior to the Share Exchange.

OTHER TAX ASPECTS

  Apart from federal income, Pennsylvania income, and Pennsylvania personal property tax aspects discussed below, no attempt has been made to determine any tax that may be imposed on a Shareowner by the country, state or jurisdiction in which the holder resides or is a citizen. Shareowners may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions. Shareowners may also be subject to intangible property, estate and inheritance taxes in their state of domicile. Shareowners should consult their own tax advisors with regard to state and local income, inheritance and estate taxes.

  THE FEDERAL AND PENNSYLVANIA INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF STOCK IN PP&L OR RESOURCES EITHER BEFORE OR AFTER THE SHARE EXCHANGE. ACCORDINGLY, EACH SHAREOWNER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREOWNER'S TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREOWNER OF THE SHARE EXCHANGE OR SUCH DISPOSITION OF STOCK.

PENNSYLVANIA PERSONAL PROPERTY TAXES

  The PP&L Common Shares which will cease to be held by the public after consummation of the Restructuring are, in the opinion of Michael A. McGrail, Esq., currently exempt under Pennsylvania law, as presently in effect, from all personal property taxes in Pennsylvania. The Resources Common Shares will be similarly exempt after the Share Exchange.

  The PP&L Preferred Stock, which will remain outstanding as stock of PP&L, is, in the opinion of Mr. McGrail, currently exempt under Pennsylvania law, as presently in effect, from all personal property taxes in Pennsylvania. This exemption will continue after the Share Exchange on the basis of present law and PP&L's current activities in Pennsylvania. PP&L does not have any present intent to change such activities.

LEGAL OPINIONS

  The validity of the Resources Common Stock will be passed upon for the Company by Mr. McGrail, Senior Counsel of PP&L, and Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. As to matters involving the law of the Commonwealth of Pennsylvania, Simpson Thacher & Bartlett will rely on the opinion of Mr. McGrail. Mr. McGrail is a full-time employee of PP&L.

EXPERTS

  The consolidated financial statements and related financial statement schedules of PP&L incorporated in this Proxy Statement and Prospectus by reference from PP&L's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  Statements made herein under the heading "Certain Income Tax Consequences" regarding the federal income tax effect of the Share Exchange have been reviewed by Reid & Priest LLP, special federal tax counsel for the Company, and have been made in reliance upon such counsel as an expert. Statements made herein under the heading "Certain Income Tax Consequences" regarding the Pennsylvania income tax effect of the Share Exchange have been reviewed by Ballard Spahr Andrews & Ingersoll, special Pennsylvania tax counsel for the Company, and have been made in reliance upon such counsel as an expert. All other statements made herein and in the documents incorporated by reference in this Prospectus as to matters of law and legal conclusions have been reviewed by Michael A. McGrail, Esq., Senior Counsel of PP&L, and have been made in reliance upon his authority as an expert.

PROPOSAL 2: ELECTION OF DIRECTORS

  PP&L has a classified Board of Directors, currently consisting of sixteen directors divided into three classes. These classes consist of five directors whose terms will expire at the 1995 Annual Meeting, six directors whose terms will expire at the 1996 Annual Meeting, and five directors whose terms will expire at the 1997 Annual Meeting.

  The nominees this year are Derek C. Hathaway, Stuart Heydt, Clifford L. Jones, Robert Y. Kaufman, and Ruth Leventhal. (Jeffrey J. Burdge, a member of the class of 1995, is retiring from the Board of Directors and will not be standing for re-election.) All of the nominees other than Mr. Hathaway are currently serving as directors. Dr. Heydt, Mr. Jones and Dr. Leventhal were elected by the shareowners at the 1992 Annual Meeting. Admiral Kaufman was elected by the Board of Directors effective October 1, 1992. If elected by the shareowners, the above nominees, with the exception of Admiral Kaufman, will serve until the 1998 Annual Meeting and until their successors shall be elected and qualified. Under PP&L's current Directors Retirement Policy, Admiral Kaufman will retire as of the 1996 Annual Meeting.

  Dr. Heydt will seek authorization from the FERC under Section 305(b) of the Federal Power Act to continue to hold the positions of director of PP&L and director of PNC Bank, N.A. ("PNC Bank"). PNC Bank is an indirect subsidiary of PNC Bank Corp., a multi-bank holding company. The FERC application is occasioned by the fact that another indirect subsidiary of PNC Bank Corp., PNC Securities Corp., is authorized to engage in the underwriting and marketing of industrial development bonds and commercial paper.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                                ---------------

                        THE BOARD OF DIRECTORS OF PP&L
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 2

NOMINEES FOR DIRECTORS:


                 DEREK C. HATHAWAY is Chairman, President and Chief Executive
                 Officer of Harsco Corporation, Camp Hill, Pa., a diversified
                 Fortune 500 manufacturing company. In 1966, Mr. Hathaway
                 founded Dartmouth Investments Ltd. in the United Kingdom and built a group of engineering businesses into a public
                 corporation, which was acquired by Harsco in 1979. After
   [PHOTO        coming to the U.S. in 1984, Mr. Hathaway became a citizen in
   APPEARS       1991. Mr. Hathaway served as Senior Vice President --
   HERE]         Operations of Harsco's Engineered Products Group from 1986 until 1991, when he became President and Chief Operating
                 Officer. In January 1994 he was named President and Chief
                 Executive Officer, and was elected to his present position three months later. Mr. Hathaway is a director of Harsco and a number of civic and charitable organizations, including the National Association of Manufacturers, the Pennsylvania
                 Business Roundtable, the Pennsylvania Chamber of Business and
                 Industry, and the Polyclinic Medical Center. He is 50.

                 STUART HEYDT is President and Chief Executive Officer of
                 Geisinger Health System, Danville, Pa. Dr. Heydt attended
                 Dartmouth College and received his M.D. from the University of Nebraska. He specializes in maxillofacial surgery. He had been President and Chief Executive Officer of Geisinger
                 Medical Center since May 1990, and then was President and
   [PHOTO        Chief Operating Officer of Geisinger Foundation until being
   APPEARS       appointed to his present position in December 1991. From 1982
   HERE]         to May 1990, he had been President and Chief Executive
                 Officer of Geisinger Wyoming Valley Medical Center. He is past president of the American College of Physician
                 Executives and a director of Bucknell University, Wilkes
                 University, PNC Bank (Northeast PA) and PNC Bank, N.A. He is
                 55. Dr. Heydt is a member of the Corporate Responsibility and Nominating Committees of the Board. He has been a PP&L director since 1991.



                 CLIFFORD L. JONES served as President of the Capital Region
                 Economic Development Corporation, Camp Hill, Pa., from
                 October 1992 until February 1994. Prior to that, he served as
                 President of the Pennsylvania Chamber of Business and
                 Industry from 1983 until his retirement in December 1991. Mr.
   [PHOTO        Jones received his B.A. from Westminster College. He served
   APPEARS       from 1981 to 1983 as a member, and then as Chairman, of the
   HERE]         Pennsylvania Public Utility Commission. From 1979 until his appointment to the PUC, he was Secretary of the Pennsylvania
                 Department of Environmental Resources. He is also a director of U.S. Radio, Inc. and Mercom, Inc., a Michigan-based cable television company. He is 67. Mr. Jones is a member of the Corporate Responsibility and Nominating Committees of the
                 Board. He has been a PP&L director since 1989.



                 VICE ADMIRAL ROBERT Y. KAUFMAN, USN (RET.) is Chairman and
                 President of Yogi, Inc., a consulting firm located in
                 Potomac, Md. Admiral Kaufman received his B.S. at the U.S.
                 Naval Academy, and his M.S. in International Affairs at
                 George Washington University. Admiral Kaufman participated in
   [PHOTO        the early planning, development and operation of nuclear
   APPEARS       submarines, including Polaris, Trident and the newest attack
   HERE]         submarines. He served as a Navy representative to the Atomic
                 Energy Commission. Before retiring from the U.S. Navy in
                 1980, he was director of Command, Control & Communications,
                 Office of Chief of Naval Operations. A noted wildlife and nature photographer, Admiral Kaufman has also served as a technical adviser for the Discovery Channel on cable television. He is 70. Admiral Kaufman is a member of the Corporate Responsibility and Nuclear Oversight Committees of the Board. He has been a PP&L director since 1992.



                 RUTH LEVENTHAL served as Provost and Dean of Penn State
                 Harrisburg (The Capital College) from 1984 through 1994. Dr.
                 Leventhal earned her B.S. in Medical Technology, her Ph.D. in
                 Parasitology and her M.B.A. from the University of
                 Pennsylvania. From 1981 until her appointment at The Capital
                 College, Dr. Leventhal was Dean of the School of Health
   [PHOTO        Sciences and Professor of Medical Laboratory Sciences at
   APPEARS       Hunter College of The City University of New York. She
   HERE]         previously served four years as Acting Dean of The School of
                 Allied Medical Professions at the University of Pennsylvania.
                 Dr. Leventhal is a director of Mellon Bank (Commonwealth region) and founding chair of the Council for Public
                 Education. She is active in a number of charitable, civic and professional organizations, including the Greater Harrisburg
                 Chamber of Commerce. She is 54. Dr. Leventhal is a member of the Audit and Corporate Responsibility Committees of the Board. She has been a PP&L director since 1988.


DIRECTORS CONTINUING IN OFFICE:


                 RICHARD S. BARTON is President of United States Customer
                 Operations and a Corporate Vice President of Xerox
                 Corporation, Rochester, New York. Mr. Barton earned his B.A.
                 from Adelphi University and completed the Wharton Executive
                 Development Program at the University of Pennsylvania. He
                 previously held the position of Chairman, President and Chief
   [PHOTO        Executive Officer of Xerox Canada Inc. From 1989 to 1991, he
   APPEARS       was Vice President, North American Systems Sales, for the
   HERE]         Xerox Integrated Systems Operations, and was elected to his current position in 1993. Mr. Barton serves on the boards of Avon Products, Inc. and the American Management Association.
                 He is 46. Mr. Barton is a member of the Corporate
                 Responsibility and Management Development and Compensation
                 Committees of the Board. He has been a PP&L director since
                 January 1994. Mr. Barton's term expires in 1997.

                 E. ALLEN DEAVER is Executive Vice President, a member of the
                 President's Office, and a director of Armstrong World
                 Industries, Inc., Lancaster, Pa., a manufacturer of interior furnishings and specialty products. He graduated from the
                 University of Tennessee with a B.S. in Mechanical Engineering and joined Armstrong in 1960. In 1980, he became General
                 Production Manager for Building and Industry Products
   [PHOTO        Operations. He was elected Group Vice President for Corporate
   APPEARS       Technology and New Business Development in 1983. He has
   HERE]         served as Executive Vice President and a director of
                 Armstrong since 1988. Mr. Deaver is a director of the National Association of Manufacturers, the Pennsylvania
                 Economy League and Internacional de Ceramica S.A. (Mexico).
                 He is 59. Mr. Deaver is chair of the Management Development and Compensation Committee and a member of the Nuclear
                 Oversight Committee of the Board. He has been a PP&L director since 1991. Mr. Deaver's term expires in 1997.




                 NANCE K. DICCIANI is Vice President and Business Director,
                 Petroleum Chemicals Division, Rohm and Haas Company,
                 Philadelphia, Pa. Dr. Dicciani received a B.S. from Villanova
                 University, an M.S. from the University of Virginia, an
                 M.B.A. from the Wharton School of Business and a Ph.D. from the University of Pennsylvania. Prior to joining Rohm and
   [PHOTO        Haas in 1991 as Business Unit Director, Petroleum Chemicals,
   APPEARS       she had been named General Manager, Business Development and
   HERE]         Technology (Chemicals group), at Air Products and Chemicals,
                 Inc. in 1990, where her prior position was Director, Commercial Development and Technology, Specialty Chemicals
                 Division. Dr. Dicciani is a director of the World Affairs
                 Council. She is 47. Dr. Dicciani is a member of the Audit and Nuclear Oversight Committees of the Board. She has been a PP&L director since February 1994. Dr. Dicciani's term expires in 1997.




                 WILLIAM J. FLOOD is Secretary-Treasurer of Highway Equipment
                 & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy
                 equipment for highway construction, industry and general
                 contractors. Mr. Flood received his B.A. from Dartmouth
   [PHOTO        College and joined HESCO in 1960 after serving in the U.S.
   APPEARS       Air Force as a navigator with the Strategic Air Command. Mr.
   HERE]         Flood is a director of HESCO, Geisinger Foundation, Hescorp,
                 Inc. and PNC Bank (Northeast PA). He is 59. Mr. Flood is a member of the Audit and Nominating Committees of the Board.
                 He has been a PP&L director since 1990. Mr. Flood's term expires in 1996.




                 DANIEL G. GAMBET is President of Allentown College of St.
                 Francis de Sales, Center Valley, Pa. Father Gambet received his Ph.D. in Classical Studies from the University of
                 Pennsylvania. He joined Allentown College in 1965 as Academic
   [PHOTO        Dean, became Vice President in 1970 and President in 1978. He
   APPEARS       is a director of a number of civic and charitable
   HERE]         organizations, including Lehigh Valley Hospital and Health
                 Network, Inc. and the Better Business Bureau of Eastern
                 Pennsylvania. He is 65. Father Gambet is chair of the Corporate Responsibility Committee and a member of the Audit
                 Committee of the Board. He has been a PP&L director since
                 1986. Father Gambet's term expires in 1996.




                 ELMER D. GATES is Vice Chairman of Fuller Company, Bethlehem,
                 Pa., a company involved in the design and manufacture of
                 plants, machinery and equipment used in the cement, paper, power and processing industries. He has a B.S. in Mechanical
                 Engineering from Clarkson College. Prior to joining Fuller
                 Company as President in 1982, Mr. Gates spent thirty-one
   [PHOTO        years at General Electric Company. Mr. Gates assumed his
   APPEARS       present position at Fuller Company in 1990. Mr. Gates is vice
   HERE]         chairman and a director of Ambassador Bank and president of the Lehigh Valley Partnership. He is also Chairman, Chief
                 Executive Officer and a director of Birdsboro Ferrocast, Inc., a steel foundry located in Birdsboro, Pa. In 1992, Birdsboro Ferrocast filed a voluntary petition under Chapter
                 11 of the Bankruptcy Code. He is 65. Mr. Gates is chair of the Nuclear Oversight Committee and a member of the Management Development and Compensation Committee of the
                 Board. He has been a PP&L director since 1989. Mr. Gates' term expires in 1997.

                 WILLIAM F. HECHT is Chairman, President and Chief Executive
                 Officer of Pennsylvania Power & Light Co. Mr. Hecht received his B.S. and M.S. in Electrical Engineering from Lehigh
                 University. Employed since 1964, he was elected Executive
   [PHOTO        Vice President -- Operations in 1990. He was named President
   APPEARS       and Chief Operating Officer in 1991, and was named to his
   HERE]         present position in 1993. Mr. Hecht is a director of a number of civic and charitable organizations. He is 51. Mr. Hecht is chair of the Executive Committee of the Board and of the Corporate Management Committee, an internal committee comprised of PP&L's senior officers. He has been a PP&L director since 1990. Mr. Hecht's term expires in 1996.




                 JOHN T. KAUFFMAN served as Chairman and Chief Executive
                 Officer of Pennsylvania Power & Light Co. from October 1991 until his retirement on December 31, 1992. He had served as
                 Chairman, President and Chief Executive Officer from 1990 to
                 October 1991. Mr. Kauffman earned a B.S. in Mechanical
                 Engineering from Purdue University and a B.S. in Marine
   [PHOTO        Engineering from the U.S. Merchant Marine Academy. He is past
   APPEARS       chairman of the Pennsylvania Electric Association, chairman
   HERE]         of Lehigh Valley 2000: Business-Education Partnerships and a
                 director of Conestoga Title Insurance Company, Alliance for the Chesapeake Bay, the Eastern Pennsylvania Chapter of The
                 Nature Conservancy, the AMERICA 2000 Coalition and the Center for Workforce Preparation and Quality Education, an affiliate of the U.S. Chamber of Commerce. He is 68. Mr. Kauffman is a member of the Executive and Nuclear Oversight Committees of the Board. He has been a PP&L director since 1978. Mr.
                 Kauffman's term expires in 1996.




                 FRANK A. LONG is Executive Vice President and Chief Operating
                 Officer of Pennsylvania Power & Light Co. Mr. Long received a
                 B.S. in Electrical Engineering from Northeastern University, and joined PP&L in 1963. He was elected Senior Vice
   [PHOTO        President -- System Power & Engineering in 1990, and was
   APPEARS       named to his present position in 1993. Mr. Long is a member
   HERE]         of the Executive Committee of the Pennsylvania Electric
                 Association and a trustee of the North American Electric
                 Reliability Council. He is a director of the Homemaker/Home
                 Health Aide Services of Lehigh County. He is 54. He has been a PP&L director since 1993. Mr. Long's term expires in 1996.




                 NORMAN ROBERTSON retired as Senior Vice President and Chief
                 Economist of Mellon Bank N.A., Pittsburgh, Pa. in 1992. Mr.
                 Robertson received his B.S. in Economics from the University of London, England, and attended the London School of
                 Economics. He joined Mellon Bank in 1963 and advanced to Vice
   [PHOTO        President and Chief Economist in 1970 and Senior Vice
   APPEARS       President and Chief Economist in 1973. Mr. Robertson is a
   HERE]         director of Mellon Bank (Maryland) and Economics America--
                 Pennsylvania Council on Economic Education. He is also an
                 Adjunct Professor of Economics at Carnegie Mellon University.
                 He is 67. Mr. Robertson is a member of the Executive and Management Development and Compensation Committees of the
                 Board. He has been a PP&L director since 1969. Mr.
                 Robertson's term expires in 1997.




                 DAVID L. TRESSLER is Executive Director of the Center for
                 Public Initiatives at the University of Scranton, and
                 President, Chief Executive Officer and a director of the
                 Northeast Regional Cancer Institute, Scranton, Pa. Mr.
                 Tressler is a graduate of The Pennsylvania State University, the University of Pittsburgh and Stonier Graduate School of
   [PHOTO        Banking (Rutgers University). He had served as Chairman and
   APPEARS       Chief Executive Officer of Northeastern Bank of Pennsylvania
   HERE]         from 1982 to 1991. Mr. Tressler is Past President of
                 Economics America -- Pennsylvania Council on Economic
                 Education, and a trustee of Lackawanna Industrial Fund
                 Enterprises. He is a director of the Pennsylvania Industrial
                 Development Authority and PHICO Insurance Company. He is 58.
                 Mr. Tressler is chair of the Audit Committee and a member of the Executive Committee of the Board. He has been a PP&L director since 1981. Mr. Tressler's term expires in 1996.

RETIRING DIRECTOR:


                 JEFFREY J. BURDGE, the former Chairman of the Board of Harsco
                 Corporation, Camp Hill, Pa., is retiring from the Board of
                 Directors as of the 1995 Annual Meeting. Mr. Burdge joined
                 Harsco in 1953 and became Harsco's President and Chief
                 Executive Officer in 1977. He served as Chairman from 1983
   [PHOTO        until his retirement in 1991. He is a trustee of the George
   APPEARS       C. Marshall Foundation and a director of Harsco; Millers
   HERE]         Mutual Insurance Company; the South Central Pennsylvania
                 Housing Development Foundation; and the Polyclinic Health
                 System of Harrisburg. In recent years, Mr. Burdge has served as chair of the Nominating Committee and as a member of the Executive Committee of the Board. A PP&L director since 1982,
                 Mr. Burdge has provided valued advice and leadership, and we wish him well in his retirement.


GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR ATTENDANCE AT BOARD MEETINGS

  The Board of Directors held ten meetings during 1994. Each director attended 80% or more of the meetings held by the Board and the Committees during the year. The average attendance of directors at Board and Committee meetings held during 1994 was 95%.

COMPENSATION OF DIRECTORS

  Directors who are PP&L employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $18,000 per year, a fee of $850 for attending Board of Directors meetings, Committee meetings and other meetings at PP&L's request, and a fee of $150 for participating in meetings held by telephone conference call. These directors may elect to defer all or any part of their retainer and fees, together with applicable interest, pursuant to the Directors Deferred Compensation Plan. Under this Plan, non-employee directors can defer payment of this compensation and interest until their retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  In addition, PP&L has established a Retirement Plan for non-employee directors. Upon completion of at least three years of service on the Board, these directors are eligible for a retirement benefit payable at age 65, or the date of retirement, whichever is later. This benefit cannot exceed 50% of the annual retainer in effect during the last year of their service on the Board and is payable for ten years.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS OR EXECUTIVE OFFICERS

  The SEC requires disclosure of certain business transactions or relationships between PP&L, or its subsidiaries, and other organizations with which any of PP&L's directors or executive officers is affiliated as an owner, partner, director, or executive officer.

  From time to time, when it has been appropriate and reasonable, PP&L and its subsidiaries have engaged in transactions with, or have used products or services of, organizations with which PP&L directors or executive officers are affiliated. It is expected that the Company will continue to do so.

  During 1994, PP&L paid Highway Equipment & Supply Co. (HESCO) $175,899 for certain equipment and materials. Mr. Flood, a PP&L director, is secretary-treasurer and a principal owner of HESCO.

STOCK OWNERSHIP

  All directors and executive officers as a group own less than 1% of PP&L's common stock, and own no preferred stock. The following table sets forth certain ownership of PP&L stock as of December 31, 1994:

                                                          SHARES OF
                                                         COMMON STOCK
                                                         BENEFICIALLY
     NAME                                                 OWNED (1)
     ----                                                ------------
     R. S. Barton                                            1,634
     J. J. Burdge                                            3,000
     R. G. Byram                                             4,637
     E. A. Deaver                                            1,021
     N. K. Dicciani                                            971
     W. J. Flood                                             2,044
     D. G. Gambet                                            1,264
     E. D. Gates                                             4,641
     D. C. Hathaway                                            201
     W. F. Hecht                                            15,408
     S. Heydt                                                1,609
     R. E. Hill                                              4,958
     C. L. Jones                                               397
     J. T. Kauffman                                         18,900
     R. Y. Kaufman                                             114
     J. C. Krum                                              5,945
     R. Leventhal                                              507
     F. A. Long                                              8,785
     N. Robertson                                            1,354
     D. L. Tressler                                          2,337
     All 33 executive officers and directors as a group    123,192

(1) The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; and (iv) with respect to PP&L executive officers, shares held for their benefit by the Trustee under the ESOP.

BOARD COMMITTEES

  The Board of Directors has six standing committees -- the Executive, Audit, Corporate Responsibility, Management Development and Compensation, Nominating and Nuclear Oversight Committees. Each non-employee director usually serves on two or more of these committees. The Audit, Corporate Responsibility, Management Development and Compensation, Nominating and Nuclear Oversight Committees are composed entirely of directors who are not PP&L employees.

  EXECUTIVE COMMITTEE. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors or change the Bylaws. The Executive Committee met eight times in 1994. The members of the Executive Committee are Mr. Hecht (Chair) and Messrs. Burdge, Kauffman, Robertson and Tressler.

  AUDIT COMMITTEE. The principal functions of the Audit Committee are (1) to oversee PP&L's financial reporting process, including review of the year-end financial statements; (2) to confirm that PP&L's control environment, management's commitment to an effective system of internal control and PP&L's program for monitoring compliance with its code of conduct are satisfactory;
(3) to recommend to the Board of Directors the engagement (or discharge) of independent auditors; (4) to review the plans for audits and the results of these audits, as well as the audit results of governmental agencies and other third parties; (5) to review the effectiveness of the internal audit function; and (6) to review the independence of the auditors. The Audit Committee met three times in 1994. The members of the Audit Committee are Mr. Tressler (Chair), Dr. Dicciani, Mr. Flood, Father Gambet and Dr. Leventhal.

  CORPORATE RESPONSIBILITY COMMITTEE. The principal functions of the Corporate Responsibility Committee are to review various policies and practices of management in the areas of corporate governance and corporate responsibility, and to review PP&L's response to actions, investigations, sanctions or warnings by governmental and regulatory authorities. The Corporate Responsibility Committee met twice in 1994. The members of the Corporate Responsibility Committee are Father Gambet (Chair), Mr. Barton, Dr. Heydt, Mr. Jones, Admiral Kaufman and Dr. Leventhal.

  MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal functions of the Management Development and Compensation Committee are to review and evaluate at least annually the performance of the chief executive officer and the members of the Corporate Management Committee, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. The Management Development and Compensation Committee met eleven times in 1994. The members of the Management Development and Compensation Committee are Mr. Deaver (Chair) and Messrs. Barton, Gates and Robertson.

  NOMINATING COMMITTEE. The principal functions of the Nominating Committee are to develop and review criteria for the qualifications of potential Board members and to identify and recommend to the Board of Directors new candidates for election to the Board. The Nominating Committee met twice during 1994. The members of the Nominating Committee are Mr. Burdge (Chair), Mr. Flood, Dr. Heydt, and Mr. Jones. (Upon Mr. Burdge's retirement, a new Chair of this Committee will be appointed by the Board of Directors.)

  Nominees for directors may be proposed by shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 1996 Annual Meeting of PP&L must be received by November 15, 1995. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Nominating Committee, c/o PP&L Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  Recommendations for the 1996 Annual Meeting of Resources must be received by 75 days prior to the date of the Annual Meeting of Resources.

  NUCLEAR OVERSIGHT COMMITTEE. The principal function of the Nuclear Oversight Committee is to oversee management systems and processes which assure (1) safety of the public, (2) regulatory compliance, (3) preservation of nuclear plant assets, and (4) fulfillment of operational and financial objectives. Committee reviews focus on issues critical to the long-term safe, reliable and economic operation of the nuclear plant. Industry experts are retained to provide technical advice and assistance to committee members. The Nuclear Oversight Committee met three times in 1994. The members of the Nuclear Oversight Committee are Mr. Gates (Chair), Mr. Deaver, Dr. Dicciani, Mr. Kauffman and Admiral Kaufman.

RETIREMENT PLANS FOR EXECUTIVE OFFICERS

  Executive officers who retire from PP&L are eligible for benefits under PP&L's Retirement Plan and the SERP. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans.

      ESTIMATED ANNUAL RETIREMENT BENEFITS AT NORMAL RETIREMENT AGE OF 65

                                       YEARS OF CREDITED SERVICE
                           -----------------------------------------------------------------
     ASSUMED ANNUAL                                                                 30 YEARS
      COMPENSATION         15 YEARS           20 YEARS           25 YEARS           OR MORE
     --------------        --------           --------           --------           --------
        $200,000           $ 66,612           $ 93,612           $103,612           $113,612
         250,000             86,862            120,612            133,112            145,612
         300,000            107,112            147,612            162,612            177,612
         350,000            127,362            174,612            192,112            209,612
         400,000            147,612            201,612            221,612            241,612
         450,000            167,862            228,612            251,112            273,612
         500,000            188,112            255,612            280,612            305,612

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Long deferred $26,032, $39,860, and $32,094 of compensation for the years 1992, 1993 and 1994, respectively. No other officer listed in the Table deferred compensation in those years.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at the time of retirement and, in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1995, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram, Krum and Hill were 21.8, 24.4, 18.3, 27.8 and 22.4, respectively. The years of credited service under the SERP for each of these officers are the same as under the Retirement Plan, except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP for prior employment.

  In the event of certain changes in control, executive officers would be eligible for benefits under the Executive Retirement Security Plan. For purposes of this Plan, compensation and years of credited service are the same as under the SERP, except that, under this Plan, benefits become immediately vested for participants, salary levels used to determine benefits are based on earnings for the twelve-month period immediately preceding the change in control and the penalties for early retirement are eliminated.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Management Development and Compensation Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the ICP.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated PP&L executives for the last three fiscal years. Messrs. Hecht and Long also served as PP&L directors but received no separate remuneration in that capacity.

                                                                             LONG-TERM
                                               ANNUAL COMPENSATION          COMPENSATION
                           -------------------------------------------------------------------
                                                            OTHER ANNUAL     RESTRICTED      ALL OTHER
  NAME AND PRINCIPAL POSITION/1/   YEAR SALARY/2/ BONUS/2/ COMPENSATION/3/ STOCK AWARD/4/ COMPENSATION/5/
                                           ($)      ($)          ($)            ($)             ($)
- ---------------------------------------------------------------------------------------------------------
  William F. Hecht                 1994  470,000        0/6/        0               0/6/       4,042
   Chairman, President and         1993  375,000   45,000           0          71,070          3,346
   Chief Executive Officer         1992  300,000   43,200       1,000          72,930          3,155
  Frank A. Long
   Executive Vice                  1994  325,000   24,375       7,050          42,525          4,078
   President and                   1993  231,000   27,720       1,000          43,775          3,134
   Chief Operating Officer         1992  181,000   26,064       3,481          43,924          2,725
  Robert G. Byram                  1994  220,000   16,500           0          28,755          3,423
   Senior Vice President-          1993  167,300   20,076           0          31,673          1,031
   Nuclear                         1992  125,300   12,031       2,410          18,288            927
  Joseph C. Krum                   1994  205,000   15,375      11,826          26,933         27,741
   Senior Vice President-          1993  190,500   22,860      14,652          36,050          3,045
   Division Operations             1992  181,000   26,064      13,924          43,924          2,830
  Ronald E. Hill                   1994  173,000   12,975       1,100          22,680          3,840
   Senior Vice President-          1993  145,600   11,611           0          16,480          2,481
   Financial                       1992  138,300   11,066           0          16,796          2,301

/1/Effective December 31, 1994, Mr. Krum retired as Senior Vice President-
   Division Operations.
/2/Salaries listed are those in effect at year-end. Salary and bonus data include deferred compensation.
/3/Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by certain officers for serving as directors of Safe Harbor, an affiliate of PP&L. The Safe Harbor fees earned are as follows: Mr. Hecht -- $1,000 in 1992; Mr. Long -- $1,000 in 1993 and $800 in 1994; and Mr.
   Hill -- $1,100 in 1994.
/4/The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1994, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht -- 7,860 shares ($149,340); Mr. Long -- 4,630 shares ($87,970); Mr. Byram -- 2,492 shares ($47,348); Mr. Krum -- 4,270 shares ($81,130); and Mr. Hill -- 1,814 shares ($34,466). These year-end data do not include awards made in January 1995 for 1994 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years. Upon Mr. Krum's retirement, the Management Development and Compensation Committee lifted the restriction period applicable to his stock awards.
/5/Includes PP&L contributions to the officers' Deferred Savings Plan and the ESOP accounts. In addition, the 1994 amount shown for Mr. Krum includes approximately $23,652, which he received following his retirement. This payment reflects the value of vacation which Mr. Krum earned while an employee, but had not yet taken at the time of his retirement.
/6/As described in the following report of the Management Development and Compensation Committee, Mr. Hecht requested to forgo his incentive award for 1994.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

GENERALLY

  The Management Development and Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent outside directors. One of the primary functions of the Committee is to review and evaluate the performance and leadership of the Chief Executive Officer and other members of the Corporate Management Committee ("CMC") -- an internal committee comprised of the senior officers of PP&L -- and to establish the compensation of and benefit practices applicable to these officers.

  The CMC is now comprised of four senior officers who meet periodically to guide the direction of PP&L. The members of the CMC are William F. Hecht, Chairman, President and Chief Executive Officer; Frank A. Long, Executive Vice President and Chief Operating Officer; Robert G. Byram, Senior Vice
President -- Nuclear; and Ronald E. Hill, Senior Vice President -- Financial. (Joseph C. Krum, who is named in the Summary Compensation Table shown on page 36, served as a member of the CMC throughout 1994 and retired at the end of the year.)

  PP&L has in place two major components of executive compensation for members of the CMC and other officers of PP&L -- base salary and incentive compensation. Base salaries reflect the value of the various PP&L positions relative to similar positions -- both within PP&L and in other companies -- and variations in individual performance. Incentive compensation is developed within the framework of a plan that measures attainment of key corporate goals and reflects variations in corporate performance. These goals were developed by the Committee and then approved by the Board of Directors (the "predetermined corporate goals").

BASE SALARIES

  In January 1994, the Committee reviewed salary ranges for the CMC positions by comparing actual salary levels paid for positions with similar levels of responsibility by twelve comparable electric utilities. Although the companies included in the Standard & Poor's Electric Utilities Index shown in the stock performance graph (on page 40) vary from time to time, as of early 1995, eight of the electric utilities used by the Committee for comparison purposes were included in that Index. All of the twelve comparison companies were included in the EEI (Edison Electric Institute) 100 Index of Investor-owned Electric Utilities, which is also displayed in the stock graph. The twelve electric utilities used for comparison purposes in 1994 were selected based on their similarity to PP&L in terms of annual revenues, service territory characteristics or economic conditions.

  In general, the Committee's objective is to provide salary ranges that are sufficiently competitive with comparable electric utilities to enable PP&L to attract and retain high-quality executive talent. In assessing CMC salary ranges, the Committee also sought to maintain equity within the internal PP&L salary structure.

  In addition, after establishing the salary ranges, the Committee reviewed the actual salaries and performance appraisals of each of the CMC members. The Committee also solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other CMC members. Upon completion of this review, the Committee set the 1994 salaries of the CMC members.

  In July 1994, the Committee established the average of the twelve comparable electric utilities as the target for CMC members' compensation. As of that time, Mr. Hecht's total compensation was about 34% less than the average total compensation of the chief executive officers of these twelve comparable companies. Also, the total compensation of the other CMC members was approximately 35% less than the average paid to their counterparts at these companies. Considering this information and individual performance, the salaries for Mr. Hecht and two other members of the CMC were increased in August 1994.

  Regarding the base salaries of other corporate officers, the Board of Directors has delegated the authority to review and set the salaries of these officers to certain members of the CMC. This enables the CMC members to establish the salaries of the officers who report to them. As a result, officers' salaries closely reflect their individual performance and contribution to the achievement of corporate goals.

INCENTIVE AWARDS

  In establishing the second component of executive compensation -- incentive awards -- the Committee reviews annually PP&L's performance in relation to the predetermined corporate goals. This component of compensation is intended to relate executive compensation directly to corporate performance during the past year.

  PP&L currently has an incentive compensation system designed to compensate officers and other key employees of PP&L in relation to the performance of PP&L. Officers can receive incentive compensation in the form of restricted stock grants and/or stock options, pursuant to the Incentive Compensation Plan, and in the form of cash grants.

  The 1994 incentive awards made to the five most highly compensated officers are shown in the Summary Compensation Table. The amounts shown in the column entitled, "Bonus," are the cash grants; and the amounts shown in the column entitled, "Restricted Stock Award," are the values of the stock grants.

  The Committee established that the awards for 1994 performance made to the CMC members under the Incentive Compensation Plan and the related cash grants would not exceed 25% and 15%, respectively, of their salaries. The corresponding amounts for all other officers were smaller percentages of the salaries of that group.

  In March 1994, the Committee recommended goals under these incentive programs relating to 1994 corporate performance; and the Board of Directors subsequently approved these goals without change. How well PP&L performed on each of these goals determined the officers' incentive awards. The 1994 goals included financial, operational and corporate strategy objectives. In 1994, the weighting for the goals was as follows: financial -- 35%, operational -- 45% and corporate strategy -- 20%.

  The financial objectives were the following:

  (1) earnings performance -- measured by the achievement of earnings applicable to common shareowners;

  (2) common stock dividend and market price -- measured by the performance of the market price of common stock and the ratio of market price to the book value of common stock, in comparison to industry performance on these indicators; and

  (3) liquidity and credit worthiness -- measured by PP&L's ability to pay interest on its outstanding debt and the ability to pay common stock dividends.

  The operational objectives were the following:

  (1) price of electricity -- measured by continued stability in base rates;

  (2) marketing and economic development -- measured by sales growth achieved primarily through PP&L's marketing and economic development activities;

  (3) power plant performance -- measured by the operating performance of PP&L's nuclear and fossil-fired generating stations;

  (4) environmental -- measured by PP&L's performance in complying with environmental laws and regulations, with the objective of minimizing any violations and associated fines and penalties;

  (5) customer service -- measured by minimizing customer interruptions and the number of customer complaints filed with the Pennsylvania Public Utility Commission;

  (6) employee safety -- measured by having no work-related fatalities and by improvements in the number of employee on-the-job accidents; and

  (7) affirmative action -- measured by actions taken to advance women and minorities in management positions and maintain or enhance their representation in the workforce.

  The corporate strategy objectives were the following:

  (1) vision, mission and objectives -- measured by the development and communication of new vision and mission statements and long-term objectives that reflect PP&L's new strategic direction;

  (2) worldwide markets -- measured by the development and implementation of a plan for worldwide energy activities;

  (3) new opportunities -- measured by the identification and development of opportunities for revenue enhancement through allied business and improved utilization of assets within PP&L; and

  (4) cost reduction and improvement -- measured by the continued development of PP&L's Continuous Performance Improvement Process and utilization of this process to meet target generation costs and cost reduction and improvements goals throughout PP&L.

  The Incentive Compensation Plan provides that stock issued under this Plan must be "restricted." The Committee determines the applicable restriction period at the time of grant, which, under the terms of the Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with PP&L. The Incentive Compensation Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with PP&L and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years. No awards of stock options have ever been made under this Plan.

  The Committee based the CMC members' incentive awards for 1994 performance solely on the predetermined corporate goals achieved. In January 1995, the Committee reviewed performance achieved during 1994 for each of the predetermined corporate goals under the incentive compensation programs. In 1994, PP&L achieved 49.9% of all the predetermined goals. Under this evaluation process, each member of the CMC was eligible to receive the same percentage (20%) of his base salary in the form of an incentive award, divided between grants of restricted stock and cash. This uniform percentage award was intended to foster teamwork, recognizing that each member of the CMC is directly responsible for the achievement of each and every corporate goal, and to result in cooperation between major departments of PP&L in the pursuit of corporate goals.

  The sum of the values shown as "Bonus" and "Restricted Stock Award" in the Summary Compensation Table for officers other than Mr. Hecht equals this 20% incentive award. Although entitled to an incentive award in an amount based on this same percentage, Mr. Hecht requested that he receive no incentive award for 1994.

  In connection with the awards for 1994 performance made to other officers of PP&L, the Committee based one-half of these incentive awards on individual performance, and one-half on the number of predetermined corporate goals achieved. In determining the individual performance component, the Committee relied on recommendations of senior management.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1994 salary, in January 1994, the Committee reviewed the salaries of chief executive officers of the twelve electric utilities used for comparison purposes which are referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1993 salary was lower than the average earned by incumbents in similar positions at comparable electric utilities.

  As a result of this review and Mr. Hecht's performance, the Committee set his 1994 salary at $425,000. Subsequently, in July 1994, the Committee established the average of the twelve comparable electric utilities as the target for Mr. Hecht's compensation. Considering this information and his performance, in August 1994, the Committee set Mr. Hecht's salary at $470,000, which is still below the average paid to incumbents in comparable positions.

  As noted above, based on PP&L's performance during 1994 on the predetermined corporate goals under the incentive compensation programs, Mr. Hecht was also eligible to receive a total incentive award of 20% of his year-end salary (or, about $94,000), divided between awards of restricted stock and cash. Mr. Hecht, however, noting the adverse short-term impact of the various restructuring initiatives that are positioning PP&L for long-term growth, decided to forgo his award. At the same time, Mr. Hecht emphasized that it was appropriate for the other officers to receive their awards, which recognize the positive effects that their efforts are having on corporate performance, as well as the value of their talent in the highly competitive marketplace for effective executive skills.

  The Committee, in commending Mr. Hecht for his strategic vision, leadership and performance, reluctantly accepted his decision to forgo an award for 1994.

                                      The Management Development
                                      and Compensation Committee
                                        E. Allen Deaver, Chair
                                        Richard S. Barton
                                        Elmer D. Gates
                                        Norman Robertson

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of PP&L's common stock over the past five years. For comparison purposes, three other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and both the EEI 100 Index of Investor-owned Electric Utilities and the Standard & Poor's Electric Utilities Index reflect the performance of electric utilities' stock generally. The Standard & Poor's Electric Utilities Index, which includes only 24 companies, is shown here because it was used last year; it will be dropped in 1996 in favor of the EEI 100 Index. The EEI 100 Index is a comprehensive, widely recognized industry index that includes 100 investor-owned domestic electric utility companies. These 100 companies serve 99% of the customers of the investor-owned domestic electric utility industry.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
  For PP&L, S&P 500 Index, EEI 100 Index of Investor-owned Electric Utilities, and S&P Electric Utilities Index*


                             [CHART APPEARS HERE]


                               12/31/89 12/31/90 12/31/91 12/31/92 12/31/93 12/31/94
                               -------- -------- -------- -------- -------- --------
     PP&L                       $100.00  $109.47  $140.58  $154.71  $162.17  $123.81
     S&P 500 Index               100.00    96.89   126.42   136.05   149.76   151.74
     EEI 100 Index of
      Investor-owned Electric
      Utilities                  100.00   101.37   130.64   140.59   156.22   138.14
     S&P Electric Utilities
      Index                      100.00   102.61   133.58   141.43   159.26   138.44

    * Assumes investing $100 on 12/31/89 and reinvesting dividends in PP&L common stock, S&P 500 Index, EEI 100 Index of Investor-owned Electric Utilities, and S&P Electric Utilities Index.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION
PLAN

  The PP&L Board of Directors has adopted the Directors Plan (a copy of which is attached to this Proxy Statement and Prospectus as Exhibit C), subject to approval by the Shareowners, in order to continue to attract and retain highly qualified individuals to serve as directors of PP&L and to increase the stock ownership of non-employee directors, thereby more closely aligning their interests with those of PP&L's other shareowners.

  The Directors Plan permits non-employee directors of the Company to elect to receive their director's fee in cash or to defer any portion, up to 100%, of the cash fee into either an interest-bearing deferred cash account or into a deferred stock account. If approved by the Shareowners, the Directors Plan will also provide that, effective July 1, 1995, any increases in a director's yearly compensation over 1994 levels will automatically be received as deferred stock. The Directors Plan provides that the automatic deferral feature will not be amended more than once every six months other than to comply with changes in the Code or the Employee Retirement Income Security Act or the rules thereunder. Under either the "stock deferral election" or the "automatic deferral," an amount of common shares having a fair market value equal to the amount of the deferred compensation would be credited to the non-employee director's deferred stock account. Prior to the Effective Time, shares in the deferred stock account will represent PP&L Common Shares and, after the Effective Time, will represent Resources Common Shares.

  Compensation deferred under the Directors Plan will be distributed to a participating director at the time of termination of the director's service on the Board of Directors or, at the director's option, at a later time up to age
72. At the time of distribution, shares in the deferred stock account and amounts in the cash account would be distributed either in one distribution or in installments as elected by the non-employee director. Amounts in the deferred stock account may be transferred from the stock account to the cash account on an irrevocable election by the participant made six months before the transfer, except for compensation deferred under the automatic deferral which may not be transferred until three years after the deferral. Similarly, deferred amounts in the cash account may be transferred to the stock account on an irrevocable election by the participant made six months before the transfer, and in such event an amount of shares having a fair market value equal to the amount transferred would be credited to the stock account. Alternatively, an election to effect a transfer from the stock account to the cash account, or from the cash account to the stock account, may be made during the period beginning on the third business day following the date of release of PP&L's quarterly or annual financial results and ending on the twelfth business day following such date, provided that any such transfer election is at least six months after the date of the previous such election. Dividends paid on deferred shares will be credited in the form of additional shares of stock.

                                ---------------

  The PP&L Board of Directors believes that the best interests of the Company will be served by the Shareowners' approval of the Directors Plan.

 THE BOARD OF DIRECTORS OF PP&L RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 3

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN FOR OFFICERS AND OTHER KEY EMPLOYEES

  The ICP was adopted by shareowners at PP&L's 1987 annual meeting. The growth, development and financial success of the Company depends upon attracting and retaining the best possible management. PP&L's Board of Directors believes the ICP will promote the success of the Company by providing a method whereby officers and other key employees of the Company may be awarded additional remuneration for performance in meeting specific Company objectives in a way that increases their ownership interest in the Company and encourages them to remain in the employ of the Company.

  The types of awards that may be granted under the ICP are restricted stock awards and stock option awards. Awards granted prior to the Effective Time will be made in PP&L Common Shares and awards granted after the Effective Time will be made in Resources Common Shares. The ICP currently provides that up to 400,000 shares may be granted under either of these types of awards prior to January 1, 1997. As of February 28, 1995, an aggregate of 173,600 PP&L Common Shares had been awarded as restricted stock under the ICP, including the awards of restricted stock described under "Proposal 2: Election of Directors --
 Report of the Management Development and Compensation Committee Regarding Executive Compensation" above. The shares issued under the ICP may be authorized and unissued stock, treasury stock or stock purchased on the open market. To the extent that an award is forfeited or the right of a participant to whom it was granted terminates, any shares subject to the award will again be available for awards under the ICP.

  A summary of the principal provisions of the current ICP is set forth under "Current Provisions" below. A summary of the proposed amendments to the ICP is set forth under "Amended and Restated ICP" below.

CURRENT PROVISIONS

ADMINISTRATION

  The ICP is administered by a plan committee (the "Plan Committee"), which has the full power and authority to make awards to eligible employees pursuant to the provisions of the ICP, to interpret the provisions of the ICP and to supervise the administration of the ICP. The Plan Committee must consist of not less than three directors who are not employees of PP&L and, therefore, are not eligible to receive awards under the ICP. The PP&L Board of Directors has designated the Management Development and Compensation Committee to serve as the Plan Committee.

ELIGIBILITY

  Officers and other key employees of PP&L (including officers or employees who are members of the Board of Directors) who, in the opinion of the Plan Committee, are mainly responsible for the continued growth, development and financial success of PP&L are eligible to be granted awards under the ICP. Subject to the provisions of the ICP, the Plan Committee shall from time to time select from such eligible persons those to whom awards shall be granted and determine the amount of such awards. Eligibility to receive awards under the ICP and the amount of awards so made are determined by subjective criteria including an assessment of an eligible employee's performance against criteria established by the Board from time to time based on corporate performance. Accordingly, it is not possible at this time to determine the number of employees eligible to participate in the ICP or the amount of awards that may be made.

RESTRICTED STOCK AWARDS

  Restricted stock is common stock issued in the name of the participant that bears a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of such common stock until the expiration of the restriction period. The restriction period is determined by the Plan Committee at the time each award is granted and will not be less than three years and not more than ten years from the date of the grant.

  Restricted stock is issued without the payment of consideration by the participant. During the restriction period, the participant has the right to vote the common stock and receive dividends with respect thereto.

  Upon a participant's termination of employment prior to the end of the restriction period for retirement or death or upon disability, awards are prorated for service during the restriction period. If a participant's employment with PP&L is terminated prior to the end of the restriction period for any other reason, the award is forfeited. In any instance where a payment is to be prorated, the Plan Committee may choose to provide the participant (or the participant's estate) with the entire award rather than the prorated portion.

  Twenty employees received awards of restricted stock under the ICP with respect to their performance during 1994.

STOCK OPTIONS

  Options granted under the ICP may be either incentive stock options, as defined in Section 422A of the Code, or options which do not so qualify ("nonqualified options"). At the time an option is granted under the ICP, the Plan Committee will determine the number of shares subject to the option, the option price per share and the manner and time of the exercise of the option. The option price per share will be equal to or greater than the fair market value of a share on the date of grant. The option exercise price may be paid with cash and/or shares of common stock valued at the fair market value of the common stock when the option is exercised. Options granted under the ICP may not be exercised more than ten years after the date of grant.

  The granting of an option will not entitle the participant to any dividend, voting or other rights of a shareowner unless and until the participant receives common stock upon the exercise of the option.

  To date, no stock options have been granted under the ICP.

AMENDED AND RESTATED ICP

  The PP&L Board of Directors has adopted, subject to approval by the Shareowners, the Amended and Restated ICP, a copy of which is attached to this Proxy Statement and Prospectus as Exhibit D (the "Amended and Restated ICP"). The information set forth under this heading should be read in conjunction with the full text of the Amended and Restated ICP.

  The Board of Directors adopted the Amended and Restated ICP as part of its overall review of PP&L's executive compensation programs. During 1994, the Board determined that these programs should be revised in 1995 to more closely correlate incentive awards to corporate performance and shareowner value. To carry out this goal, the Board of Directors concluded that a larger portion of the total compensation of officers and other key employees should be placed at risk and awarded only if certain challenging goals are achieved. Presenting highly challenging goals to PP&L management will continue to spur superior corporate performance in the future competitive market.

  The long-term component of this revised compensation program will focus solely upon increasing shareowner value, by establishing objectives which will require PP&L to compare favorably with peer group electric utilities, not only on an annual basis, but over a sustained period of time of several years as well. Awards for this long-term component will be made in the form of restricted stock grants or stock option awards, as under the current ICP described above. This revised compensation program will apply to incentive awards to be made to officers and other key employees for performance during 1995.

  The following amendments to the ICP are contained in the Amended and Restated
ICP: (i) stock option awards may be made prior to April 26, 2005 (as compared to the January 1, 1997 expiration date under the current ICP), (ii) restricted stock awards may be made for an indefinite period of time (as compared to the January 1, 1997 expiration date under the current ICP), (iii) the aggregate number of shares of common stock subject to awards may not exceed 100,000 annually (as compared to the current limitation of 400,000 shares over the life of the ICP), and (iv) the term "retirement" has been expanded to include any retirement within the meaning of the SERP. The SERP provides certain executive officers of PP&L with additional retirement income.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax consequences of an award under the ICP will depend on the type of award that is granted. At the time a restricted stock award is granted, a participant may elect to be taxed at ordinary income tax rates in the year the award is granted based on the fair market value of the common stock as of the date of grant. If the election is not exercised within the time prescribed under Section 83(b) of the Code, the participant will be taxed in the year the restrictions expire based on the fair market value of the common stock as of the date the restrictions expire. PP&L is entitled to a corresponding federal income tax deduction for the year in which the participant is taxed. If the participant is taxed in the year the restrictions expire, dividends paid to the participant during the restriction period will be taxed as additional compensation and PP&L will be entitled to a corresponding deduction. If the participant is taxed in the year in which the award is granted, dividends paid to the participant during the restriction period with respect to the common stock will be treated as dividend income and PP&L will not be entitled to a corresponding deduction.

  If the minimum holding periods established by Section 422A of the Code are met, a recipient of an incentive stock option will not recognize taxable income at the time of the grant or upon the exercise of the option, and PP&L will not be entitled to an income tax deduction. If such minimum holding periods are not satisfied, a participant will be taxed as though he exercised a nonqualified option and PP&L will be entitled to a corresponding income tax deduction.

  The grant of a nonqualified option does not result in taxable income to a recipient or a tax deduction for PP&L. Upon exercise of a nonqualified stock option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the option over the option price, and PP&L will be entitled to a corresponding income tax deduction.

AMENDMENT AND TERMINATION

  The Board of Directors may at any time alter, amend, suspend or terminate the Amended and Restated ICP in whole or in part except that: (i) shareowner approval is required if such action (a) increases the maximum number of shares of common stock which may be issued under the Amended and Restated ICP, (b) materially increases the benefits accruing to participants under the Amended and Restated ICP, or (c) materially modifies the eligibility requirements for participants in the Amended and Restated ICP; and (ii) the consent of the participant is required if such action is not required by law or regulation and diminishes, reduces or cancels an award previously granted to such participant.

                                ---------------

  The PP&L Board of Directors believes that the best interests of the Company will be served by the foregoing amendments.

 THE BOARD OF DIRECTORS OF PP&L RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 4

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, which is composed of directors who are not Company employees, the Board of Directors of PP&L appointed Price Waterhouse LLP on February 22, 1995 to serve as independent auditors of PP&L for the year ending December 31, 1995. In addition, the Board of Directors of Resources has appointed Price Waterhouse LLP as independent auditors of Resources for the year ending December 31, 1995.

  Deloitte & Touche LLP ("Deloitte") served as independent auditors of PP&L for the year ended December 31, 1994. Based upon a recommendation of its Audit Committee, the Board of Directors of PP&L decided on January 25, 1995 that Deloitte would not be retained as PP&L's independent auditors for the year ending December 31, 1995. Deloitte's reports on PP&L's financial statements for each of the two most recent fiscal years reported upon, ending December 31, 1994, did not contain any adverse opinion or disclaimer of opinion, nor were the reports modified or qualified in any manner. During the period of such two fiscal years and during the period from December 31, 1994 through January 25, 1995, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During such periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

  Representatives of Price Waterhouse LLP and of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  The Boards of Directors have determined that it would be desirable to request an expression of opinion from the Shareowners on the appointments of Price Waterhouse LLP. If the Shareowners do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Boards of Directors.

                         THE BOARD OF DIRECTORS OF PP&L
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 5

GLOSSARY

TERM                                                                        PAGE
- ----                                                                        ----
4 1/2% Preferred Stock.....................................................   5
Amended and Restated ICP...................................................  43
Annual Meeting.............................................................   1
BCL........................................................................   6
CEP........................................................................  14
CMC........................................................................  36
Code.......................................................................  26
Committee..................................................................  36
Common Stock Plans.........................................................  18
Company....................................................................  14
Deloitte...................................................................  44
Directors Plan.............................................................   8
Dividend Reinvestment Plan.................................................  18
Effective Time.............................................................  11
Energy Act.................................................................  12
ESOP.......................................................................  18
Exchange Act...............................................................   2
FERC.......................................................................   7
Holding Company Act........................................................   7
ICP........................................................................   8
Incorporated Documents.....................................................   2
IRS........................................................................  26
Nonqualified options.......................................................  42
NRC........................................................................   7
NYSE.......................................................................   2
PhSE.......................................................................   2
PJM........................................................................  13
Plan Committee.............................................................  42
Plan of Exchange...........................................................   1
Power Markets..............................................................   6
PP&L.......................................................................   1
PP&L Articles..............................................................   8
PP&L Bylaws................................................................  22
PP&L Common Shares.........................................................   1
PP&L Preference Stock......................................................  20
PP&L Preferred Stock.......................................................   6
Predetermined Corporate Goals..............................................  37
PUC........................................................................   7
PURPA......................................................................  12
Record Date................................................................  10
Registration Statement.....................................................   2
Resources..................................................................   1
Resources Articles.........................................................  11
Resources Bylaws...........................................................  11
Resources Common Shares....................................................   1
Resources Preferred Stock..................................................  21
Restructuring..............................................................  15
Safe Harbor................................................................  14
SEC........................................................................   2
SEC Order..................................................................  18
Series Preferred Stock.....................................................   5
SERP.......................................................................   9
Share Exchange.............................................................   1
Shareowners................................................................   5

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareowners should arise, it is intended that the persons named in the enclosed proxy (or their substitutes) will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting proxies on behalf of the Board of Directors will be paid by PP&L. In addition to the solicitation by mail, a number of regular employees of PP&L may solicit proxies in person or by telephone or telegraph. PP&L has retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the Annual Meeting. It is expected that the remuneration to CIC for its services will not exceed $20,000. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and PP&L will reimburse them for their expenses.

PROPOSALS FOR 1996 ANNUAL MEETING

  To be included in the proxy material for the 1996 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the PP&L Secretary no later than November 15, 1995.

ANNUAL REPORT

  A copy of PP&L's Annual Report for 1994, including financial statements, is being mailed to each Shareowner of record on February 28, 1995.

                                         By Order of the Board of Directors,

                                                    Diane M. Koch
                                                 Assistant Secretary

March 9, 1995

                                                                       EXHIBIT A
                         AGREEMENT AND PLAN OF EXCHANGE

                                    BETWEEN

                       PENNSYLVANIA POWER & LIGHT COMPANY
                          (A PENNSYLVANIA CORPORATION)

                                      AND

                              PP&L RESOURCES, INC.
                          (A PENNSYLVANIA CORPORATION)

                                    RECITALS

  A. PENNSYLVANIA POWER & LIGHT COMPANY (the "Exchanging Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 170,000,000 shares of Common Stock, no par value ("PP&L Common Stock"), of which 156,392,018 shares are issued and outstanding.

  B. PP&L RESOURCES, INC. (the "Acquiring Person"), a wholly owned subsidiary of the Exchanging Corporation, is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 100 shares of Common Stock, par value $.01 per share ("Resources Common Stock"), and which, at the time of the share exchange contemplated hereby (the "Exchange"), will be authorized to issue 390,000,000 shares of Resources Common Stock, of which 100 shares are issued and outstanding and held of record by the Exchanging Corporation.

  C. The Board of Directors of the Exchanging Corporation has adopted resolutions approving this Agreement and Plan of Exchange (the "Agreement") in accordance with the Pennsylvania Business Corporation Law of 1988 (the "BCL") and directing that it be submitted to the shareholders of the Exchanging Corporation for adoption.

                                   ARTICLE I

                                    General

  1.01. Parties to Exchange. The Exchanging Corporation and the Acquiring Person shall effect the Exchange in accordance with and subject to the terms of this Agreement.

  1.02. Effectiveness. Articles of Exchange, and such other documents and instruments as are required by, and complying in all respects with, the BCL shall be delivered to the appropriate state officials for filing. The Exchange shall become effective upon the filing of Articles of Exchange in the Department of State of the Commonwealth of Pennsylvania (the "Effective Time").

  1.03. Termination. Notwithstanding shareholder approval of this Agreement, this Agreement may be terminated at any time prior to the Effective Time by either the Acquiring Person by written notice to the Exchanging Corporation prior to the Effective Time or by the Exchanging Corporation at any time prior to the Effective Time by resolution approved by its Board of Directors.

  1.04. Amendment. This Agreement may be amended by the written agreement of the Exchanging Corporation and the Acquiring Person at any time prior to submission of the Agreement to the shareholders of the Exchanging Corporation for approval and, to the extent permitted by law, at any time thereafter prior to the Effective Time.

                                   ARTICLE II

                                 Capital Stock

  2.01. Exchange. At the Effective Time each share of PP&L Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Exchange and without any action on the part of the holder thereof, be converted and exchanged into one share of Resources Common Stock and the Acquiring Person shall thereupon have acquired and be the holder of each share of PP&L Common Stock covered and exchanged in the Exchange. No shares of PP&L Common Stock shall cease to exist by reason of such conversion and exchange. No other shares of capital stock of the Exchanging Corporation shall be exchanged pursuant to the Exchange.

  2.02. Certificates. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of PP&L Common Stock may, but shall not be required to, surrender the same to the Acquiring Person for reissuance of a new certificate or certificates in holders' name or for transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of the Acquiring Person. Without any further action on the part of the Exchanging Corporation or the Acquiring Person, each outstanding certificate which, immediately before the Effective Time, represented PP&L Common Stock, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Resources Common Stock as though a surrender or transfer and exchange had taken place.

  2.03. Cancellation of Resources Common Stock Held by the Exchanging Corporation. Immediately prior to the Effective Time, each share of Resources Common Stock issued and outstanding immediately before the Effective Time shall be cancelled and thereupon shall constitute an authorized but unissued share, and all rights in respect thereof shall cease. The Exchanging Corporation, as the sole holder of such Resources Common Stock, consents to such cancellation.

                                  ARTICLE III

  3.01. Articles of Incorporation of the Exchanging Corporation. At the Effective Time, the Restated Articles of Incorporation of the Exchanging Corporation shall be amended and restated as set forth on Attachment 1 hereto.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Exchange as of February 24, 1995.

                                      PENNSYLVANIA POWER & LIGHT COMPANY

                                             /s/ William F. Hecht
                                      By: ______________________________
                                        Name:William F. Hecht
                                        Title:Chairman, President and Chief
                                        Executive Officer

                                      PP&L RESOURCES, INC.

                                             /s/ William F. Hecht
                                      By: ______________________________
                                        Name:William F. Hecht
                                        Title:Chairman, President and Chief
                                        Executive Officer

                                                                    ATTACHMENT 1

                                    PROPOSED

                       PENNSYLVANIA POWER & LIGHT COMPANY

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

  ARTICLE I. The name of the Corporation is

                       PENNSYLVANIA POWER & LIGHT COMPANY

  ARTICLE II. The location and post office address of the registered office of the Corporation in this Commonwealth is

                             Two North Ninth Street
                         Allentown, Pennsylvania 18101

  ARTICLE III. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and do any lawful act concerning, any or all lawful business for which a corporation may be incorporated under said Business Corporation Law, including but not limited to:

    1. The supply of light, heat or power to the public by means of electricity or by any other means.

    2. The production, generation, manufacture, transmission, storage, distribution or furnishing of artificial or natural gas, electricity or steam or air conditioning or refrigerating services, or any combination thereof to or for the public.

    3. The diverting, pumping or impounding of water for the development or furnishing of hydroelectric power to or for the public.

    4. The transportation of artificial or natural gas, electricity, petroleum or petroleum products or water or any combination of such substances for the public.

    5. The diverting, developing, pumping, impounding, distributing or furnishing of water from either surface or subsurface sources to or for the public.

    6. Manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

  ARTICLE IV. The term for which the Corporation is to exist is perpetual.

  ARTICLE V. The aggregate number of shares which the Corporation shall have authority to issue is 185,629,936 shares, divided into 629,936 shares of 4 1/2% Preferred Stock, par value $100 per share; 10,000,000 shares of Series Preferred Stock, par value $100 per share; 5,000,000 shares of Preference Stock, without nominal or par value; and 170,000,000 shares of Common Stock, without nominal or par value.

  ARTICLE VI. The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

                      DIVISION A -- 4 1/2% PREFERRED STOCK

  Section 1. Dividend Rate. The 4 1/2% Preferred Stock shall be entitled to dividends, as provided in Division C, at the rate of four and one-half percent (4 1/2%) per annum, such dividends to be cumulative from the date of issuance thereof.

  Section 2. Restrictions on Certain Corporate Action. (A) Upon the vote of a majority of all the Directors of the Corporation and of a majority of the total number of shares of stock then issued and outstanding and entitled to vote, the Corporation may from time to time create or authorize one or more other classes of stock with such designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the voting and other rights and powers and terms as to redemption as may be determined by said vote, which may be the same or different from the designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the classes of stock of the Corporation then authorized; provided, however, that no new class of stock shall hereafter be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to the 4% Preferred Stock, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares of 4 1/2% Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which the creation or authorization of such new class of stock or such convertible securities is considered. Any such vote may authorize any shares of any class then authorized but unissued to be issued as shares of such new class or classes.

  (B) The expressed rights, privileges, terms and conditions of the 4 1/2% Preferred Stock then outstanding shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless the holders of record of not less than two-thirds of the number of shares of the 4 1/2% Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered.

  (C) So long as any shares of the 4 1/2% Preferred Stock are outstanding, the Corporation shall not, without the consent (given by vote at a meeting held pursuant to notice containing a statement of such purpose) of the holders of a majority of the total number of shares of the 4 1/2% Preferred Stock then outstanding:

    (1) Increase in Authorized 4 1/2% Preferred Stock. Increase the total authorized amount of the 4 1/2% Preferred Stock; or

    (2) Merger or Consolidation. Merge or consolidate with or into any other corporation or corporations, unless such merger or consolidation (or the exchange, issuance or assumption of all securities to be issued or assumed in connection with any such merger or consolidation) shall have been ordered, approved or permitted by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or other regulatory authority of the United States of America having jurisdiction over the exchange, issuance or assumption of securities in connection with such merger or consolidation; provided that such consent shall not apply to a purchase or other acquisition by the Corporation of property or assets of another corporation in any manner which does not involve a merger or consolidation; and provided further that such consent of the holders of the 4 1/2% Preferred Stock shall not be required if the net plant on the books of the company to be merged or consolidated shall amount to less than 2% of the then capitalization of the Corporation, including surplus; or

    (3) Issuance of Senior Stock in Absence of Satisfaction of Certain Earnings Requirements. Issue any share of Senior Stock (the term "Senior Stock" whenever used in this Article VI shall include the 4 1/2% Preferred Stock, the Series Preferred Stock and any other class of stock ranking prior to or on a parity with the 4 1/2% Preferred Stock and the Series Preferred Stock as to the payment of dividends or distribution of assets) in addition to the shares of Senior Stock then outstanding, even though such stock has been authorized pursuant to the provisions of Section 2(A) of this Division A and the provisions of Section 2(A) of Division B; provided, however, that such consent of the holders of the 4 1/2% Preferred Stock shall not be required for the issuance of such stock if the net income of the Corporation determined after provisions for depreciation and all taxes, and in accordance with generally accepted accounting practices, for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance, sale or disposition of such stock is at least equal to twice the annual dividend requirements on all outstanding shares of the Senior Stock, including the shares proposed to be issued, and if the gross income of the Corporation for said period, determined in accordance with generally accepted accounting practices (but in any event after deducting the amount for said period charged by the Corporation on its books to depreciation expense and all taxes) to be available for the payment of interest shall have been at least one and one-half times the sum of:

      (a) the annual interest charges on all interest-bearing indebtedness of the Corporation; and

      (b) the annual dividend requirements on all outstanding shares of the Senior Stock, including the shares proposed to be issued.

  There shall be excluded from the foregoing computation, interest charges on all indebtedness and dividends on all stock which are to be retired in connection with the issue of such additional shares of Senior Stock.

  Where such additional shares of Senior Stock are to be issued in connection with the acquisition of new property, the net earnings of the property to be so acquired may be included on a pro forma basis in the foregoing computation, computed on the same basis as the net earnings of the Corporation; or

    (4) Issuance of Unsecured Indebtedness in Excess of Certain
  Limitations. Issue any unsecured notes, debentures or other securities representing unsecured indebtedness, or assume any such unsecured securities, for purposes other than:

      (a) the refunding of outstanding unsecured securities, theretofore issued or assumed by the Corporation,

      (b) the reacquisition, redemption or other retirement of any indebtedness, if such reacquisition, redemption or other retirement has been authorized by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or other regulatory authority of the United States of America having jurisdiction over the reacquisition, redemption or other retirement of such indebtedness, or

      (c) the reacquisition, redemption or other retirement of any or all of the outstanding shares of the 4 1/2% Preferred Stock;

  if, immediately after such issue or assumption, the total principal amount of all unsecured securities then outstanding would exceed twenty per centum (20%) of

      (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and

      (ii) the capital and surplus of the Corporation as then to be stated on the books of account of the Corporation; or

    (5) Issuance of 4 1/2% Preferred Stock in Absence of Satisfaction of Certain Capital Requirements. Issue any shares of the 4 1/2% Preferred Stock, in addition to the then outstanding shares of the 4 1/2% Preferred Stock, unless at the time of the issuance thereof the amount of the capital of the Corporation applicable to the Common Stock shall exceed $25,007,520 (exclusive of any common capital arising subsequent to the date of establishment of said amount in the Common Stock capital account from the transfer of earned surplus or payment of stock dividends payable in Common Stock) by an amount equal to the sum of the par value of the proposed issue of such additional 4 1/2% Preferred Stock and the par value of any shares of 4 1/2% Preferred Stock theretofore issued.

                      DIVISION B -- SERIES PREFERRED STOCK

  Section 1. Division into Series. (A) All shares of Series Preferred Stock shall be identical except that the dividend rate, the amount to which such shares shall be entitled upon redemption and upon liquidation, the sinking fund, if any, as well as the provisions, if any, with respect to convertibility may vary between different series. The Series Preferred Stock may be divided into, and issued from time to time, in one or more series, each of such series to have such distinctive designation, terms, relative rights, privileges, limitations, preferences and voting powers and such prohibitions, restrictions, and qualifications of the voting and other rights and powers as are fixed and determined in this Article VI or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as provided in this Division B.

  (B) Authority is hereby expressly granted to the Board of Directors to establish one or more series of Series Preferred Stock and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

    (1) the number of shares to constitute such series and the distinctive designation thereof to distinguish the shares thereof from the shares of all other series and classes;

    (2) the dividend rate on the shares of such series, and the date or dates from which dividends shall be cumulative;

    (3) the amount to which shares of such series shall be entitled upon redemption;

    (4) the amount to which shares of such series shall be entitled upon liquidation;

    (5) the amount of the sinking fund, if any, for the purchase or redemption of shares of such series; and

    (6) the terms and conditions, if any, upon which the shares of such series may be converted into other securities of the Corporation.

  Section 2. Restrictions on Certain Corporate Action. (A) Upon the vote of a majority of all of the Directors of the Corporation and of a majority of the total number of shares of stock then issued and outstanding and entitled to vote, the Corporation may from time to time create or authorize one or more classes of stock in addition to the Series Preferred Stock, the 4 1/2% Preferred Stock, the Preference Stock and the Common Stock, with such designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the voting and other rights and powers and terms as to redemption as may be determined by said vote, which may be the same or different from the designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the classes of stock of the Corporation then authorized; provided, however, that no new class of stock shall hereafter be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to the Series Preferred Stock, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock and the 4 1/2% Preferred Stock then outstanding (consenting or voting as a single class separate from the holders of the Preference Stock and the Common Stock) shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which the creation or authorization of such new class of stock or such convertible securities is considered. Any such vote may authorize any shares of any class then authorized but unissued to be issued as shares of such new class or classes.

  (B) So long as any shares of the Series Preferred Stock are outstanding, the Corporation shall not, without the consent (given by vote at a meeting held pursuant to notice containing a statement of such purpose) of the holders of a majority of the total number of shares of the Series Preferred Stock and the 4 1/2% Preferred Stock then outstanding (voting as a single class separate from the holders of the Common Stock and the holders of any series of Preference Stock with voting rights):

    (1) Increase to Authorized Series Preferred Stock. Increase the total authorized amount of the Series Preferred Stock; or

    (2) Merger or Consolidation. Merge or consolidate with or into any other corporation or corporations, unless such merger or consolidation (or the exchange, issuance or assumption of all securities to be issued or assumed in connection with any such merger or consolidation) shall have been ordered, approved or permitted by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or other regulatory authority of the United States of America having jurisdiction over the exchange, issuance or assumption of securities in connection with such merger or consolidation; provided that such consent shall not apply to a purchase or other acquisition by the Corporation of property or assets of another corporation in any manner which does not involve a merger or consolidation; and provided further that such consent of the holders of the Series Preferred Stock and the 4 1/2% Preferred Stock shall not be required if the net plant on the books of the company to be merged or consolidated shall amount to less than 2% of the then capitalization of the Corporation, including surplus; or

    (3) Issuance of Senior Stock in Absence of Satisfaction of Certain Earnings Requirements. Issue any shares of the Senior Stock, in addition to the shares of Senior Stock, then outstanding, even though such stock has been authorized pursuant to the provisions of Section 2(A) of Division A and the provisions of Section 2(A) of this Division B; provided, however, that such consent of the Series Preferred Stock and the 4 1/2% Preferred Stock shall not be required for the issuance of such stock if the net income of the Corporation, determined after provisions for depreciation and all taxes, and in accordance with generally accepted accounting practices for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance, sale or disposition of such stock is at least equal to twice the annual dividend requirements on all outstanding shares of the Senior Stock, including the shares proposed to be issued, and if the gross income of the Corporation for said period, determined in accordance with generally accepted accounting practices (but in any event after deducting the amount for said period charged by the Corporation on its books to depreciation expense and all taxes) to be available for the payment of interest shall have been at least one and one-half times the sum of:

      (a) the annual interest charges on all interest-bearing indebtedness of the Corporation; and

      (b) the annual dividend requirements on all outstanding shares of the Senior Stock, including the shares proposed to be issued.

  There shall be excluded, from the foregoing computation, interest charges on all indebtedness and dividends on all stock which are to be retired in connection with the issue of such additional shares of Senior Stock. Where such additional shares of Senior Stock are to be issued in connection with the acquisition of new property, the net earnings of the property to be so acquired may be included on a pro forma basis in the foregoing computation, computed on the same basis as the net earnings of the Corporation; or

    (4) Issuance of Unsecured Indebtedness in Excess of Certain
  Limitations. Issue any unsecured notes, debentures or other securities representing unsecured indebtedness or assume any such unsecured securities, for purposes other than:

      (a) the refunding of outstanding unsecured securities, theretofore issued or assumed by the Corporation,

      (b) the reacquisition, redemption or other retirement of any indebtedness, if such reacquisition, redemption or other retirement has been authorized by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or other regulatory authority of the United States of America having jurisdiction over the reacquisition, redemption or other retirement of such indebtedness, or

      (c) the reacquisition, redemption or other retirement of any or all of the outstanding shares of the Series Preferred Stock or the 4 1/2% Preferred Stock;

  if immediately after such issue or assumption, the total principal amount of all unsecured securities then outstanding would exceed twenty per centum (20%) of:

      (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and

      (ii) the capital and surplus of the Corporation as then to be stated on the books of account of the Corporation.

  (C) The provisions of this Section 2 of this Division B requiring the approval of a specified percentage of the holders of the Series Preferred Stock and the 4 1/2% Preferred Stock voting or consenting as a class shall be construed as in addition to and not in substitution for, any provisions of Division A of this Article VI requiring the approval of the holders of a specified percentage of the 4 1/2% Preferred Stock.

  (D) The expressed rights, privileges, terms and conditions of the Series Preferred Stock then outstanding, insofar as they are set forth in the foregoing subsections of this Section 2 shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless
(1) the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock and the 4 1/2% Preferred Stock then outstanding (consenting or voting as a single class separate from the holders of the Preference Stock and the Common Stock) shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered, and (2) the expressed rights, privileges, terms and conditions of the 4 1/2% Preferred Stock, are, at the same time, similarly amended, altered, changed or repealed. The expressed rights, privileges, terms and conditions of the Series Preferred Stock then outstanding, other than those set forth in the foregoing subsections of this Section 2, shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered.

  Section 3. Variations Among Series of Series Preferred Stock. (A) 4.60% Series Preferred Stock. The terms of the "4.60% Series Preferred Stock," in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 4.60% per annum, and dividends on each share of such series shall be cumulative from the date or dates of initial issue of shares of such series: the redemption price shall be $103 per share at any time; $103 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 63,000 shares.

  (B) 4.40% Series Preferred Stock. The terms of the "4.40% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 4.40% per annum, and dividends on each share of such series shall be cumulative from the date or dates of the initial issue of shares of such series; the redemption price shall be $102 per share at any time; $102 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 229,214 shares.

  (C) 3.35% Series Preferred Stock. The terms of the "3.35% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 3.35% per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such series; the redemption price shall be $103.50 per share at any time; $103.50 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 53,248 shares.

  (D) 6.75% Series Preferred Stock. The terms of the "6.75% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.75% per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such series;

    (2) Shares of this Series are not redeemable prior to October 1, 2003. On or after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series, at the following redemption prices per share:

      IF REDEEMED DURING TWELVE MONTH                                    REDEMPTION
        PERIOD ENDING SEPTEMBER 30                                         PRICES
      -------------------------------                                    ----------
         2004...........................................................   103.38%
         2005...........................................................   103.04
         2006...........................................................   102.70
         2007...........................................................   102.36
         2008...........................................................   102.03
         2009...........................................................   101.69
         2010...........................................................   101.35
         2011...........................................................   101.01
         2012...........................................................   100.68
         2013...........................................................   100.34

    and thereafter at $100.00 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 850,000 shares.

  (E) 6.125% Series Preferred Stock. The terms of the "6.125% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.125% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) So long as any shares of this Series remain outstanding, the Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.125% Sinking Fund"), out of funds legally available therefor, (i) annually on October 1 in each of the years 2003 through 2007, 57,500 shares of this Series, and (ii) on October 1, 2008, the remaining shares of this Series. The Corporation's obligation to make redemptions for the 6.125% Sinking Fund on any such October 1 as provided in this subparagraph (2) (such obligations on each such date being herein called the "6.125% Sinking Fund Obligation") shall be cumulative so that if on any such October 1 the funds of the Corporation legally available for the 6.125% Sinking Fund shall be insufficient to permit the Corporation to discharge its 6.125% Sinking Fund Obligation on such date, or if for any other reason such 6.125% Sinking Fund Obligation shall not have been discharged in full on such date, then such 6.125% Sinking Fund Obligation, to the extent not discharged, shall become an additional 6.125% Sinking Fund Obligation for each succeeding October 1 until fully discharged. The price at which shares of this Series shall be called for redemption through the 6.125% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. The Corporation's 6.125% Sinking Fund Obligation may be discharged, in whole or part, by the application of any shares of this Series purchased or otherwise acquired by the Corporation on or before such date. If the Corporation shall for any reason fail to discharge in full its 6.125% Sinking Fund Obligation on any such October 1, the Corporation shall not thereafter, unless and until such 6.125% Sinking Fund Obligation and its 6.125% Sinking Fund Obligation for each and every prior October 1 shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock.

    (3) Shares of this Series are not redeemable prior to October 1, 2003. On and after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series at $100 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (4) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 1,150,000 shares.

  (F) 6.33% Series Preferred Stock. The terms of the "6.33% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.33% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) So long as any shares of this Series remain outstanding, the Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.33% Sinking Fund"), out of funds legally available therefor, (i) annually on July 1 in each of the years 2003 through 2007, 50,000 shares of this Series, and (ii) on July 1, 2008, the remaining shares of this Series. The Corporation's obligation to make redemptions for the 6.33% Sinking Fund on any such July 1 as provided in this subparagraph (2) (such obligations on each such date being herein called the "6.33% Sinking Fund Obligation") shall be cumulative so that if on any such July 1 the funds of the Corporation legally available for the 6.33% Sinking Fund shall be insufficient to permit the Corporation to discharge its 6.33% Sinking Fund obligation on such date, or if for any other reason such 6.33% Sinking Fund Obligation shall not have been discharged in full on such date, then such 6.33% Sinking Fund Obligation, to the extent not discharged, shall become an additional 6.33% Sinking Fund Obligation for each succeeding July 1 until fully discharged. The price at which shares of this Series shall be called for redemption through the 6.33% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of
  Article VI of these Amended and Restated Articles of Incorporation. The Corporation's 6.33% Sinking Fund Obligation may be discharged, in whole or part, by the application of any shares of this Series purchased or otherwise acquired by the

  Corporation on or before such date. If the Corporation shall for any reason fail to discharge in full its 6.33% Sinking Fund Obligation on any such July 1, the Corporation shall not thereafter, unless and until such 6.33% Sinking Fund Obligation and its 6.33% Sinking Fund Obligation for each and every prior July 1 shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock.

    (3) Shares of this Series are not redeemable prior to October 1, 2003. On and after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series at $100 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (4) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 1,000,000 shares.

  (G) 5.95% Series Preferred Stock. The terms of the "5.95% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 5.95% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "5.95% Sinking Fund"), out of funds legally available therefor, on April 1, 2001, all of the outstanding shares of this Series. If on April 1, 2001, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 5.95% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 5.95% Sinking Fund obligation on April 1, 2001, the Corporation shall not thereafter, unless and until such 5.95% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 300,000 shares.

  (H) 6.05% Series Preferred Stock. The terms of the "6.05% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.05% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a Sinking Fund for the retirement of this Series (the "6.05% Sinking Fund"), out of funds legally available therefor, on April 1, 2002, all of the outstanding shares of this Series. If on April 1, 2002, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 6.05% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and

  Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 6.05% Sinking Fund obligation on April 1, 2002, the Corporation shall not thereafter, unless and until such 6.05% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 250,000 shares.

  (I) 6.15% Series Preferred Stock. The terms of the "6.15% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.15% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.15% Sinking Fund"), out of funds legally available therefor, on April 1, 2003, all of the outstanding shares of this Series. If on April 1, 2003, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 6.15% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 6.15% Sinking Fund obligation on April 1, 2003, the Corporation shall not thereafter, unless and until such 6.15% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 250,000 shares.

  (J) For the purposes of the foregoing paragraphs (A) through (I), the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal corporation or political subdivision or authority.

 DIVISION C -- PROVISIONS APPLICABLE TO BOTH THE 4 1/2% PREFERRED STOCK AND THE
                             SERIES PREFERRED STOCK

  Section 1. General. The term "Preferred Stock" whenever used in this Article VI, shall be deemed to include the 4 1/2% Preferred Stock, the Series Preferred Stock and any other class of stock entitled to dividends on a parity with the 4 1/2% Preferred Stock and Series Preferred Stock.

  Section 2. Dividends. (A) The shares of Preferred Stock shall be entitled to the payment of dividends on a parity with each other at the rate or rates established by or pursuant to the provisions of this Article VI and in preference to the Preference Stock and the Common Stock, but only when and as declared by the Board of Directors, out of funds legally available for the payment of dividends.

  (B) Said dividends shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year or otherwise as the Board of Directors may determine, to shareholders of record as of a date not exceeding forty (40) days and not less than ten (10) days preceding such dividend payment dates, to be fixed by the Board of Directors. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon out of net profits or surplus earnings other than dividends established by or pursuant to this Article VI.

  Section 3. Preferences In Distribution. The shares of the 4 1/2% Preferred Stock and the Series Preferred Stock shall be entitled to share on a parity with each other, and shall have a preference over the Preference Stock and the Common Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or upon any distribution of assets, other than net profits or surplus earnings until there shall have been paid in respect of the shares of:

    (a) 4 1/2% Preferred Stock -- the full par value thereof, or

    (b) Series Preferred Stock -- the liquidation price fixed as provided in Division B;

plus, in either case, an amount, if any, by which an amount equivalent to the annual dividend upon such shares from the date after which dividends thereon became cumulative to the date of liquidation exceeds the dividends actually paid thereon or declared and set apart for payment thereon from such date to the date of liquidation. The 4 1/2% Preferred Stock and the Series Preferred Stock shall not receive any share in any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in any distribution of assets in excess of the aggregate amount specified in this section.

  Section 4. Voting Rights. (A) Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Common Stock and (if, and to the extent, stated in the resolution or resolutions providing for the issue of a series of Preference Stock) the Preference Stock shall be equal in voting power and shall entitle the holder thereof to one vote upon any question presented to any shareholders meeting, it being hereby agreed and declared that a majority in number of shares regardless of the class to which such shares may belong is a majority in value or in interest within the meaning of any statute or law requiring the consent of stockholders holding a majority in interest or a greater amount in value of stock of the Corporation.

  (B) If and when dividends payable on any shares of Preferred Stock shall be in default in an amount equivalent to the annual dividend, or more, per share, and thereafter until all dividends on the Preferred Stock (of all classes and series) in default shall have been paid, the holders of the Preferred Stock voting as a single class, separate from the holders of the Preference Stock and the Common Stock, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the Common Stock and the Preference Stock (if, and to the extent, stated in the resolution or resolutions providing for the issue of a series of Preference Stock), voting separately as a class, shall have the right to elect the remaining directors of the Corporation. The terms of office, as directors, of all persons who may be directors of the Corporation at the time shall terminate upon the election of a majority of the Board of Directors by the holders of the Preferred Stock, except that, if the holders of the Preference Stock and/or the Common Stock shall not have exercised their right to elect directors of the Corporation (either by voting together as a single class or by voting separately as two distinct classes, as the case may be) because of the lack of a quorum consisting of a majority of the required class, then such remaining directors shall be elected by the directors whose term of office is thus terminated and who have not been elected by the holders of the Preferred Stock as a class; and in that event, such elected directors shall hold office for the interim period, pending such time s a quorum of the requisite class shall be present at a meeting held for the election of directors.

  (C) If and when all dividends then in default on the Preferred Stock, then outstanding, shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of the Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of the Preferred Stock and the holders of the Common Stock and the Preference Stock (to the extent stated in the resolution or resolutions providing for the issue of a series of Preference Stock) shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Preferred Stock were not paid in full; but always subject to the same provisions for vesting such special rights in the holders of the Preferred Stock in case of further like default or defaults on dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

  (D) In case of any vacancy in the office of a director occurring among the directors elected by the holders of the Preferred Stock, voting as a single class separate from the holders of the Common Stock and the holders of any series of Preference Stock with voting rights, the remaining directors elected by the holders of the Preferred Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant.

  (E) In case of any vacancy in the office of a director occurring among the directors not elected by the holders of the Preferred Stock, the remaining directors not elected by the holders of the Preferred Stock, by affirmative vote of a majority thereof, or the remaining such director if there be but one, may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.

  (F) Whenever the right shall have accrued to the holders of the Preferred Stock to elect directors, voting as a single class separate from the holders of the Common Stock and the holders of any series of Preference Stock with voting rights, then upon request in writing signed by any holder of the Preferred Stock entitled to vote, delivered by registered mail or in person to the president, a vice president or secretary of the Corporation, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote of a meeting to be held at such time as such officer may fix, not less than ten (10) nor more than sixty (60) days after the receipt of such request, for the purpose of electing directors. At all meetings of shareholders held for the purpose of electing directors during such time as the holders of a class or classes of stock shall have the special right, voting as a single class, separate from the holders of the other class or classes of stock (not entitled to such special right), to elect directors, the presence in person or by proxy of the holders of a majority of such other class or classes of stock (counted either separately as single classes or together as a single class, as the case may be) shall be required to constitute a quorum of such class or classes for the election of directors, and the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or classes of stock entitled to such special right shall be required to constitute a quorum of such class or classes for the election of directors; provided, however, that the absence of a quorum of the holders of any such class or classes of stock shall not prevent the election at any such meeting or any adjournment thereof of directors by any other class or classes if the necessary quorum of the holders of stock of such other class or classes is present in person or by proxy at such meeting or adjournment thereof; and provided further that in the event a quorum of the holders of the Preferred Stock is not present, then the election of the directors elected by the holders of any other class or classes of stock shall not become effective and the directors so elected by such other class or classes of stock shall not assume their offices and duties until the holders of the Preferred Stock shall have elected the directors they shall be entitled to elect; and provided further, however, that in the absence of a quorum of the holders of stock of any class, a majority of the holders of the stock of such class who are present in person or by proxy shall have the power to adjourn the election of the directors to be elected by such class from day to day or for such longer periods, not exceeding 15 days, each, as such majority shall direct without notice other than announcement at the meeting until the requisite number of holders of such class shall be present in person or by proxy.

  Section 5. Redemption. (A) By a majority vote of the Board of Directors of the Corporation:

    (1) the 4 1/2% Preferred Stock may be redeemed in whole or in part at any time at One Hundred Ten Dollars ($110.00) per share, or

    (2) any series of Series Preferred Stock may be redeemed in whole or in part at any time at the redemption price fixed and determined as specified in Division B;

plus, in either case, an amount, if any, by which an amount equivalent to the annual dividend upon such shares from the date after which dividends thereon became cumulative to the date of redemption exceeds the dividends actually paid thereon or declared and set apart for payment thereon from such date to the date of redemption. If, pursuant to such vote, less than all of the shares of any class or series thereof of the Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot, in such manner as the Board of Directors of the Corporation shall determine, by a bank or trust company chosen for that purpose by the Board of Directors of the Corporation.

  (B) Nothing herein contained shall limit any right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

  (C) Notice of the intention of the Corporation to redeem shares of the Preferred Stock or any thereof shall be mailed thirty (30) days before the date of redemption to each holder of record of the shares to be redeemed, at his last known post office address as shown by the records of the Corporation. At any time after such notice has been mailed as aforesaid, the Corporation may deposit the aggregate redemption price (or the portion thereof not already paid in the redemption of shares so to be redeemed) with any bank or trust company in the City of Philadelphia, Pennsylvania; City of Allentown, Pennsylvania; or in the City of New York, New York, named in such notice, payable in amounts aforesaid to the respective orders of the record holders of the shares so to be redeemed, on endorsement and surrender of their certificates, and thereupon said holders shall cease to be shareholders with respect to said shares and from and after the making of such deposit, said holders shall have no interest in or claim against the Corporation with respect to said shares, but shall be entitled only to receive said moneys from said bank or trust company with interest, if any, allowed by such bank or trust company on such moneys deposited as provided in this subsection (C), on endorsement and surrender of their certificates as aforesaid.

  (D) Any moneys so deposited, plus interest thereon, if any, and remaining unclaimed at the end of six years from the date fixed for redemption, if thereafter requested by resolution of the Board of Directors of the Corporation, shall be repaid to the Corporation and in the event of such repayment to the Corporation, such holders of record of the shares so redeemed as shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount without interest equivalent to the amount deposited, plus interest thereon, if any, allowed by such bank or trust company, as above stated, for the redemption of such shares and so paid to the Corporation.

                         DIVISION D -- PREFERENCE STOCK

  Section 1. General. To the extent permitted by these Amended and Restated Articles of Incorporation, the Board of Directors, by majority vote of a quorum, shall have the authority to issue shares of Preference Stock from time to time in one or more series, and to fix by resolution, at the time of issuance of each of such series, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences, and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers thereof except as they are fixed and determined in this Article VI. The dividend rate or rates, dividend payment dates or other terms of a series of Preference Stock may vary from time to time dependent upon facts ascertainable outside of these Amended and Restated Articles of Incorporation if the manner in which the facts will operate to fix or change such terms is set forth in the express terms of the series or upon terms incorporated by reference to an existing agreement between the Corporation and one or more other parties or to another document of independent significance or otherwise to the extent permitted by the Business Corporation Law of 1988.

  Section 2. Dividends. Subject to the provisions of Section 2(A) of Division C, the holders of shares of each series of Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose under 15 Pa.C.S. (S) 1551 (relating to distributions to shareholders) or any superseding provision of law subject to any additional limitations in the express terms of the series, cash dividends at the rate or rates and on the terms which shall have been fixed by or pursuant to the authority of the Board of Directors with respect to such series and no more, payable at such time or times as may be fixed by or pursuant to the authority of the Board of Directors. If and to the extent provided by the express terms of any series of Preference Stock, the holders of the series shall be entitled to receive such other dividends as may be declared by the Board of Directors.

  Section 3. Liquidation of the Corporation. Subject to the provisions of
Section 3 of Division C, in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preference Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of shares of Common Stock or of any other class of stock of the Corporation ranking as to assets subordinate to the Preference Stock, the amount per share (which, in the case of an involuntary liquidation, dissolution or winding up, shall not be in excess of the original offering price per share (not including accrued dividends, if any) or $100 per share, whichever is less) which shall have been fixed and determined by the Board of Directors with respect thereto, plus the accrued and unpaid dividends thereon computed to the date on which payment thereof is made available, whether or not earned or declared. For the purposes of this section, the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal corporation or political subdivision or authority.

  Section 4. Conversion Privileges. In the event any series of the Preference Stock is issued with the privilege of conversion, such stock may be converted, at the option of the record holder thereof, at any time or from time to time, as determined by the Board of Directors, in the manner and upon the terms and conditions stated in the resolution establishing and designating the series and fixing and determining the relative rights and preferences thereof.

  Section 5. Redemption. The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of the Preference Stock or of any series thereof at such time or times as may be fixed by the Board, at the applicable price for each share, and upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.

  Section 6. Voting Rights. Each holder of record of shares of a series of Preference Stock shall have full voting rights of one vote per share or such other limited, multiple, fractional or conditional or no voting rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue of the shares of such series. Unless provided in such resolution or resolutions, no holder of shares of Preference Stock shall have cumulative voting rights.

                           DIVISION E -- COMMON STOCK

  Section 1. Dividends And Shares In Distribution On Common Stock. (A) Subject to the rights of the holders of the Senior Stock, and the Preference Stock and subordinate thereto, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

  (B) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed a distribution of assets of the Corporation within the meaning of any provision of this Article VI.

  (C) So long as any shares of the 4 1/2% Preferred Stock and the Series Preferred Stock are outstanding, no dividends on or distributions, purchases or acquisitions of Common Stock shall be paid or made, aggregating an amount in excess of 75% of the current year's earnings otherwise available for Common Stock, if after such payment, distribution, purchase or acquisition, the ratio of the aggregate of capital for Common Stock and surplus to the total capitalization, including surplus, will be less than 25%, and no dividends on or distributions, purchases or acquisitions of Common Stock shall be paid or made, aggregating an amount in excess of 50% of the current year's earnings otherwise available for Common Stock, if after such payment, distribution, purchase or acquisition, the ratio of the aggregate of capital for Common Stock and surplus to the total capitalization, including surplus will be less than 20%.

  Section 2. Voting Rights. Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of the 4 1/2% Preferred Stock, the Series Preferred Stock and the Common Stock shall be equal in voting power and shall entitle the holder thereof to one vote upon any question presented to any shareholders' meeting, it being hereby agreed and declared that a majority in number of shares (including, if and to the extent provided pursuant to Division D, shares of Preference Stock) regardless of the class to which such shares may belong is a majority in value or in interest within the meaning of any statute or law requiring the consent of stockholders holding a majority in interest or a greater amount in value of stock of the Corporation.

                             DIVISION F -- GENERAL

  PRE-EMPTIVE RIGHTS. The Corporation may issue or sell shares, option rights, or securities having conversion or option rights for money or otherwise without first offering them to shareholders of any class or classes.

  REDEMPTION. Any shares of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Preference Stock and the Common Stock which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares, without, in the case of the Series Preferred Stock, designation as to series.

  CONVERTIBILITY. Unless otherwise provided in the terms of a series of Series Preferred Stock or Preference Stock or otherwise in these Amended and Restated Articles of Incorporation, the shares of each of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Preference Stock and the Common Stock, respectively, shall not be convertible into shares of any other class or classes or into any other securities of the Corporation.

  ARTICLE VII. A majority of the directors may amend, alter or repeal the Bylaws, subject to the power of the shareholders to change such action; provided, however, that any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, Sections 3.01, 3.01.1, 3.04, 3.05, or 3.13 of the Bylaws, if by action of the shareholders, shall be only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast, and if by action of the directors, shall be only upon the approval of two-thirds of the directors.

  ARTICLE VIII. These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding the foregoing (and in addition to any vote that may be required by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Articles VII or VIII of these Amended and Restated Articles of Incorporation.

  ARTICLE IX. The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. (S) 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter E (relating to control transactions).

                                                                       EXHIBIT B
PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PP&L RESOURCES, INC.

ARTICLE I.

  The name of the Corporation is PP&L Resources, Inc.

ARTICLE II.

 The address of the registered office of the Corporation in this Commonwealth is Two North Ninth Street, Allentown, Lehigh County, Pennsylvania 18101-1179.

ARTICLE III.

  The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

ARTICLE IV.

  The aggregate number of shares which the Corporation shall have the authority to issue is 400,000,000 shares, divided into 10,000,000 shares of Preferred Stock, par value $.01 per share, and 390,000,000 shares of Common Stock, par value $.01 per share.

ARTICLE V.

  The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

                         DIVISION A -- PREFERRED STOCK

  Section 1. General. To the extent permitted by these Amended and Restated Articles of Incorporation, the Board of Directors, by majority vote of a quorum, shall have the authority to issue shares of Preferred Stock from time to time in one or more classes or series, and to fix by resolution, at the time of issuance of each of such class or series, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences, and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers thereof except as they are fixed and determined in this Article V. The dividend rate or rates, dividend payment dates or other terms of a class or series of Preferred Stock may vary from time to time dependent upon facts ascertainable outside of these Amended and Restated Articles of Incorporation if the manner in which the facts will operate to fix or change such terms is set forth in the express terms of the class or series or upon terms incorporated by reference to an existing agreement between the Corporation and one or more other parties or to another document of independent significance or otherwise to the extent permitted by the Business Corporation Law of 1988.

  Section 2. Dividends. The holders of shares of each class or series of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose under 15 Pa.C.S. (S) 1551 (relating to distributions to shareholders) or any superseding provision of law subject to any additional limitations in the express terms of the class or series, cash dividends at the rate or rates and on the terms which shall have been fixed by or pursuant to the authority of the Board of Directors with respect to such class or series and no more, payable at such time or times as may be fixed by or pursuant to the authority of the Board of Directors. If and to the extent provided by the express terms of any class or series of Preferred Stock, the holders of the class or series shall be entitled to receive such other dividends as may be declared by the Board of Directors.

  Section 3. Liquidation of the Corporation. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), an amount per share, prior to the payment to the holders of shares of Common Stock or of any other class of stock of the Corporation ranking as to liquidation subordinate to the Preferred Stock, which shall have been fixed and determined by the Board of Directors with respect thereto.

For the purposes of this section, the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal Corporation or political subdivision or authority.

  Section 4. Conversion Privileges. In the event any class or series of the Preferred Stock is issued with the privilege of conversion, such stock may be converted, at the option of the record holder thereof, at any time or from time to time, as determined by the Board of Directors, in the manner and upon the terms and conditions stated in the resolution establishing and designating the class or series and fixing and determining the relative rights and preferences thereof.

  Section 5. Redemption. The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of the Preferred Stock or of any class or series thereof at such time or times as may be fixed by the Board, at the applicable price for each share, and upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.

  Section 6. Voting Rights. Each holder of record of shares of Preferred Stock shall have full, limited, multiple, fractional, conditional or no voting rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue of such shares. Unless provided in such resolution or resolutions, no holder of shares of Preferred Stock shall have cumulative voting rights.

                           DIVISION B -- COMMON STOCK

  Section 1. Dividends and Shares in Distribution on Common Stock. Subject to the rights of the holders of the Preferred Stock and subordinate thereto, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

  Section 2. Voting Rights. At any meeting of the shareholders, each holder of Common Stock shall be entitled to one vote per share.

ARTICLE VI.

  The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

ARTICLE VII.

  The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. (S) 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter 25G (relating to control-share acquisitions).

ARTICLE VIII.

  Business Combinations.

  Section 1. Definitions. For the purposes of this Article VIII, the following terms shall have the meanings hereinafter set forth:

    (A) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect from time to time.

    (B) A person shall be a "Beneficial Owner" of any Voting Stock:

      (i) which such person or any of its Affiliates or Associates (as herein defined) beneficially owns, directly or indirectly; or

      (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, except that a person shall not be deemed the Beneficial Owner of any Voting Stock under this paragraph (B) if the agreement, arrangement or understanding to vote such Voting Stock (X) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Securities and Exchange Act of 1934 as in effect from time to time, and (Y) is not then reportable on a Schedule 13D under the Securities and Exchange Act of 1934 as in effect from time to time (or any comparable or successor report); or

      (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

    (C) "Business Combination" shall mean any of the following:

      (i) any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Shareholder, or (B) any other Corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested
    Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more; or

      (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

      (v) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, statutory share exchange, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), exclusive of any repurchase or redemption of securities of the Corporation in accordance with or solely in anticipation of the terms of any mandatory sinking fund or redemption provisions thereof, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder.

    (D) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with, and not a nominee of, the Interested Shareholder (as such term is used in the context of a particular proposed Business Combination) and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and is designated to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

    (E) "Fair Market Value" means:

      (i) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange --
     Listed Stocks, or, if such stock is not quoted on the Composite Tape for the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such Exchange, the highest bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") or the NASDAQ National Market System or, if NASDAQ and the NASDAQ National Market System are not then in use, any other system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and

      (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

    (F) "Privately Held Stock" shall mean any class or series of the Preferred Stock which has not been registered pursuant to Section 12 of the Securities Exchange Act of 1934.

    (G) "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary or any benefit plan for the employees of the Corporation or any subsidiary) who or which:

      (i) is the Beneficial Owner, directly or indirectly, of more than ten percent of the voting power of the then outstanding Voting Stock; or

      (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question became the Beneficial Owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding Voting Stock, or

      (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

  For the purpose of determining whether a person is an Interested Shareholder pursuant to this paragraph (G), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (B) of this Section 1, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. An Interested Shareholder as defined in this paragraph (G) shall not include a person engaged in business as an underwriter of securities who acquires the shares directly from the Corporation or any Affiliate or Associate of the Corporation through such person's participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 as in effect from time to time.

    (H) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Sections (A) and (B) of Section 2 of this Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    (I) A "person" shall mean any individual, firm, partnership, trust, Corporation or other entity.

    (J) "Subsidiary" means any Corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (G) of this Section 1, the term "Subsidiary" shall mean only (1) Pennsylvania Power & Light Company for so long as the Corporation owns, directly or indirectly, equity securities entitling it to cast a majority of the votes generally entitled to be cast in elections of Pennsylvania Power & Light Company directors and
  (2) each other corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

    (K) "Voting Stock" shall mean each share of stock of the Corporation generally entitled to vote in elections of directors.

  A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, for the purposes of this Article VIII on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article VIII. Any such determination made in good faith shall be binding and conclusive on all parties.

  Section 2. Unless a Business Combination shall have been approved by the affirmative vote of either a majority of Disinterested Directors or the holders of at least two-thirds of the voting power of all shares of Voting Stock, voting together as a single class, then, in addition to any vote of shareholders otherwise required by law or these Amended and Restated Articles of Incorporation, the consummation of any Business Combination shall require that all of the following conditions shall have been met:

    (A) The aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

      (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (B) in the transaction in which it became an Interested Shareholder, whichever is highest;

      (ii) the fair market value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Article VIII as the "Determination Date"), whichever is higher; and

      (iii) (if applicable) the price per share equal to the fair market value per share of Common Stock determined pursuant to paragraph (ii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

    (B) The aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than Common Stock (and other than any series or class of Privately Held Voting Stock), shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B) shall be required to be met with respect to every such class or series of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Voting Stock):

      (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Shareholder, whichever is higher;

      (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or, if higher, the voluntary redemption price per share for such class or series;

      (iii) the fair market value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

      (iv) (if applicable) the price per share equal to the fair market value per share of such class or series of Voting Stock determined pursuant to paragraph (iii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to
    (B) the fair market value per share of such class or series of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class or series of Voting Stock.

    (C) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

    (D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination except as approved by a majority of the Disinterested Directors:

      (i) There shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

      (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

      (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

    (E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

    (F) A proxy or information statement describing the proposed Business Combination and containing the information specified for proxy or information statements under the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

  Section 3. Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE IX.

  Amendment of Articles. These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding the foregoing (and in addition to any vote that may be required by law, these Amended and Restated Articles of Incorporation or the bylaws), the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Articles VI, VII, VIII, IX and X of these Amended and Restated Articles of Incorporation; provided further that such two-thirds vote shall not be required for any such amendment, alteration or repeal of, or adoption of any provision inconsistent with, Article VIII which is recommended to the shareholders by a majority of the Disinterested Directors (which shall mean all the directors then in office when there is no Interested Shareholder).

ARTICLE X.

  Amendment of Bylaws. Except as otherwise provided in the express terms of any class or series of Preferred Stock, the bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at a duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors of the corporation in office at any regular or special meeting of directors; provided, however, that any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, Sections 3.05(b), 3.16, 3.17, 4.03(a), 4.03(c), 4.04 or 4.05(a) of the bylaws, if by action of the shareholders, shall be only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast and, if by action of the directors, shall be only upon the approval of at least two-thirds of the directors of the Corporation in office.

                                                                       EXHIBIT C
                              AMENDED AND RESTATED
                      DIRECTORS DEFERRED COMPENSATION PLAN

  1. Purpose. The purpose of this Directors Deferred Compensation Plan is to provide certain Directors of the Pennsylvania Power & Light Company an additional means to increase their incomes after service as a Director, while at the same time increasing their equity interest in the Company, and to enable them to meet other important personal and financial needs.

  2. Definitions.

    (a) "Board of Directors" means the board of directors of the Company.

    (b) "Cash Account" means the account of Deferred Cash Compensation established for each Participant solely as a bookkeeping entry and described in Paragraph 7.2 of this Plan.

    (c) "Cash Compensation" means the cash compensation payable to a Director, including retainer, meeting fees and other fees payable for service as Director as requested by the Company, minus the Mandatory Deferral Amount.

    (d) "Common Stock" means the Common Stock, without par value, of the Company.

    (e) "Company" means Pennsylvania Power & Light Company.

    (f) "Compensation" means the total compensation payable to a Director, including retainer, meeting fees and other fees payable for service as Director.

    (g) "Deferred Cash Compensation" means the Cash Compensation of a Participant deferred under the terms of this Plan.

    (h) "Deferred Savings Plan" means the Pennsylvania Power & Light Company Deferred Savings Plan for Managers Compensation Plan Employees.

    (i) "Director" means an individual elected to the Board of Directors who is not an employee of the Company.

    (j) "EBPB" means the Employee Benefit Plan Board, the members of which are appointed by the Board of Directors of the Company.

    (k) "Fair Market Value" on any date means the mean of the high and the low sale prices of Common Stock on the New York Stock Exchange composite tape on such date if such date is a day on which the common stock actually trades or otherwise on the next preceding date on which the common stock trades. If, as of any valuation date, the Common Stock is not traded on the New York Stock Exchange, valuations shall be based on the mean of the high and low sale prices on the principal national securities exchange on which the Common Stock is then traded or, if the Common Stock is not traded on any national securities exchange, on the mean of the high and low bid prices of the Common Stock in the over-the-counter market.

    (l) "Mandatory Deferral Amount" means the lesser of (i) that portion of the retainer fee payable to the Participant in respect of the calendar year which exceeds the retainer fee payable to Directors for 1994, or (ii) one-third of the total amount of the retainer fee payable to the Participant in respect of a calendar year.

    (m) "Participant" means an eligible Director of the Company, any or all of whose Compensation is deferred under this Plan.

    (n) "Plan" means this Directors Deferred Compensation Plan as set forth herein and as hereafter amended from time to time.

    (o) "Stock Account" means the account of Deferred Compensation established for each Participant solely as a bookkeeping entry and described in Paragraph 7.1 of this Plan.

    (p) "Stock Unit" means a unit equal in value from time-to-time to the Fair Market Value of one share of Common Stock.

    (q) "Total Amount Payable" means the amount credited to a Participant's Cash Account and the Participant's Stock Account.

  The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

  3. Effective Date. The Plan, as hereby amended and restated to provide for a Stock Account, shall become effective as of July 1, 1995, provided that prior to such date the Plan as amended and restated shall have been approved by the shareowners of the Company.

  4. Eligibility. All Directors of the Company who are or become duly elected Directors shall be eligible to participate in this Plan as of the effective date of first election as a Director.

  5. Mandatory Deferral.

    (a) A Participant's Mandatory Deferral Amount shall automatically be deferred to such Participant's Stock Account on the date such amount would otherwise be payable to such Participant. Mandatory Deferral Amounts shall be subject to the rules set forth in this Plan, and each Participant shall have the right to receive payments of Common Stock on account of Mandatory Deferral Amounts under the circumstances hereinafter set forth.

    (b) A Participant may not convert any portion of such Participant's Stock Account attributable to the Mandatory Deferral Amount or dividends thereon, as described in Paragraph 7.1(c), to the Participant's Cash Account for a period of 3 years from the date such Mandatory Deferral Amount was credited to the Participant's Stock Account.

  6. Deferred Cash Compensation.

    (a) Participant shall have the right to elect to have all, or a portion, of his Cash Compensation deferred hereunder, either to his Stock Account or his Cash Account and may change the allocation between such accounts of any such Cash Compensation so deferred. The amount of Cash Compensation credited to either the Stock Account or the Cash Account will be limited to the Cash Compensation earned after the date of the election; provided, however, that no election to defer Cash Compensation to the Stock Account or to change the allocation of deferred amounts between the Stock Account and the Cash Account shall be effective until the expiration of six months from the date that the election was made by the Participant.

    (b) Any election to defer future Cash Compensation for the first calendar year that Participant is eligible to participate in this Plan shall be made by the Participant in writing by the thirtieth (30th) day following the date on which the Participant is first eligible to participate by filing with the EBPB the appropriate election form. Any such election shall be limited to Cash Compensation earned after the date of the election.

    (c) Any election to defer or change the amount of Cash Compensation to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than December 31 of the year preceding such calendar year by filing with the EBPB an election form; provided, however, that an election once made will be presumed to continue with respect to subsequent years unless changed or revoked by Participant. Participant may, prior to December 31, 1994, elect to defer some or all of his Cash Compensation otherwise payable after July 1, 1995 to his Stock Account. Any such election shall be subject to the approval of shareowners contemplated by Paragraph 3. In the event shareowners do not approve the Plan as hereby amended and restated, Participant's Cash Compensation shall not be deferred or shall be deferred to his Cash Account, as and to the extent Participant shall specify prior to December 31, 1994.

    (d) Participant may revoke his election to defer Cash Compensation at any time by so notifying the EBPB in writing not later than December 31 of the year preceding the year for which the revocation will be effective; provided, however, that the revocation of an election to defer Cash Compensation into the Stock Account is made at least six months prior to the date that such amount was to be credited to the Stock Account. For any subsequent calendar year, Participant may resume his election to defer if he files with the EBPB an election form not later than December 31 of the year preceding such subsequent calendar year; provided, however, that the election to defer Cash Contribution to the Stock Account shall not be effective until the expiration of six months from the date that the election was made by the Participant.

    (e) The deferral of Cash Compensation shall be made in amounts elected for the calendar year in which such Cash Compensation is to be earned, unless the election specifies otherwise.

    (f) Any election will be effective when actually received by the Company's Payroll Section; provided, however, that no election to defer Cash Contribution to the Stock Account shall be effective until the expiration of six months from the date of such Participant's election.

    (g) An election, once made, will be irrevocable as to Cash Compensation already deferred.

  7.1 Stock Account. The Company shall maintain a Stock Account in the name of each Participant. Such Stock Account shall be maintained as follows:

    (a) The Company shall credit to Participant's Stock Account the number of Stock Units equal to the Mandatory Deferral Amount on the date such amount would otherwise be payable to such Participant, divided by the Fair Market Value of one share of Common Stock on such date.

    (b) The Company shall credit to Participant's Stock Account, after the expiration of six months from the date of such Participant's election, the number of Stock Units equal to the amount of Deferred Cash Compensation elected by Participant to be credited to his Stock Account, divided by the Fair Market Value of one share of Common Stock on such date.

    (c) As of each date a dividend or other distribution is paid or made on Common Stock to holders of record on and after the date of deferral hereunder, the Participant's Stock Account shall be credited with a number of additional Stock Units equal to the product of: (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of Stock Units held by the Participant, divided by (iii) the Fair Market Value of one share of Common Stock on such date. If an in-kind dividend or distribution is made on Common Stock, the Fair Market Value of such in-kind dividend or distribution paid with respect to one share of Common Stock will be equal to the amount of the dividend or distribution for purposes of subparagraph (i) of this Section.

    (d) Subject to the limitations of Paragraph 5(b), a Participant may elect to convert all or any portion of his Stock Account into interests in such Participant's Cash Account by filing with the EBPB an election form. If such an election is made, on the later of the date specified in the election form or the expiration of six months from the date of the election, such Participant's Cash Account shall be credited with an amount equal to the number of Stock Units being converted, multiplied by the Fair Market Value of one share of Common Stock on the date such amount is credited. Alternatively, an election to effect such a conversion may be filed with the EBPB during the period beginning on the third business day following the date of release of quarterly or annual financial results and ending on the twelfth business day following such date; provided that such an election is at least six months after the date of the previous transfer election by the Participant between the Stock Account and Cash Account.

  7.2 Cash Account. The Company shall maintain a Cash Account in the name of each Participant. Such Cash Account shall be maintained as follows:

    (a) The Company shall credit to Participant's Cash Account as of the same day on which the last Cash Compensation for the month would have been paid to said Participant an amount equal to the Deferred Cash Compensation elected by Participant to be credited to his Cash Account.

    (b) Participant's Cash Account shall be credited with interest monthly based on a rate of interest substantially equivalent to that applied on account balances in the Blended Interest Rate Fund in the Deferred Savings Plan or such other comparable fund as may be selected by the EBPB.

    (c) A Participant may elect to convert all or any portion of his Cash Account into interests in such Participant's Stock Account by filing with the EBPB an election form. If such an election is made, on the later of the date specified in the election or the expiration of six months from the date of such Participant's election, such Participant's Stock Account shall be credited with a number of Stock Units equal to the Cash Account amount to be converted, divided by the Fair Market Value of one share of Common Stock on such date. Alternatively, an election to effect such a conversion may be filed with the EBPB during the period beginning on the third business day following the date of release of quarterly or annual financial results and ending on the twelfth business day following such date; provided that such an election is at least six months after the date of the previous transfer election by the Participant between the Stock Account and Cash Account.

  8. Payment of Accounts.

    (a) The Total Amount Payable shall be payable at the election of the Participant within thirty (30) days after:

      (i) Participant ceases serving on the Board of Directors; or

      (ii) the later of:

        (A) the Participant's cessation of service on the Board of Directors or

        (B) the age elected by the Participant, provided such age is not greater than 72.

  Such election must be made before the applicable Cash Compensation is deferred and may not be changed with respect to Cash Compensation once it has been deferred. The Participant may defer commencement of distribution until January of the next calendar year after such event occurs. If the Participant has made no election, payments will commence within thirty (30) days after a Participant ceases to be a Director.

    (b) (i) The Total Amount Payable shall be paid to the Participant in a single sum or, if elected by the Participant, in annual installments up to a maximum of ten (10) years. Such election must be made before the applicable Cash Compensation is deferred and may not be changed with respect to Cash Compensation once it has been deferred.

    (ii) Payments in respect of the Stock Account shall be made in Common Stock and payments in respect of the Cash Account shall be made in cash. A Participant shall receive a number of shares of Common Stock equal to the number of Stock Units in his Stock Account.

    (iii) All annual installments shall, except for the final payment, be not less than $5,000. To the extent necessary, the number of annual installments may be reduced to ensure that annual installments are at least $5,000.

    (iv) The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10-year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

    (c) (i) If Participant dies while a Director or before all installments have been paid under Paragraph 8(b), payments shall be made to Participant's estate within 30 days after Participant's death.

    (ii) Payments made to Participant's estate will be made in a single sum.

    (d) As long as there is a balance in Participant's Cash Account, the balance shall be credited with interest pursuant to Paragraph 7.2(b). For any installment or other payment from the Cash Account, interest shall accrue up to the last day of the month prior to that payment to Participant or his estate. As long as there is a balance in Participant's Stock Account, the remaining balance shall be credited with dividend amounts pursuant to Paragraph 7.1(c).

    (e) The EBPB may determine, in its sole discretion, that the Total Amount Payable shall be paid to Participant or his estate in different amounts or at different times than provided under this Plan if, in the opinion of the EBPB, it would be necessary as the result of a personal emergency or hardship which results in a severe and immediate financial burden to the Participant, in which case payment shall be made only to the extent necessary to alleviate the Participant's hardship. Any determination by EBPB to change the amount or timing of a Participant's distribution shall not, however, result in the Participant receiving distributions in lesser amounts or over a longer period of time.

  9. Administration. The EBPB shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of EBPB are final and conclusive for all purposes.

  10. Miscellaneous.

    (a) If the person to receive payment is deemed by the EBPB or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such incompetent, or they may be made to such person or persons whom the EBPB believes are caring for or supporting the incompetent.

    (b) Nothing in this Plan shall confer any right on the Participant to continue as a Director.

    (c) The expenses of the administration hereunder shall be borne by the Company.

    (d) This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.

    (e) All payments from this Plan shall be made from the general assets of the Company. This Plan shall not require the Company to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participants shall have no greater right or status than as an unsecured general creditor of the Company with respect to any amounts owed to Participant hereunder.

    (f) The Plan shall be unfunded.

    (g) All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable, pledged or otherwise assignable in anticipation of payment thereof, or subject to attachment, alienation, garnishment, levy, execution or other legal or equitable process in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. The Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that arises out of the Company's obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

    (h) Participant's benefits under group life insurance, and other benefit plans as may be maintained by Company for Directors will be provided based on all Compensation to Participant.

    (i) This Plan is intended to be administered in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and therefore, the provisions (i) that require a Participant's election to be made at least six months before an amount is credited to a Participant's account or (ii) that require that at least six months elapse between elections to transfer between the Cash Account and the Stock Account shall cease to be effective when such provisions are no longer required by Rule 16b-3 or shall be deemed to be amended to conform to amendments adopted by the Securities and Exchange Commission to such Rule.

  11. Termination or Amendment.

    (a) The Board of Directors may, in its discretion, terminate or amend this Plan from time to time. In addition, the EBPB may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to the Company or significantly alter the benefit design or eligibility requirements of the Plan. No termination or amendment shall (without Participant's consent) alter: a) Participant's right to payments of amounts previously credited to Participant's Accounts, which amounts shall continue to earn interest or accumulate dividends as provided for herein as though termination or amendment had not been effected, or b) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment; provided, however, that no such consent may accelerate the Participant's payments. Notwithstanding the foregoing, if the Company is liquidated, the EBPB shall have the right to determine the Total Amount Payable under Paragraph 8 to Participant, and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time (not beyond the time provided for herein) as the EBPB determines to be just and equitable. Any determinations made pursuant to the preceding sentence shall be consistent as to all Participants.

    (b) Notwithstanding subparagraph (a) of this Section, this Plan is intended to be administered in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and therefore, material plan amendments will be required to be approved by shareowners to the extent shareowner approval is required as a condition to the exemption under Rule 16b-3.

  12. Parent Company. If a publicly held parent company of the Company (a "Parent") is created, the Parent by action of its Board of Directors may assume this Plan. In such event, all references to Company will be to the Parent and all references to the Board of Directors and Directors will be to the Board of Directors and the Directors of the Parent. All references to Common Stock will be deemed to be Common Stock of the Parent.

                                                                       EXHIBIT D
                              AMENDED AND RESTATED
                          INCENTIVE COMPENSATION PLAN

Section 1. Purpose of the Plan.

  The purpose of the Incentive Compensation Plan (the "Plan") is to provide a method whereby officers and other key employees of Pennsylvania Power & Light Company (the "Company") may be awarded additional remuneration for performance in meeting specific Company objectives in a form that increases their ownership interest in the Company and encourages them to remain in the employ of the Company.

Section 2. Definitions.

  The following definitions are applicable to the Plan:

    A. "Award" means, individually or collectively, Options or Restricted Stock granted hereunder.

    B. "Board" means the Board of Directors of the Company.

    C. "Code" means the Internal Revenue Code of 1986, as may be amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

    D. "Committee" means not less than three members of the Board who are not eligible to receive Awards, have been designated by the Board to act as the Committee and qualify as disinterested directors under the Securities Exchange Act of 1934.

    E. "Common Stock" means the Common Stock of the Company.

    F. "Date of Grant" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

    G. "Disability" or "Disabled" means the inability of the Participant to perform each and every duty pertaining to the Participant's regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

    H. "Early Retirement" means Retirement prior to the Normal Retirement
  Date.

    I. "Early Retirement Date" means the Early Retirement Date as that term is defined in the Company's retirement plan.

    J. "Eligible Employee" means any person employed by the Company, on a regularly scheduled basis during any portion of a period for which an Award is made and who satisfies all of the requirements of Section 6.

    K. "Fair Market Value" means the average of the high and low sale prices of the Common Stock in regular way New York Stock Exchange Composite Transactions on the day immediately preceding the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date immediately preceding the date as of which Fair Market Value is being determined, Fair Market Value shall be the average of the high and low sale prices of the Common Stock in regular way New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock is traded.

    L. "Incentive Stock Option" means an incentive stock option within the meaning of Section 422A of the Code.

    M. "Late Retirement Date" means the Late Retirement Date as that term is defined in the Company's retirement plan.

    N. "Normal Retirement Date" means the Normal Retirement Date as that term is defined in the Company's retirement plan.

    O. "Option" or "Stock Option" means either an Incentive Stock Option or a nonqualified stock option granted under Section 8.

    P. "Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section 8F.

    Q. "Participant" means an Eligible Employee who has been granted an Award under the Plan.

    R. "Plan" means the Pennsylvania Power & Light Company Incentive Compensation Plan.

    S. "Restricted Stock" means Common Stock awarded to a Participant under
  Section 7.

    T. "Restriction Period" means that period of time determined by the Committee pursuant to Section 7B that a Restricted Stock Award is subject to restriction.

    U. "Retirement" means retirement (whether on the Early Retirement Date, the Normal Retirement Date or the Late Retirement Date) pursuant to the Company's retirement plan or retirement under the Supplemental Executive Retirement Plan.

    V. "Retirement Date" means the Early Retirement Date, the Normal Retirement Date, or the Late Retirement Date of a Participant, as the case may be or the date Participant commences benefits under the Supplemental Executive Retirement Plan.

    W. "Termination" means resignation or discharge from employment with the Company except in the event of death, Disability or Retirement.

Section 3. Effective Date and Duration.

  Upon the approval of the Plan by the holders of a majority of the shares of 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock present (either in person or by proxy) at the 1987 Annual Meeting of shareowners, the Plan became effective on January 1, 1987. The Plan as amended and restated shall become effective on January 1, 1995 upon the approval of the amended and restated Plan by the holders of a majority of the shares of 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock present (either in person or by proxy) at the 1995 Annual Meeting of shareowners. Awards of Incentive Stock Options may be made under the Plan for a period of ten years after April 26, 1995. The Plan shall continue in effect until all matters relating to the payment of Awards and the administration of the Plan have been settled.

Section 4. Administration of the Plan.

  The Plan shall be administered by the Committee. The Committee shall have full power and authority to make Awards to Eligible Employees pursuant to the provisions of the Plan, to interpret the provisions of the Plan and to supervise the administration of the Plan.

  All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding upon all parties affected thereby.

Section 5. Grant of Awards and Limitation of Number of Shares Awarded.

  The Committee may, from time to time, grant Awards to one or more Eligible Employees, provided that: (i) subject to any adjustment pursuant to Section 10G, the aggregate number of shares of Common Stock subject to Awards (including Incentive Stock Options) may not exceed 100,000 shares annually;
(ii) to the extent that an Award lapses or is forfeited or the rights of the Participant to whom an Award was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iii) shares delivered by the Company under the Plan may be authorized and unissued Common Stock, Common Stock held in the treasury of the Company or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of the Awards, the Committee shall assess the performance of the Eligible Employees against criteria to be established by the Committee from time to time based on corporate performance, including shareowner and customer-related factors, and shall take into account the Participant's responsibility level, potential, cash compensation level and the Fair Market Value of the Common Stock at the time of Awards, as well as such other matters as the Committee deems appropriate.

Section 6. Eligibility.

  Officers and other key employees of the Company (including officers or employees who are members of the Board, but excluding directors who are not officers or employees) who, in the opinion of the Committee, are mainly responsible for the continued growth, development and financial success of the Company shall be eligible to be granted Awards under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Award. No officer or employee of the Company shall have any right to be granted an Award under the Plan.

Section 7. Restricted Stock.

  A. Grants of Restricted Stock. An Award of Restricted Stock shall be granted in the form of shares of Common Stock, restricted as provided in this Section
7. The Restricted Stock shall be issued without the payment of consideration by the Participant. The certificates for the Restricted Stock shall be issued in the name of the Participant to whom the Award is made, shall be retained by the Company on behalf of the Participant (together with a stock power endorsed in blank) and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the Restriction Period.

  The Committee may also impose such other restrictions and conditions on the Restricted Stock as it deems appropriate.

  Upon the issuance to the Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock and receive cash dividends distributable with respect to such Stock.

  Upon completion of the Restriction Period, all restrictions on the Award will expire and new certificates representing the Restricted Stock will be issued without the restrictive legend described in this Section 7. As a condition precedent to the receipt of new certificates, the Participant (or the Participant's designated beneficiary or personal representative) will agree to make payment to the Company in the amount of any Federal, state or local taxes, payable by the Participant, which are required to be withheld by the Company with respect to the Award.

  B. Restriction Period. At the time a Restricted Stock Award is granted, the Committee shall establish a Restriction Period applicable to such Award which shall be not less than three years and not more than ten years from the Date of Grant, subject to the provisions of Section 7C. Each Restricted Stock Award may have a different Restriction Period.

  Notwithstanding the other provisions of this Section 7: (i) in the event of a public tender offer for all or any portion of the Common Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the shareowners of the Company for a vote, the Committee in its sole discretion may change or eliminate the Restriction Period and; (ii) the Committee is authorized in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever the Committee may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate; provided, however, that no acceleration or removal of restrictions shall result in payout of stock to the Participant less than six months after the Date of Grant except pursuant to Section 7C below upon the termination, death, Disability or Retirement of the Participant.

  C. Forfeiture or Payout of Award. Restricted Stock Awards are subject to forfeiture or payout (i.e., removal of restrictions) as follows:

    (i) Termination -- the Restricted Stock Award will be completely forfeited.

    (ii) Retirement -- payout of the Restricted Stock Award will be prorated for service during the restriction period.

    (iii) Early Retirement -- payout of the Restricted Stock Award will be prorated for service during the restriction period.

    (iv) Disability -- payout of the Restricted Stock Award will be prorated as if the Participant had maintained active employment until the Normal Retirement Date.

    (v) Death -- payout of the Restricted Stock Award will be prorated as if the Participant had maintained active employment until the Normal Retirement Date.

  In any instance where payout of a Restricted Stock Award is to be prorated, the Committee may choose to provide the Participant (or the Participant's estate) with the entire Award rather than the prorated portion thereof.

  Any Restricted Stock which is forfeited will be transferred to the Company.

  D. Section 83(b) Election. As a condition of receiving Restricted Stock, a Participant shall agree in writing to notify the Company within 30 days of the Date of Grant whether or not the Participant has made an election under Section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

Section 8. Stock Options.

  A. Grant of Option. One or more Options may be granted to any Eligible
Employee.

  B. Notification of the Grant of an Option. Each Option granted under the Plan shall be evidenced by a Notification of the Grant of an Option ("Notification"). The Notification shall contain such provisions determined by the Committee, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422A of the Code; provided, however, that each Notification must include the following terms and conditions: (i) that the Options are exercisable either in whole or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any share of Common Stock, upon the first to occur of (a) the Participant's purchase of the Common Stock to which the Option relates; or
(b) the lapse of the Option; (iv) Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative; and (v) notwithstanding any other provision, in the event of a public tender for all or any portion of the Common Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the shareowners of the Company for a vote, the Committee, in its sole discretion, may declare any previously granted Option to be immediately exercisable.

  C. Exercise of an Option. A Participant shall exercise an Option by executing and delivering to the Company an "Election to Exercise an Option." The Election to Exercise an Option shall be in such form and shall contain such provisions consistent with the terms of this Plan and the Notification with respect to such Option as determined by the Committee, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422A of the Code.

  D. Option Price. The Option price per share of Common Stock shall be set forth in the Notification, but shall not be less than 100% of the Fair Market Value as of the Date of Grant.

  E. Form of Payment. At the time of the exercise of the Option, the Option price shall be payable in cash in United States dollars or in other shares of Common Stock or in a combination of cash and other shares of Common Stock. When Common Stock is used in full or partial payment of the Option price, it shall be valued at the Fair Market Value as of the date the Option is exercised.

  F. Other Terms and Conditions. The Option shall become exercisable in such manner and within such Option Period or Periods, not to exceed ten years from its Date of Grant, as set forth in the Notification upon payment in full. Except as otherwise provided in this Plan or in the Notification, any Option may be exercised in whole or in part at any time more than six months after the Date of Grant.

  G. Lapse of Option. An Option will lapse upon the first to occur of any of the following circumstances: (i) ten years from the Date of Grant; (ii) on the 90th day following the Participant's Retirement Date; (iii) at the time of a Participant's Termination; or (iv) at the expiration of the Option Period set forth in the Notification. However, if the Participant dies within the Option Period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option Period or one year from the date of the Participant's death, whichever is earlier, by the Participant's legal representative or representatives or by the person or persons entitled to do so under the Participant's will or, if the Participant shall fail to make testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.

  H. Rights as a Shareowner. A Participant or a transferee of a Participant shall have no rights as a shareowner with respect to any shares of Common Stock covered by an Option until the date of the issuance of a certificate for such shares of Common Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10G.

  I. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the exchange of outstanding Options (to the extent not theretofore exercised) for the granting of new Options in substitution therefor. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Participant, alter or adversely affect the rights or obligations of a Participant under any Option theretofore granted under the Plan.

  J. Early Disposition of Common Stock. If a Participant shall dispose of any shares of Common Stock purchased pursuant to an Incentive Stock Option within one year from the date the shares were acquired or within two years from the Date of Grant of the Option under which such shares of Common Stock were purchased, then, to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall within ten days of such disposition notify the Company of the dates of acquisition and disposition of such shares of Common Stock, the number of shares so disposed and the consideration, if any, received therefor.

  K. Individual Dollar Limitations. In the case of an Incentive Stock Option, the aggregate fair market value (determined at the time such Option is granted) of the Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by an Eligible Employee during any calendar year (whether under this Plan or another plan or arrangement of the Company or any of its subsidiaries) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of exercise).

  L. No Obligation to Exercise Option. The granting of an Option shall impose no obligation on the Participant to exercise such Option.

Section 9. Amendment of the Plan.

  The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except: (i) no such action may be taken without shareowner approval which materially increases the benefits accruing to Participants pursuant to the Plan, increases the number of shares of Common Stock which may be issued pursuant to the Plan (except as provided in Section
10G) or materially modifies the requirements as to eligibility for participation in the Plan; and (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

Section 10. Miscellaneous Provisions.

  A. Nontransferability. No benefit provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Participant entitled to receive the same or to the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of the Plan) shall constitute payment to that Participant (or such person). The Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that arises out of the Company's obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

  B. No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of the Company.

  C. Tax Withholding. Participants may be required to pay to the Company the amount of any Federal, state or local taxes which the Company is required to withhold with respect to an Award. At the request of a Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld by the Company and paid over to the governmental entity entitled to receive the same. The Committee, in its sole discretion, may permit a Participant to satisfy all or part of such Participant's withholding tax obligation incident to the vesting of Restricted Stock by having the Company withhold a portion of the shares of Restricted Stock that otherwise would be issued to the Participant. Such shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by the rules of the Securities and Exchange Commission.

  D. Government and Other Regulations. The obligation of the Company to make payment of Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

  E. Indemnification. Each person who is or at any time serves as a member of the Board or the Committee shall be indemnified and held harmless by the Company against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bylaws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

  F. Reliance on Reports. Each member of the Board and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, the Company and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

  G. Changes in Capital Structure. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made in the shares of Restricted Stock theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

  H. Company Successors. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of the Company under this Plan.

  I. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the principles of conflict of laws.

  J. Relationship to Other Benefits. The value of Awards hereunder and dividends paid on the Common Stock during the Restriction Period, will be considered earnings for purposes of the Company's Supplemental Executive Retirement Plan and Executive Retirement Security Plan to the extent provided for therein. Otherwise, Awards under the Plan shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of the Company except as may be required by Federal tax law and regulation or to meet other applicable legal requirements.

  K. Expenses. The expenses of administering the Plan shall be borne by the Company.

  L. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

  M. Compliance with Rule 16b-3. With respect to Participants subject to
Section 16 of the Securities Exchange Act of 1934, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee involving such a Participant is deemed not to comply with an applicable condition of Rule 16b-3, it shall be null and void to the extent permitted by law and deemed advisable by the Committee.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the toll-free number listed below, or write to:

                            George I. Kline, Manager
                          Investor Services Department
                       Pennsylvania Power & Light Company
                             Two North Ninth Street
                              Allentown, PA 18101

                      Toll-Free Phone Number: 800-345-3085

                         ----------------------------

      PP&L files a Form 10-K Report annually with the Securities and Exchange Commission. The Form 10-K Report for 1994 is available without charge by writing to PP&L's Investor Services Department at the address printed above, or by calling the toll-free number.


      WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AS SOON AS POSSIBLE. AN
    ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS INCLUDED FOR YOUR CONVENIENCE.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 7.01 of the By-laws of the registrant reads as follows:

  "Section 7.01. Indemnification of Directors and Officers.

    (a) RIGHT TO INDEMNIFICATION. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, "expense" shall include fees and expenses of counsel selected by such persons; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

    (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

    (c) INSURANCE AND FUNDING. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

    (d) NON-EXCLUSIVITY; NATURE AND EXTENT OF RIGHTS. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders or directors or otherwise,
  (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

  Directors and officers of the registrant may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

  The registrant presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, commences on page II-4.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALLENTOWN, COMMONWEALTH OF PENNSYLVANIA, ON THE 3RD DAY OF MARCH, 1995.

                                     PP&L RESOURCES, INC.
                                     (Registrant)

                                                 /s/ William F. Hecht
                                     By _______________________________________
                                         WILLIAM F. HECHT, CHAIRMAN,
                                        PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON THE 3RD DAY OF MARCH, 1995.

            SIGNATURE                                 TITLE

      /s/ William F. Hecht                      Principal
- ---------------------------------               Executive Officer
   WILLIAM F. HECHT, CHAIRMAN                   and Director
  PRESIDENT AND CHIEF EXECUTIVE
             OFFICER

       /s/ Ronald E. Hill                       Principal
- ---------------------------------               Financial and
   RONALD E. HILL, SENIOR VICE                  Accounting
 PRESIDENT--FINANCIAL, TREASURER                Officer
          AND SECRETARY

        /s/ Frank A. Long                       Director
- ---------------------------------
  FRANK A. LONG EXECUTIVE VICE
            PRESIDENT

                                 EXHIBIT INDEX

 EXHIBIT NO.                                            METHOD OF FILING    PAGE
 -----------                                            ----------------    ----
     2.1     Agreement and Plan of Exchange.......   Included as Exhibit A
                                                     to the Proxy Statement
                                                     and Prospectus
     3.1     Articles of Incorporation of PP&L       Included as Exhibit B
              Resources, Inc......................   to the Proxy
                                                     Statement and
                                                     Prospectus
     3.2     By-Laws of PP&L Resources, Inc.......   Filed herewith
     5.1     Opinion of Michael A. McGrail, Esq. .   Filed herewith
     5.2     Opinion of Simpson Thacher &
              Bartlett............................   Filed herewith
     8.1     Opinion of Michael A. McGrail, Esq. .   See Exhibit 5.1
     8.2     Opinion of Reid & Priest LLP.........   Filed herewith
     8.3     Opinion of Ballard Spahr Andrews &
              Ingersoll...........................   Filed herewith
    10.1     Agreement and Plan of Exchange.......   See Exhibit 2.1
    23.1     Consent of Counsel...................   See Exhibits 5.1,
                                                     5.2, 8.2 and 8.3
    23.2     Consent of Deloitte & Touche LLP.....   Filed herewith
    24.1     Power of Attorney....................   Filed herewith
    99.1     Form of Proxy and Related Proxy
              Materials...........................   Filed herewith